EXHIBIT 10.2

DEAL CUSIP NUMBER:

REVOLVER CUSIP NUMBER:

CREDIT AGREEMENT

dated as of

AUGUST 29, 2014

Among

NN, INC.,

as U.S. Borrower,

NN NETHERLANDS B.V.,

as the Dutch Borrower,

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as an LC Issuer, Swing Line Lender, as the Administrative Agent,

as the Joint Lead Arranger and the Joint Bookrunner,

and

BANK OF AMERICA, N.A.,

as the Joint Lead Arranger and the Joint Bookrunner,

as the Syndication Agent and as the Foreign Collateral Agent

$100,000,000.00 Senior Secured Credit Facility

-i-

(continued)

(continued)

(continued)

(continued)

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EXHIBITS

Exhibit A-1A	Form of U.S. Revolving Facility Note
Exhibit A-1B	Form of Dutch Revolving Facility Note
Exhibit A-2	Form of U.S. Swing Line Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	U.S. Guaranty
Exhibit C-2	Reserved
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H-1	Form of Borrowing Base Certificate
Exhibit H-2	Form of Opening Day Availability Certificate
Exhibit I	Form of U.S. Security Agreement
Exhibit J	Form of Collateral Assignment of Merger Documents
Exhibit K	Form of Intercompany Subordination Agreement
Exhibit L-1	Form of U.S. Tax Compliance Certificate
Exhibit L-2	Form of U.S. Tax Compliance Certificate
Exhibit L-3	Form of U.S. Tax Compliance Certificate
Exhibit L-4	Form of U.S. Tax Compliance Certificate

This CREDIT AGREEMENT is entered into as of August 29, 2014 among the following: (i) NN, INC., a Delaware corporation (the “Company”); (ii) NN Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands; (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iv) KEYBANK NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”), the Domestic Swing Line Lender (as hereinafter defined), the U.S. LC Issuer (as hereinafter defined) and a joint lead arranger and joint bookrunner (in such capacity, a “Joint Arranger”); (v) BANK OF AMERICA, N.A. as the syndication agent (the “Syndication Agent”), as a joint lead arranger and joint bookrunner (in such capacity, a “Joint Arranger” and together with the other Joint Arranger, the “Arrangers”), as the foreign collateral agent (the “Foreign Collateral Agent”), the Dutch Swing Line Lender (as hereinafter defined) and the Dutch LC Issuer (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) The Company has requested that the Lenders, the Swing Line Lenders (as hereinafter defined) and the LC Issuers (as hereinafter defined) extend credit to the Borrowers (as hereinafter defined) to (a) finance the ongoing working capital requirements of the Borrowers and (b) provide funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

(2) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lenders and the LC Issuers are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Account” has the meaning set forth in the Security Documents.

“Account Debtor” means any Person who is obligated under an Account, Chattel Paper or General Intangible.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or (c) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Adjusted LIBOR Rate” means with respect to each Interest Period for (a) a LIBOR Loan denominated in Dollars, (i) the rate per annum equal to the London Interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the

Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, (ii) divided (and rounded to the nearest 1/16th of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) and (b) a LIBOR Loan denominated in any other currency, the rate per annum equal to the London Interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Foreign Collateral Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency with a maturity comparable to such Interest Period; provided, however, that if the rate referred to in clauses (a)(i) and (b) above is not available at any such time for any reason, then the rate referred to in clauses (a)(i) and (b) above shall instead be the interest rate per annum, as determined by the Administrative Agent and solely with respect to Dutch Loans, the Foreign Collateral Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in the relevant current in an amount equal to the amount of such LIBOR Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (b) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Company or any of its Subsidiaries.

“Agent Advances” has the meaning provided in Section 9.13.

“Agent Fee Letters” means, collectively, (a) the letter agreement, dated July 18, 2014, among the Company, the Administrative Agent and the Arrangers, (b) the letter agreement, dated July 18, 2014, between the Company and the Administrative Agent and (c) the letter agreement, dated July 18, 2014, between the Company, the Foreign Collateral Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Aggregate Borrowing Base” means, at any time, the sum of the Dutch Borrowing Base and the U.S. Borrowing Base.

“Aggregate Credit Facility Exposure” means, at any time, the sum of the Aggregate Dutch Credit Facility Exposure and the Aggregate U.S. Credit Facility Exposure.

“Aggregate Dutch Credit Facility Exposure” means, at any time, the aggregate Dutch Credit Facility Exposure of all Dutch Lenders.

“Aggregate Liquidity Threshold” means, at any time, the greater of (a) $8,000,000 and (b) the lesser of (i) 10.0% of the then Aggregate Borrowing Base and (ii) 10.0% of the then Total Credit Facility Amount.

“Aggregate U.S. Credit Facility Exposure” means, at any time, the aggregate U.S. Credit Facility Exposure of all U.S. Lenders.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means:

(a) On the Closing Date and thereafter until the first day of the month after receipt by the Administrative Agent of the Borrowing Base Certificate with respect to the third full month following the Closing Date, the Applicable Commitment Fee Rate shall be 37.5 basis points.

(b) Commencing on the first day of the month after receipt by the Administrative Agent of the Borrowing Base Certificate with respect to the third full month following the Closing Date and thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on Commitment Usage:

Commitment Usage (% of Total Credit Facility Amount)	Applicable Commitment Fee Rate
Greater than or equal to 50% of the Total Credit Facility Amount	25.0 bps
Less than 50% of the Total Credit Facility Amount	37.5 bps

(c) The Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Commitment Usage. Each change in the Applicable Commitment Fee Rate resulting from a change in the Commitment Usage shall become effective on the first day of the next fiscal quarter of the Company and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing provisions, during any period when (i) the Borrowers have failed to timely deliver their Borrowing Base Certificates in accordance with Section 6.01, or (ii) an Event of Default has occurred and is continuing, the Applicable Commitment Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of Commitment Usage at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

“Applicable Dutch Credit Party” means the Dutch Borrower or any Foreign Subsidiary organized and existing or subsisting under the laws of the Netherlands which has executed a Guaranty in respect of the Dutch Obligations.

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for LIBOR Loans and for Dutch Base Loans and Domestic Base Rate Loans.

“Applicable Revolving Loan Margin” means:

(a) On the Closing Date and thereafter until the first day of the month after receipt by the Administrative Agent of the Borrowing Base Certificate with respect to the third full month following the Closing Date, the Applicable Revolving Loan Margin shall be (i) 175.0 basis points for Loans that are LIBOR Loans, (ii) 75.0 basis points for Loans that are Domestic Base Rate Loans and (iii) 175.0 basis points for Loans that are Dutch Base Rate Loans.

(b) Commencing on the first day of the month after receipt by the Administrative Agent of the Borrowing Base Certificate with respect to the third full month following the Closing Date and thereafter, the Administrative Agent shall determine the Applicable Revolving Loan Margin in accordance with the following matrix, based on Average Daily Availability:

Average Daily Availability (% of Total Credit Facility Amount)	Applicable Revolving Loan Margin for Domestic Base Rate Loans	Applicable Revolving Loan Margin for Dutch Base Rate Loans	Applicable Revolving Loan Margin for LIBOR Loans
Greater than or equal to 66.7% of Total Credit Facility Amount	50.0 bps	150.0 bps	150.0 bps
Less than 66.7% but greater than or equal to 33.3% of Total Credit Facility Amount	75.0 bps	175.0 bps	175.0 bps
Less than 33.3% of Total Credit Facility Amount	100.0 bps	200.0 bps	200.0 bps

(c) The Applicable Revolving Loan Margin shall be determined as of the end of each fiscal quarter of the Company based upon the Average Daily Availability. Each change in the Applicable Revolving Loan Margin resulting from a change in the Average Daily Availability shall become effective on the first Business Day of the next fiscal quarter of the Company and ending immediately preceding the effective date of the next such change. Notwithstanding the foregoing provisions, during any period when (i) the Borrowers have failed to timely deliver their Borrowing Base Certificates in accordance with Section 6.01(e), or (ii) an Event of Default has occurred and is continuing, the Applicable Revolving Loan Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of Average Daily Availability at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

“Appraisal” means a net orderly liquidation value (NOLV) appraisal of each Credit Party’s Inventory using valuation methodology and other criteria acceptable to the Administrative Agent and, solely with respect to the Inventory of the Dutch Credit Parties, the Foreign Collateral Agent, which shall have been prepared by an independent appraiser acceptable to the Administrative Agent and, solely with respect to the Inventory of the Dutch Credit Parties, the Foreign Collateral Agent.

“Applicable SKF Concentration Limit” means, as at any time with respect to determining whether Accounts of SKF AB shall be Eligible Accounts to be included in the Dutch Borrowing Base or the U.S. Borrowing Base, the “Dutch Concentration Limit” with respect to such Accounts to be included in the Dutch Borrowing Base and the “U.S. Concentration Limit” with respect to such Accounts to be included in the U.S. Borrowing Base, as set forth in the following grid:

S&P Rating	Moody’s Rating	Dutch Concentration Limit	U.S. Concentration Limit

BBB or better	Baa2 or better	Up to 75%	Up to 50%

BBB- to BB-	Baa3 to Ba3	Up to 50%	Up to 35%

B+ or worse	B1 or worse	Up to 25%	Up to 25%

“Approved Bank” has the meaning provided in subpart (b) of the definition of “Cash Equivalents.”

“Approved Electronic Communication System” means the StuckyNet System or any other equivalent electronic service, whether owned, operated or hosted by: (a) the Administrative Agent, any affiliate of the Administrative Agent, (b) the Foreign Collateral Agent, any affiliate of the Foreign Collateral Agent, or (c) any other Person.

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender or an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages such Lender. With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Arrangers” has the meaning provided in the first paragraph of this Agreement.

“Asset Sale” means, the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means, collectively, the Company Audited Financial Statements and the Target Audited Financial Statements.

“Authorized Officer” means, with respect to (a) any U.S. Credit Party, any of the following officers: the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer, the Assistant Treasurer or the Controller, or such other Person as is authorized in writing to act on behalf of such Person and is acceptable to the Administrative Agent and (b) any Dutch Credit Party, any Person authorized in writing to act on behalf of such Dutch Credit Party that is acceptable to the Administrative Agent and the Foreign Collateral Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the then Total Credit Facility Amount and (ii) the then Aggregate Borrowing Base minus (b) the then Aggregate Credit Facility Exposure.

“Average Daily Availability” means, at any time, the sum of the Dutch Average Daily Availability and the U.S. Average Daily Availability.

“Banking Services Agreements” means Dutch Banking Services Agreements and U.S. Banking Services Agreements.

“Banking Services Obligations” means the Dutch Banking Services Obligations and the U.S. Banking Services Obligations.

“Banking Services Providers” means Dutch Banking Services Providers and U.S. Banking Services Providers.

“Banking Services Reserves” means the Dutch Banking Services Reserves and the U.S. Banking Services Reserves.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means the Domestic Base Rate or the Dutch Base Rate, as applicable.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditors” means, with respect to the Company Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Foreign Collateral Agent, the Lenders, each LC Issuer and the Swing Line Lenders and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

“Borrowers” means the Dutch Borrower and the U.S. Borrower and “Borrower” means any of them, as the context may require.

“Borrowing” means a Revolving Borrowing or the incurrence of a Swing Loan.

“Borrowing Base Certificate” means (a) for purposes of the Closing Date delivery required hereunder, a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrowers, in substantially the form of Exhibit H-1, and otherwise acceptable to the Administrative Agent, in its Permitted Discretion and (b) from and after the Closing Date, an electronic report of the Aggregate Borrowing Base, the Dutch Borrowing Base and the U.S. Borrowing Base in form and substance acceptable to the Administrative Agent, in its Permitted Discretion, and, solely with respect to the Dutch Borrowing Base, the Foreign Collateral Agent, in its Permitted Discretion, to be submitted to the Administrative Agent and the Foreign Collateral Agent via an Approved Electronic Communication System.

“Business Day” means (a) any day other than Saturday, Sunday or any other day on which commercial banks in New York City or Cleveland, Ohio are authorized or required by law to close, (b) with respect to any matters relating to LIBOR Loans, any day other than a day on which banks are not open for the transaction of banking business in London, England, and (c) with respect to any matters relating to Dutch Revolving Loans and the issuance of Dutch Letters of Credit, any day other than a day (i) on which banks are not open for banking business in London, England and Amsterdam, the Netherlands and (ii) in respect of any such Dutch Revolving Loan denominated in Euros, any day that is not a TARGET Day.

“CAM” means the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and other extensions of credit and collections thereunder established under Article XII.

“CAM Exchange” means the exchange of the Lender’s interests provided for in Article XII.

“CAM Exchange Date” means the first date on which there shall occur (i) any event referred to in Section 8.01(i)(i) or (ii) an acceleration of Loans pursuant to Article VIII.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (i) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the date of the initial issuance dates for such Loans) of the Obligations in respect of Loans owed to such Lender (whether or not at the time due and payable) immediately prior to the occurrence of the CAM Exchange Date, and (ii) the denominator shall be the aggregate Dollar Equivalent (as so determined) of Obligations in respect of Loans owed to all the Lenders (whether or not at the time due and payable).

“Capital Distribution” means a payment made, liability incurred or other consideration given by the Company or any of its Subsidiaries, for the purchase, acquisition, redemption, repurchase, payment, defeasance, cancellation, termination or retirement of any capital stock or other Equity Interest of the Company or such Subsidiary, as applicable, or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in its common capital stock or other common Equity Interests) in respect of the Company’s or such Subsidiary’s (as the case may be) capital stock or other Equity Interest.

“Capital Expenditures” means, with respect to any specified Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including amounts expended or capitalized under Capital Leases) by such Person and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, (a) to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent or the Foreign Collateral Agent, as applicable, and under the sole dominion and control of the Administrative Agent or the Foreign Collateral Agent, as applicable, including, without limitation, any LC Collateral Account, or (b) to pledge and deposit with or deliver to the Administrative Agent or the Foreign Collateral Agent, as applicable, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Outstandings or obligations of Lenders to fund participations in respect of LC Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support; in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent or the Foreign Collateral Agent, as applicable, and each applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dividend” means a Capital Distribution by a Person payable in cash to the holders of Equity Interests of such Person with respect to any class or series of Equity Interest of such Person.

“Cash Equivalents” means any of the following:

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any Lender, (ii) any commercial bank of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (iii) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(c) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

(d) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (a) above;

(e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above;

(f) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(g) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(h) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (g).

“Cash Proceeds” means, with respect to (a) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrowers or any Subsidiary from such Asset Sale, (b) any Extraordinary Receipt, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Extraordinary Receipt and (c) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the Borrowers or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.

“Cash Proceeds From ABL Extraordinary Receipts” has the meaning provided in Section 2.13(b)(ix).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Control” means:

(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Company;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) the Company shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of each other Credit Party; or

(d) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement or the Term Loan Documents.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 11.23.

“Chattel Paper” has the meaning set forth in the Security Documents.

“CIP Regulations” has the meaning provided in Section 9.07.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means August 29, 2014.

“Closing Date Equity Contribution” means the issuance of common equity interests in the Company to certain shareholders of the Target reasonably satisfactory to the Administrative Agent in an aggregate amount not less than $25,000,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means the “Collateral” as defined in the Security Documents, together with any other collateral (whether Real Property or personal property) covered by any Security Document.

“Collateral Access Agreement” means a landlord’s waiver, mortgagee’s waiver or bailee’s waiver, or other agreement each in form and substance satisfactory to the Administrative Agent in the case of Collateral of the U.S. Credit Parties or the Foreign Collateral Agent in the case of Collateral of the Dutch Credit Parties between the Administrative Agent or the Foreign Collateral Agent, as applicable, and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of or mortgagee with respect to any real property where any Collateral is located, and providing, among other things, for waiver of Lien, certain notices and opportunity to cure and access to Collateral, delivered by a Credit Party in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Collateral Assignment of Merger Documents” means a Collateral Assignment of Merger Documents, substantially in the form of Exhibit J, pursuant to which the Company and the Merger Sub, among other things, collaterally assigns its rights and benefits under the Target Acquisition Documentation to the Administrative Agent.

“Collateral Reports” means the Appraisals and the Field Examinations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment Fees” means the Dutch Commitment Fees and the U.S. Commitment Fees.

“Commitment Usage” means, as of the end of any period, the average of the Aggregate Credit Facility Exposure for each of the days of such period, as determined with reference to the daily Revolving Borrowings and LC Outstandings for such period.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodities Hedge Agreement” means a commodities contract purchased by the Company or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Company and its Subsidiaries.

“Communications” has the meaning provided in Section 9.16(a).

“Company Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries (but not including the Target and its Subsidiaries) for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Company Guaranteed Obligations” has the meaning provided in Section 10.01.

“Company Interim Financial Statements” has the meaning provided in Section 4.01(m).

“Compliance Certificate” has the meaning provided in Section 6.01(d).

“Conditions to Regular Borrowing Base” means the conditions precedent set forth in Sections 4.01, 4.02 and 4.03 and the following:

(a) (i) the establishment and maintenance by the Company and the U.S. Credit Parties of lockbox, cash collateral accounts, controlled disbursement and collection accounts, (ii) the establishment of a subscription to the Administrative Agent’s financial reporting system and (iii) the establishment of all necessary operating and collection accounts with the Administrative Agent or such other Lender as may be acceptable to the Administrative Agent in its Permitted Discretion;

(b) the receipt by the Administrative Agent of all Control Agreements deemed necessary by the Administrative Agent in its Permitted Discretion;

(c) (i) the establishment and maintenance by the Dutch Borrower and the Dutch Guarantors of cash collateral accounts, controlled disbursement and collection accounts, (ii) the establishment of a subscription to the Foreign Collateral Agent’s financial reporting system and (iii) the establishment of all necessary operating and collection accounts with the Foreign Collateral Agent or such other Lender as may be acceptable to the Foreign Collateral Agent in its Permitted Discretion;

(d) the receipt by the Foreign Collateral Agent of all Control Agreements deemed necessary by the Foreign Collateral Agent in its Permitted Discretion;

(e) the Administrative Agent and, solely with respect to the Collateral of the Dutch Credit Parties, the Foreign Collateral Agent shall have received, reviewed and be satisfied with the Collateral Reports;

(f) the Administrative Agent and, solely with respect to the accounting and cash management systems of the Dutch Credit Parties, the Foreign Collateral Agent shall be satisfied with the accounting and cash management systems of each Credit Party;

(g) the Administrative Agent shall complete customer and supplier due diligence satisfactory to the Administrative Agent; and

(h) the Administrative Agent and, solely as they relate to the Dutch Credit Parties, the Foreign Collateral Agent shall have received the Insurance Endorsements.

Notwithstanding the foregoing, the Administrative Agent may require additional conditions in its Permitted Discretion prior to the effectiveness of each Regular Borrowing Base and the initial Credit Event with respect thereto.

“Confidential Information” has the meaning provided in Section 11.15(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures made by the Company and its Subsidiaries for such period, as determined on a consolidated basis and in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Company and its Subsidiaries for such period, as determined on a consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any period, as determined on a consolidated basis, Consolidated Net Earnings for such period, plus (a) without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of: (i) Consolidated Interest Expense,

(ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) actual non-recurring non-cash restructuring charges to the extent such amounts together do not exceed $10,000,000 in the aggregate over all periods, (v) foreign exchange losses as reported in “Other Income” according to GAAP and the negative impact to Consolidated EBITDA resulting from converting foreign currency-based income to Dollar-based income to the extent such amounts together exceed $10,000,000 for such period, (vi) synergies, cost savings and other pro forma adjustments to actual historical Consolidated EBITDA in connection with the Merger or any Acquisition permitted pursuant to Section 7.03(b) to the extent realized within 12 months of the Merger or such Acquisition, as applicable; provided that such synergies, cost savings and other adjustments are (A) directly attributable to the Merger or such Acquisition, (B) factually supportable, (C) reasonably identifiable, (D) expected to have a continuing impact on the Company and its Subsidiaries and (E) consistent with Regulation S-X of the United States Securities and Exchange Commission and (vii) to the extent deducted in calculating Consolidated Net Earnings for such period, Transaction Costs minus (b) without duplication, the aggregate amounts included in determining such Consolidated Net Earnings in respect of: (i) unusual non-cash gains not incurred in the ordinary course of business and (ii) foreign exchange gains as reported in Other Income according to GAAP and the positive impact to Consolidated EBITDA resulting from converting foreign currency-based income to Dollar-based income to the extent such amounts together exceed $10,000,000 for such period. For purposes of this Agreement, Consolidated EBITDA shall be adjusted pursuant to Section 1.06. Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated EBITDA for each of the fiscal quarters ended September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014 shall be deemed to equal $23,519,000, $22,851,000, $25,024,000 and $27,654,000, respectively.

“Consolidated Fixed Charges” means, for any period, as determined on a consolidated basis and in accordance with GAAP, the sum (without duplication) of (a) Consolidated Interest Expense actually paid in cash for such period, plus (b) the current portion of long term liabilities (which, for the avoidance of doubt, shall not include the current portion of any Revolving Loans or Swing Loans), plus (c) the current portion of Capitalized Lease Obligations of the Company or any of its Subsidiaries, plus (d) prepayments of Indebtedness of the Company or any of its Subsidiaries utilizing funds other than proceeds of issuances of Equity Interests during such period; provided that this clause (d) shall only apply for purposes of calculating the Fixed Charge Coverage Ratio in Section 7.06.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Company and its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, as determined on a consolidated basis and in accordance with GAAP; provided that Consolidated Net Earnings shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Earnings, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated

Net Earnings up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso).

“Continue,” “Continuation” and “Continued” each refers to a continuation of a LIBOR Loan for an additional Interest Period as provided in Section 2.10.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreements” has the meaning set forth in the Security Agreements.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Corresponding Obligations” means the Dutch Obligations as they may exist from time to time, other than the Parallel Debts.

“Covenant Threshold (Other)” means, at any time, the greater of (a) $12,500,000 and (b) the lesser of (i) 15.0% of the then Aggregate Borrowing Base and (ii) 15.0% of the then Total Credit Facility Amount.

“Covenant Threshold (RP)” means, at any time, the greater of (a) $12,500,000 and (b) the lesser of (i) 17.5% of the then Aggregate Borrowing Base and (ii) 17.5% of the then Total Credit Facility Amount.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facilities” means, collectively, the Dutch Credit Facility and the U.S. Credit Facility and “Credit Facility” means any of them.

“Credit Facility Exposure” means, with respect to any Lender at any time, the sum of its Dutch Credit Facility Exposure and U.S. Credit Facility Exposure.

“Credit Parties” means, collectively, the Dutch Credit Parties and the U.S. Credit Parties and “Credit Party” means any of them.

“Creditor Representative” means under any applicable law, a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary.

“CRR” means the Council Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, (a) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a) and (b) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Foreign Collateral Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Loans, Agent Advances or Overadvances) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Foreign Collateral Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrowers, each LC Issuer, each Swing Line Lender and each Lender.

“Deposit Account” has the meaning set forth in the Security Documents.

“Designated Hedge Agreement” means any Hedge Agreement to which the Company or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Company’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the applicable Guaranty and the applicable Security Documents to the extent the applicable Guaranty and such applicable Security Documents provide guarantees or security for creditors of the Company or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Document” has the meaning set forth in the Security Documents.

“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in U.S. Dollars, such amount, and (ii) with respect to any amount denominated in Euro, the equivalent amount thereof in U.S. Dollars as determined by the Foreign Collateral Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Euro.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (a) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (b) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (c) the Adjusted LIBOR Rate for a one-month Interest Period on such day plus 1.00%.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“Dutch Agent Advance Exposure” means, at any time, the aggregate principal amount of all Agent Advances made by the Foreign Collateral Agent outstanding. The Dutch Agent Advance Exposure of any Dutch Lender at any time shall be its Dutch Revolving Facility Percentage of the aggregate Dutch Agent Advance Exposure.

“Dutch Availability” means, at any time, an amount equal to (a) the lesser of (i) the Total Dutch Credit Facility Amount and (ii) the Dutch Borrowing Base minus (b) the Aggregate Dutch Credit Facility Exposure. Notwithstanding the foregoing, until the conditions precedent to initial Dutch Borrowings and initial Dutch LC Issuances set forth in Section 4.03 are satisfied, the Dutch Availability shall be deemed to be zero.

“Dutch Average Daily Availability” means, as of the end of any period, the average of the Dutch Availability for each of the Business Days of such period, as determined with reference to the Borrowing Base Certificates applicable to such period and the daily Dutch Revolving Borrowings and Dutch LC Outstandings for such period.

“Dutch Banking Services Agreements” means commercial credit cards (including, without limitation, credit or debit cards for commercial customers and purchasing cards), stored value cards, or treasury and cash management services (including controlled disbursement, automated clearinghouse transactions, return items, e-payables, overdrafts, netting and interstate depository network services) provided by any Dutch Lender (or any of its Affiliates) (a “Dutch Banking Service Provider”) to any Dutch Credit Party.

“Dutch Banking Services Obligations” means all obligations of the Dutch Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of Dutch Banking Services Agreements.

“Dutch Banking Services Reserves” means all reserves which the Foreign Collateral Agent from time to time establishes in its Permitted Discretion in respect of Dutch Banking Service Obligations.

“Dutch Base Rate” means, for any day, with respect to Dollars funded outside of the United States and with respect to Euros, a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced from time to time by Bank of America, N.A. as its “base rate” with respect to such currency. Any change in such rate shall take effect at the opening of business on the day of such change.

“Dutch Borrower” means NN Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aanspakelijkheid) incorporated under the laws of the Netherlands.

“Dutch Borrowing Base” means (a) from the Closing Date to the earlier to occur of (i) 65 days after the Closing Date and (ii) the date on which the Conditions to Regular Borrowing Base are satisfied, the Temporary Dutch Borrowing Base and (b) from and after the date on which the Conditions to Regular Borrowing Base are satisfied, the Regular Dutch Borrowing Base. For the avoidance of doubt, the Foreign Collateral Agent may begin inputting into its systems Dutch Collateral Information as such Dutch Collateral Information becomes available to the Foreign Collateral Agent, whether from the applicable Collateral Reports or otherwise. As such Dutch Collateral Information is inputted, (1) the advance rates with respect to the Eligible Dutch Accounts as to which such inputted Dutch Collateral Information relates shall change to those indicated in the Regular Dutch Borrowing Base and (2) so long as an Appraisal on such Eligible Dutch Inventory has been completed, the advance rates with respect to the Eligible Dutch Inventory as to which such inputted Dutch Collateral Information relates shall change to those indicated in the Regular Dutch Borrowing Base. To the extent no Dutch Collateral Information exists with respect to particular categories of Eligible Dutch Receivables or Eligible Dutch Inventory, the advance rates with respect thereto shall remain those set forth in the Temporary Dutch Borrowing Base until such information is available and inputted. If after the expiration of the 65 day period referred to in clause (a), the Conditions to Regular Borrowing Base shall not have been fully satisfied, (y) the Temporary Dutch Borrowing Base shall cease to be in place hereunder with respect to particular categories of Eligible Dutch Receivables or Eligible Dutch Inventory to the extent a Field Examination and an Appraisal with respect thereto have not been completed on or prior to the end of such 65 day period and (z) the Regular Dutch Borrowing Base shall be deemed to be implemented to the extent of and only with respect to Eligible Dutch Receivables and Eligible Dutch Inventory to the extent a Field Examination and an Appraisal with respect thereto have been completed on or prior to the end of such 65 day period (a “Dutch Borrowing Base Extension”). For the avoidance of doubt, as additional Dutch Collateral Information is inputted following the expiration of the 65 day period, the advance rates with respect to the Eligible Dutch Accounts and the Eligible Dutch Inventory (only if an Appraisal has been completed for such Eligible Dutch Inventory) as to which such inputted Dutch Collateral Information relates shall change to those indicated in the Regular Dutch Borrowing Base.

“Dutch Borrowing Base Extension” has the meaning provided in the definition of “Dutch Borrowing Base.”

“Dutch Cash Dominion Period” means the period from the date that Dutch Availability shall have been less than the Dutch Liquidity Threshold; provided that at such time Dutch Availability has been greater than the Dutch Liquidity Cure Threshold for thirty consecutive calendar days, the Dutch Cash Dominion Period shall cease to exist; provided further that such Dutch Cash Dominion Period is subject to reinstatement after discontinuance thereof in the event that after such discontinuance, Dutch Availability shall have been less than the Dutch Liquidity Threshold; provided further that after (a) Dutch Availability is less than the Dutch Liquidity Threshold for the fifth time or (b) U.S. Availability is less than the U.S. Liquidity Threshold for the fifth time, the Dutch Cash Dominion Period shall remain in place until the Revolving Facility Termination Date.

“Dutch Collateral Information” means information with respect to, as applicable, Eligible Dutch Accounts, Eligible Dutch Inventory, NOLV Percentage and Value necessary for the implementation of the Regular Dutch Borrowing Base.

“Dutch Commitment Fees” has the meaning provided in Section 2.11(a).

“Dutch Credit Facility” means the credit facility established under this Agreement pursuant to which (a) the Dutch Lenders shall make Dutch Revolving Loans to the Dutch Borrower, and shall participate in Dutch LC Issuances, under the Dutch Revolving Facility pursuant to the Dutch Revolving Commitment of each such Dutch Lender, (b) the Dutch Swing Line Lender shall make Dutch Swing Loans to the Dutch Borrower under the Dutch Swing Line Facility pursuant to the Dutch Swing Line Commitment, and (c) each Dutch LC Issuer shall issue Dutch Letters of Credit for the account of the Dutch LC Obligors in accordance with the terms of this Agreement.

“Dutch Credit Facility Exposure” means, for any Dutch Lender at any time, the sum of (a) the Dollar Equivalent of the principal amount of Dutch Revolving Loans made by such Dutch Lender and outstanding at such time, (b) such Dutch Lender’s Dutch Swing Line Exposure at such time, (c) such Dutch Lender’s Dutch Overadvance Exposure at such time, (d) such Dutch Lender’s Dutch LC Exposure at such time, and (e) such Dutch Lender’s Dutch Agent Advance Exposure at such time.

“Dutch Credit Parties” means, collectively, the Dutch Borrower and the Dutch Guarantors and “Dutch Credit Party” means any of them.

“Dutch Guarantors” means the U.S. Borrower, the U.S. Guarantors and the Foreign Subsidiaries which have executed a Guaranty in respect of the Dutch Obligations. Schedule 2 hereto lists each Dutch Guarantor as of the Closing Date.

“Dutch LC Collateral Account” has the meaning provided in Section 2.05(j)(ii).

“Dutch LC Commitment” means, with respect to each Dutch Lender, the amount set forth opposite such Dutch Lender’s name in Schedule 1 hereto as its “Dutch LC Commitment” or in the case of any Dutch Lenders that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time pursuant to (a) Sections 2.12 and 2.17, respectively, and (b) assignments by or to such Dutch Lender pursuant to Section 11.06.

“Dutch LC Commitment Amount” means $2,000,000.

“Dutch LC Documents” means, with respect to any Dutch Letter of Credit, any documents executed in connection with such Dutch Letter of Credit, including the Dutch Letter of Credit itself.

“Dutch LC Exposure” means for any Dutch Lender at any time, such Lender’s Dutch Revolving Facility Percentage of the Dutch LC Outstandings at such time.

“Dutch LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Dutch Letters of Credit.

“Dutch LC Issuance” means the issuance of any Dutch Letter of Credit by any Dutch LC Issuer for the account of an Dutch LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Dutch Letter of Credit.

“Dutch LC Issuer” means Bank of America, N.A. (London) or any of its Affiliates, or such other Lender that is requested by the Dutch Borrower and agrees to be a Dutch LC Issuer hereunder and is approved by the Administrative Agent.

“Dutch LC Loan” has the meaning provided in Section 2.05(g)(ii).

“Dutch LC Obligor” means, with respect to each Dutch LC Issuance, the Applicable Dutch Credit Party for whose account such Dutch Letter of Credit is issued.

“Dutch LC Outstandings” means, at any time, the sum, without duplication, of the Dollar Equivalent of (a) the aggregate Stated Amount of all outstanding Dutch Letters of Credit and (b) the aggregate amount of all Unpaid Drawings with respect to Dutch Letters of Credit.

“Dutch LC Participant” has the meaning provided in Section 2.05(h).

“Dutch LC Participation” has the meaning provided in Section 2.05(h).

“Dutch LC Request” has the meaning provided in Section 2.05(d).

“Dutch Lender” means each Lender that has issued a Dutch Revolving Commitment.

“Dutch Letter of Credit” means any Standby Letter of Credit, Commercial Letter of Credit, any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support, in each case issued by any Dutch LC Issuer under this Agreement pursuant to Section 2.05 for the account of any Dutch LC Obligor.

“Dutch Liquidity Cure Threshold” means, at any time, the greater of (a) 12.5% of the then Dutch Borrowing Base and (b) 12.5% of the then Total Dutch Credit Facility Amount.

“Dutch Liquidity Threshold” means, at any time, the greater of (a) $1,200,000 and (b) the lesser of (i) 10.0% of the then Dutch Borrowing Base and (ii) 10.0% of the then Total Dutch Credit Facility Amount.

“Dutch Obligations” means all Obligations of the Dutch Credit Parties (but excluding, for the avoidance of doubt, the U.S. Obligations).

“Dutch Overadvance” has the meaning provided in Section 2.03(b).

“Dutch Overadvance Exposure” means, at any time, the sum of the Dollar Equivalent of the aggregate principal amount of all outstanding Dutch Overadvances. The Dutch Overadvance Exposure of any Dutch Lender at any time shall be its Dutch Revolving Facility Percentage of the aggregate Dutch Overadvance Exposure.

“Dutch Priority Payables Reserve” means, on any date of determination, a reserve in such amount as the Foreign Collateral Agent may determine in its Permitted Discretion which reflects amounts secured by Liens, choate or inchoate, which rank or are capable of ranking in priority or pari passu with the Foreign Collateral Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Foreign Collateral Agent’s Liens.

“Dutch Reserves” means any and all reserves which the Foreign Collateral Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Dutch Obligations, Dutch Banking Services Reserves, Dutch Priority Payables Reserves, volatility reserves, reserves for rent at locations leased by any Dutch Credit Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Hedging Obligations, reserves for contingent liabilities of any Dutch Credit Party, reserves for uninsured losses of any Dutch Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Dutch Credit Party.

“Dutch Revolving Availability” means, at any time, an amount equal to (a) the lesser of (i) the then Total Dutch Revolving Commitment and (ii) the then Dutch Borrowing Base, minus (b) the then Aggregate Dutch Credit Facility Exposure.

“Dutch Revolving Borrowing” means the incurrence of Dutch Revolving Loans consisting of one Type of Dutch Revolving Loan by the Dutch Borrower from all of the Dutch Lenders on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any LIBOR Loans, the same Interest Period.

“Dutch Revolving Commitment” means, with respect to each Dutch Lender, the commitment, if any, of such Dutch Lender to make Dutch Revolving Loans and to acquire participations in Dutch Overadvances, Dutch Letters of Credit and Dutch Swing Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Dutch Lender’s Dutch Credit Facility Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Sections 2.12 and 2.17, respectively, and (b) assignments by or to such Dutch Lender pursuant to Section 11.06. The initial amount of each Dutch Lender’s Dutch Revolving Commitment is set forth on Schedule 1, or in the Assignment Agreement pursuant to which such Dutch Lender shall have assumed its Dutch Revolving Commitment, as applicable.

“Dutch Revolving Facility” means the credit facility established under Section 2.02(b) pursuant to the Dutch Revolving Commitment of each Dutch Lender.

“Dutch Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1B hereto.

“Dutch Revolving Facility Percentage” means, at any time for any Dutch Lender, the percentage obtained by dividing such Dutch Lender’s Dutch Revolving Commitment by the Total Dutch Revolving Commitment, provided, however, that if the Dutch Revolving Commitments have been terminated, the Dutch Revolving Facility Percentage for each Dutch Lender shall be determined by dividing such Dutch Lender’s Dutch Revolving Commitment immediately prior to such termination by the Total Dutch Revolving Commitment immediately prior to such termination. The Dutch Revolving Facility Percentage of each Dutch Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Dutch Revolving Loan” means, with respect to each Dutch Lender, any loan made by such Dutch Lender pursuant to Section 2.02(b). Unless the context shall otherwise require, the term “Dutch Revolving Loans” shall include Incremental Dutch Revolving Loans.

“Dutch Security Documents” means, collectively, each pledge (including, without limitation, each pledge over movable assets (undisclosed and non-possessory) and each pledge of receivables), deed of charge or security agreement among any Dutch Credit Party and the Foreign Collateral Agent.

“Dutch Swing Line Commitment” means the commitment of the Dutch Swing Line Lender to make Dutch Swing Loans to the Dutch Borrower up to the aggregate Dollar Equivalent of an amount at any time outstanding of Three Million Dollars ($3,000,000).

“Dutch Swing Line Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Dutch Swing Loans outstanding. The Dutch Swing Line Exposure of any Dutch Lender at any time shall be its Dutch Revolving Facility Percentage of the aggregate Dutch Swing Line Exposure.

“Dutch Swing Line Lender” means Bank of America, N.A. or any of its Affiliates.

“Dutch Swing Loan” means a Loan that shall be denominated in Euros or, at the option of the Dutch Borrower, Dollars granted to the Dutch Borrower by the Dutch Swing Line Lender under the Dutch Swing Line Commitment, in accordance with Section 2.04(b) hereof, which Dutch Swingline Loan shall be a Dutch Base Rate Loan.

“Eligible Account Currency” means (a) with respect to the U.S. Borrowing Base, U.S. or Canadian Dollars, Euros and such other currencies as agreed upon by the Company and the Administrative Agent, and (b) with respect to the Dutch Borrowing Base, Euros, U.S. Dollars, Pounds Sterling and such other currencies as agreed upon by the Company and the Foreign Collateral Agent.

“Eligible Account Debtor Jurisdictions” means (a) with respect to the U.S. Borrowing Base, the United States, Canada, Mexico and any member state of the European Union prior to May 2004 that is acceptable to the Administrative Agent in its Permitted Discretion; provided, however, that the Administrative Agent may from time to time, in its Permitted Discretion, designate any of the foregoing jurisdictions in this clause (a), including any jurisdiction previously determined by Administrative Agent in its Permitted Discretion to be an Eligible Account Debtor Jurisdiction, to no longer be an eligible jurisdiction for Account Debtors (other than Canada and the United States), and (b) with respect to the Dutch Borrowing Base, the United States, Canada and any member state of the European Union prior to May 2004, and such other jurisdictions determined by the Foreign Collateral Agent in its sole discretion, in each case together with any state or province thereof (as applicable); provided, however, that the Foreign Collateral Agent may from time to time, in its Permitted Discretion, designate any of the foregoing jurisdictions in this clause (b), including any jurisdiction previously determined by Foreign Collateral Agent in its Permitted Discretion to be an Eligible Account Debtor Jurisdiction, to no longer be an eligible jurisdiction for Account Debtors (other than the Netherlands, Canada and the United States).

“Eligible Accounts” means Eligible U.S. Accounts and Eligible Dutch Accounts, as applicable.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, (ii) the Foreign Collateral Agent (solely with respect to assignments under the Dutch Credit Facility), (iii) each LC Issuer, and (iv) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed (and the Company shall be deemed to have consented if it fails to object to any assignment within five Business Days after it received written notice thereof)); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Company or any of the Company’s Affiliates or Subsidiaries, (y) any holder of any Subordinated Indebtedness or any of such holder’s Affiliates or (z) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (z).

“Eligible Dutch Accounts” means, at any time, the Accounts of the Applicable Dutch Credit Parties which Foreign Collateral Agent determines in its Permitted Discretion are eligible for the extension of Dutch Revolving Loans and Dutch Swing Loans and the issuance of Dutch Letters of Credit. Without limiting the Foreign Collateral Agent’s discretion provided herein, Eligible Dutch Accounts shall not include any Account:

(a) which is not subject to a first priority perfected Lien in favor of the Foreign Collateral Agent, subject only to Permitted Encumbrances which do not have priority over the Lien in favor of the Foreign Collateral Agent, provided that during a Dutch Cash Dominion Period, Eligible Dutch Accounts shall not include any Accounts which are also not subject to a first priority perfected Lien under the relevant laws of the Account Debtor’s jurisdiction of organization;

(b) with respect to which remains outstanding more than 90 days after the original invoice date or which has been written off the books of the Applicable Dutch Credit Party or otherwise designated as uncollectible by such Applicable Dutch Credit Party, provided that when calculating the delinquent portions of an Account hereunder, credit balances more than 90 days old shall be excluded;

(c) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are more than 90 days past the original invoice date hereunder;

(d) which is owing by an Account Debtor to the extent the aggregate amount of Eligible Dutch Accounts owing from such Account Debtor and its Affiliates to the Applicable Dutch Credit Parties exceeds 25% of the aggregate Eligible Dutch Accounts; provided that with respect to Eligible Dutch Accounts owing from SKF AB and its Affiliates, the foregoing percentage shall be the then Applicable SKF Concentration Limit;

(e) with respect to which any (i) covenant contained in this Agreement or in any Dutch Security Document has been breached in any respect, or (ii) any representation or warranty contained in this Agreement or in any Dutch Security Document is not true in any material respect (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such covenant, representation, warranty or statement in any respect);

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Dutch Borrower’s or any other Credit Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Dutch Borrower or other applicable Credit Party or if such Account was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which (i) has applied for or is the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor or its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, under any insolvency laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) is insolvent, or (vi) ceased operation of its business;

(j) which is owed in any currency other than an Eligible Account Currency;

(k) which is owed by (i) Governmental Authority (or any department, agency, public corporation, or instrumentality thereof) of any country unless such Account is backed by a letter of credit acceptable to the Foreign Collateral Agent which is in the possession of, has been assigned to and is directly drawable by the Foreign Collateral Agent, or (ii) the Foreign Collateral Agent otherwise approves;

(l) which is owed by any Affiliate, employee, officer, director or agent of any Credit Party;

(m) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(n) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(o) which is evidenced by any promissory note, Chattel Paper, or instrument, unless such promissory notes, chattel paper or instruments have been endorsed and pledged to the Foreign Collateral Agent;

(p) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Dutch Credit Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Dutch Credit Party may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Foreign Collateral Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(q) which is subject to any limitation on assignment or other restriction (whether arising by operating of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of a security or pledge, in each case unless the Foreign Collateral Agent has determined that such limitation is not enforceable;

(r) with respect to which the Applicable Dutch Credit party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but solely to the extent of such reduction, or any Account which was partially paid and the Applicable Dutch Credit Party created a new receivable for the unpaid portion of such Account;

(s) which does not comply in all material respects with the requirements of all applicable Laws and regulations, whether federal, provincial, territorial, state or local;

(t) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Applicable Dutch Credit Party has an ownership interest in such goods, or which indicates any party other than the Applicable Dutch Credit Party as payee or remittance party;

(u) which is subject to any limitation on assignments or pledges (whether arising by operation of law, by contractual agreement or otherwise), unless the Foreign Collateral Agent has determined that such limitation is not enforceable or the Foreign Collateral Agent has otherwise approved such Account for inclusion as an Eligible Dutch Account;

(v) which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or the jurisdiction of a member state of the European Union prior to May 2004;

(w) which arose from the sale of Inventory which is the subject of a recall;

(x) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(y) which, for any Account Debtor, exceeds a credit limit determined by the Foreign Collateral Agent, to the extent of such excess;

(z) which was created on cash on delivery terms;

(aa) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Foreign Collateral Agent and which is in the possession of the Foreign Collateral Agent; or

(bb) which the Foreign Collateral Agent determines, in its Permitted Discretion, may not be paid by reason of the Account Debtor’s inability to pay or which the Foreign Collateral Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Dutch Account ceases to be an Eligible Dutch Account hereunder, the Dutch Borrower shall notify the Foreign Collateral Agent thereof on and at the time of submission to the Foreign Collateral Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Dutch Account, the face amount of an Account may, in the Foreign Collateral Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Applicable Dutch Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Applicable Dutch Credit Party to reduce the amount of such Account.

“Eligible Dutch Inventory” shall mean, at any time, the Inventory of the Applicable Dutch Credit Parties which the Foreign Collateral Agent determines in its Permitted Discretion is eligible as the basis for the extension of Dutch Revolving Loans and Dutch Swing Loans and the issuance of Dutch Letters of Credit. Without limiting the Foreign Collateral Agent’s discretion provided herein, Eligible Dutch Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Foreign Collateral Agent, subject only to Permitted Encumbrances which do not have priority over the Lien in favor of the Foreign Collateral Agent;

(b) which is, in the Foreign Collateral Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity, and/or failure to meet applicable customer specifications or acceptance procedures; or which is the subject of a recall;

(c) with respect to which any covenant, representation, or warranty contained in this Agreement or any Dutch Security Document has been breached or is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority (except that any standard that is qualified as to “materiality” shall have conformed in all respects);

(d) in which any Person other than an Applicable Dutch Credit Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(e) which constitutes work-in process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business or which is the subject of a consignment by the Applicable Dutch Credit Party as consignor;

(f) which is not located in the Netherlands;

(g) which is in transit with a common carrier from a vendor or supplier, or in transit to or from any third party location or outside processor;

(h) which is located in any location leased by such Applicable Dutch Credit Party unless (i) the lessor has delivered to the Foreign Collateral Agent a Collateral Access Agreement in form and substance satisfactory to the Foreign Collateral Agent, in its Permitted Discretion, or (ii) a Dutch Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Foreign Collateral Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (i) such warehouseman or bailee has delivered to the Foreign Collateral Agent a Collateral Access Agreement and such other documentation as the Foreign Collateral Agent may reasonably require or (ii) an appropriate Dutch Reserve has been established by the Foreign Collateral Agent in its Permitted Discretion;

(j) which is a discontinued product or component thereof, is beyond the “best if used by” date for such Inventory or is otherwise unacceptable to the Applicable Dutch Credit Party’s customers;

(k) which contains, bears or is subject to any intellectual property rights licensed to an Applicable Dutch Credit Party unless the Foreign Collateral Agent is satisfied, after reviewing the licensing arrangements that it may sell or otherwise dispose of such Inventory without (i) the consent of the licensor, (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, and (iv) incurring any liability with respect to payment of royalties, other than royalties payable to the licensor incurred pursuant to sale of such Inventory under the applicable licensing agreement;

(l) which is not properly reflected in a current perpetual or physical inventory report of the Applicable Dutch Credit Party;

(m) for which reclamation rights have been asserted by the seller;

(n) in which any Person other than such Applicable Dutch Credit Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein, including Inventory for which (A) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, or (B) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof;

(o) which constitutes movable assets as set out in section 21 paragraph 2 in conjunction with section 22 paragraph 3 of the Dutch Tax Collection Act (Invorderingswet 1990);

(p) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(q) which is perishable; or

(r) which the Foreign Collateral Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Dutch Inventory ceases to be Eligible Dutch Inventory hereunder, the Applicable Dutch Credit Parties shall notify the Foreign Collateral Agent thereof on and at the time of submission to the Foreign Collateral Agent of the next Borrowing Base Certificate.

“Eligible U.S. Accounts” means, at any time, the Accounts of U.S. Credit Parties which Administrative Agent determines in its Permitted Discretion are eligible for the extension of U.S. Revolving Loans and U.S. Swing Loans and the issuance of U.S. Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible U.S. Accounts shall not include any Account:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent, subject only Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent;

(b) with respect to which remains outstanding more than 90 days after the original invoice date (or solely with respect to Accounts where Emerson Climate Control (Copeland) Division is the Account Debtor, 30 days after the due date, not to exceed 150 days after the original invoice date) or which has been written off the books of the applicable US. Credit Party or otherwise designated as uncollectible by the applicable U.S. Credit Party, provided that when calculating the delinquent portions of an Account hereunder, credit balances more than 90 days (or solely with respect to Accounts where Emerson Climate Control (Copeland) Division is the Account Debtor, 150 days) old shall be excluded;

(c) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are more than 90 days past the original invoice date (or solely with respect to Accounts where Emerson Climate Control (Copeland) Division is the Account Debtor, 30 days after the due date, not to exceed 150 days after the original invoice date);

(d) which is owing by an Account Debtor to the extent the aggregate amount of Eligible U.S. Accounts owing from such Account Debtor and its Affiliates to the U.S. Credit Parties exceeds 25% of the aggregate Eligible U.S. Accounts; provided that with respect to Eligible U.S. Accounts owing from SKF AB and its Affiliates, the foregoing percentage shall be the then Applicable SKF Concentration Limit;

(e) with respect to which any (i) covenant contained in this Agreement or in any U.S. Security Agreement has been breached in any respect, or (ii) any representation or warranty contained in this Agreement or in any U.S. Security Agreement is not true in any material respect (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such covenant, representation, warranty or statement in any respect);

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Credit Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable U.S. Credit Party or if such Account was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which (i) has applied for or is the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor or its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, under any insolvency laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) is insolvent, or (vi) ceased operation of its business;

(j) which is owed in any currency other than an Eligible Account Currency;

(k) which is owed by (i) a Governmental Authority (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the satisfaction of the Administrative Agent;

(l) which is owed by any Affiliate, employee, officer, director or agent of any Credit Party;

(m) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(n) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(o) which is evidenced by any promissory note, Chattel Paper, or instrument, unless such promissory notes, chattel paper or instruments have been endorsed and pledged to the Administrative Agent;

(p) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable U.S. Credit Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such U.S. Credit Party has filed such report or qualified to do business in such jurisdiction;

(q) with respect to which the applicable U.S. Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but solely to the extent of such reduction, or any Account which was partially paid and such U.S. Credit Party created a new receivable for the unpaid portion of such Account;

(r) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(s) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable U.S. Credit Party has an ownership interest in such goods, or which indicates any party other than such a U.S. Credit Party as payee or remittance party;

(t) which is subject to any limitation on assignments or pledges (whether arising by operation of law, by contractual agreement or otherwise), unless the Administrative Agent has determined that such limitation is not enforceable or the Administrative Agent has otherwise approved such Account for inclusion as an Eligible Account;

(u) which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia or Canada or any province thereof;

(v) which arose from the sale of Inventory which is the subject of a recall;

(w) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(x) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(y) which was created on cash on delivery terms;

(z) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Administrative Agent and which is in the possession of the Administrative Agent; provided, however, that, notwithstanding the foregoing, with respect to Accounts of the U.S. Credit Parties owed by Account Debtors organized under the law of Mexico (to the extent Mexico is an Eligible Account Debtor Jurisdiction hereunder), (A) the maximum amount of such Accounts which may be included as part of the U.S. Borrowing Base is $5,000,000 and (B) no such Account shall be an Eligible U.S. Account unless (1) it is guaranteed by a Qualified U.S. Affiliate of the applicable Account Debtor pursuant to a guaranty, the terms of which shall be acceptable to the Administrative Agent in its Permitted Discretion and (2) such Account is otherwise an Eligible U.S. Account; and provided further, however, that, notwithstanding the foregoing, with respect to Accounts of the U.S. Credit Parties owed by Account Debtors organized under the law of any country, state or other political subdivision of the European Union (to the extent such country, state or other political subdivision is an Eligible Account Debtor Jurisdiction under clause (a) of the definition thereof), the maximum amount of such Accounts which may be included as part of the U.S. Borrowing Base is $5,000,000; or

(aa) which the Administrative Agent determines, in its Permitted Discretion, may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible U.S. Account ceases to be an Eligible U.S. Account, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible U.S. Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable U.S. Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable U.S. Credit Party to reduce the amount of such Account.

“Eligible Inventory” means Eligible Dutch Inventory and Eligible U.S. Inventory.

“Eligible Spare Parts Inventory” means Eligible U.S. Inventory of a U.S. Credit Party constituting spare or replacement parts.

“Eligible U.S. Inventory” shall mean, at any time, the Inventory of the U.S. Credit Parties which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of U.S. Revolving Loans and U.S. Swing Loans and the issuance of U.S. Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible U.S. Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent, subject only to Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent;

(b) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity, and/or failure to meet applicable customer specifications or acceptance procedures; or which is the subject of a recall;

(c) with respect to which any covenant, representation, or warranty contained in this Agreement or the U.S. Security Agreement has been breached or is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority (except that any standard that is qualified as to “materiality” shall have conformed in all respects);

(d) in which any Person other than a U.S. Credit Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(e) which constitutes work-in process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business or which is the subject of a consignment by a U.S. Credit Party as consignor;

(f) which is not located in the United States;

(g) which is in transit with a common carrier from a vendor or supplier, or in transit to or from any third party location or outside processor;

(h) which is located in any location leased by a U.S. Credit Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement in form and substance satisfactory to the Administrative Agent, in its Permitted Discretion, or (ii) a U.S. Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate U.S. Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is a discontinued product or component thereof, is beyond the “best if used by” date for such Inventory or is otherwise unacceptable to the applicable U.S. Credit Party’s customers;

(k) which contains, bears or is subject to any intellectual property rights licensed to a U.S. Credit Party unless the Administrative Agent is satisfied, after reviewing the licensing arrangements that it may sell or otherwise dispose of such Inventory without (i) the consent of the licensor, (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, and (iv) incurring any liability with respect to payment of royalties, other than royalties payable to the licensor incurred pursuant to sale of such Inventory under the applicable licensing agreement;

(l) which is not properly reflected in a current perpetual or physical inventory report of the U.S. Credit Party;

(m) for which reclamation rights have been asserted by the seller;

(n) which is subject to any enforceable retention of title arrangement;

(o) which is produced in violation of the Fair Labor Standards Act and is subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(p) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(q) which is perishable; or

(r) which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible U.S. Inventory ceases to be Eligible U.S. Inventory hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Law” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release threat of Release of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interest” means , with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrowers or a Subsidiary of a Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Borrowers or a Subsidiary of a Borrower being or having been a general partner of such Person.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA,; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (i) a failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Euro” and “EUR” and the symbol “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Accounts” has the meaning set forth in the Security Documents.

“Excluded Swap Obligation” means, with respect to the Borrowers or any Guarantor, (i) as it relates to all or a portion of a Guaranty of such Guarantor or the Borrowers, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or a Borrowers’ failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or a Borrower becomes effective with respect to such Swap Obligation or (ii) as it relates to all or a portion of the grant by such Guarantor or a Borrower of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or a Borrowers’ failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor or a Borrower becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes or Dutch withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.05) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 26, 2012, among the Company, the other borrowers party thereto from time to time, the lenders party thereto from time to time, and KeyBank National Association, as Administrative Agent, as amended through the Closing Date.

“Existing Indebtedness” means all existing Indebtedness of the Company and its Subsidiaries (including, without limitation, the Target and its Subsidiaries), including, without limitation, (a) the Indebtedness under the Existing Credit Agreement, (b) the Existing Note Purchase Agreement Indebtedness, (c) the Existing Target Subordinated Indebtedness and (d) the Existing JPMorgan Indebtedness, but excluding Indebtedness permitted pursuant to Section 7.02.

“Existing JPMorgan Indebtedness” means all Indebtedness evidenced by that certain Credit Agreement, dated as of June 3, 2010, as amended October 30, 2013 (and as further amended through the Closing Date), by and between the Target and JPMorgan Chase Bank, N.A. and the other loan documents thereunder.

“Existing Letter of Credit” means each letter of credit identified on Schedule 1.01 hereto.

“Existing Note Purchase Agreement” means that certain Third Amended and Restated Note Purchase and Shelf Agreement dated December 21, 2010 (as amended through the Closing Date), among the Company and certain note purchasers party thereto.

“Existing Note Purchase Agreement Indebtedness” means all Indebtedness evidenced by the Existing Note Purchase Agreement and the other note purchase documents thereunder.

“Existing Target Subordinated Indebtedness” means all Indebtedness evidenced by that certain Subordinated Promissory Note, dated as of March 7, 2013 (as amended through the Closing Date), by and between the Target and Autocam Medical Devices, LLC, a Michigan limited liability company and the other note documents thereunder.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.13(b)(ix).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Field Examination” means a field examination of each Credit Party’s assets, liabilities, books and records acceptable to the Administrative Agent and the Foreign Collateral Agent in their Permitted Discretion, the results of which shall set forth proposed Eligible Accounts, Eligible Inventory and other amounts used in the calculation of the Aggregate Borrowing Base, the Dutch Borrowing Base and the U.S. Borrowing Base.

“Financial Officer” means the chief executive officer, the president, the chief financial officer, the treasurer or the controller of the Borrowers.

“Fixed Charge Coverage Ratio” means, for any Testing Period determined for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA less unfunded Capital Expenditures (i.e., Capital Expenditures not funded by Indebtedness permitted hereunder (not to include any Loans)), less taxes paid in cash, less Cash Dividends, to (b) Consolidated Fixed Charges.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which the Company or any of its Subsidiaries has any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Collateral Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Foreign Collateral Agent appointed pursuant to Section 9.11.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligations or arrangement of any kind that is established, maintained or contributed to by the Company or any of its Subsidiaries or Affiliates for their employees or former employees employed outside the United States of America, other than any state social security arrangements, in respect of which the Company or any of its Subsidiaries or Affiliates has any liability obligation or contingent liability.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Revolving Facility Percentage of LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Revolving Facility Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangible” has the meaning set forth in the Security Documents.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean, collectively, the U.S. Guarantors and the Dutch Guarantors and “Guarantor” means any of them.

“Guaranty” has the meaning provided in Section 4.01(c).

“Guaranty Obligations” or “Guarantee” each means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (b) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (c) any Commodities Hedge Agreement.

“Hedging Obligations” means all obligations of any Credit Party under and in respect of (a) any Hedge Agreements entered into with any Secured Hedge Provider or (b) any Designated Hedge Agreement.

“Immaterial Subsidiary” means any Subsidiary of the Company that, (a) together with its Subsidiaries, (i) contributed less than 2% of the Consolidated EBITDA of the Company and its Subsidiaries, taken as a whole, during the most recently-ended four fiscal quarter period (taken as a single period) and (ii) as of any applicable date of determination has assets that constitute less than 2% aggregate net book value of the assets of the Company and its Subsidiaries, taken as a whole, (b) does not Guarantee or provide a Lien on its assets or otherwise provide credit support with respect to any Indebtedness of the Company or any of the Company’s other Subsidiaries, (c) does not own, directly or indirectly, any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, a Credit Party, (d) does not own any other Subsidiaries (other than Inactive Subsidiaries or Immaterial Subsidiaries) and (e) has not been designated to be a Credit Party pursuant to Section 6.10(k) hereof.

“Inactive Subsidiary” means any Subsidiary of the Company that (a) owns no assets (other than assets of de minimis value), has no Subsidiaries (other than other Inactive Subsidiaries) and conducts no operations, (b) does not Guarantee or provide a Lien on its assets or otherwise provide credit support with respect to any Indebtedness of the Company or any of the Company’s other Subsidiaries, (c) does not own, directly or indirectly, any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, a Credit Party and (d) has not been designated to be a Credit Party pursuant to Section 6.10(k) hereof.

Incremental Dutch Revolving Credit Commitment” means the commitment of any Incremental Dutch Revolving Credit Lender, established pursuant to Section 2.17, to make Incremental Dutch Revolving Loans to the Dutch Borrower.

“Incremental Dutch Revolving Credit Lender” means a Dutch Lender with an Incremental Dutch Revolving Credit Commitment or an outstanding Incremental Dutch Revolving Loan.

“Incremental Dutch Revolving Loans” means Dutch Revolving Loans made by one or more Incremental Dutch Revolving Credit Lenders to the Dutch Borrower pursuant to Section 2.17. Incremental Dutch Revolving Loans shall be made in the form of additional Dutch Revolving Loans.

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means an Incremental Dutch Revolving Credit Commitment and an Incremental U.S. Revolving Credit Commitment, in each case to be arranged by the Arrangers (unless any Arranger, in its sole discretion, declines such arrangement).

“Incremental Revolving Credit Lender” means an Incremental Dutch Revolving Credit Lender or an Incremental U.S. Revolving Credit Lender, as the context may require.

“Incremental Revolving Loans” means Incremental Dutch Revolving Loans or Incremental U.S. Revolving Loans, as the context may require.

“Incremental U.S. Revolving Credit Commitment” means the commitment of any Incremental U.S. Revolving Credit Lender, established pursuant to Section 2.17, to make Incremental U.S. Revolving Loans to the Company.

“Incremental U.S. Revolving Credit Lender” means a U.S. Lender with an Incremental U.S. Revolving Credit Commitment or an outstanding Incremental U.S. Revolving Loan.

“Incremental U.S. Revolving Loans” means U.S. Revolving Loans made by one or more Incremental U.S. Revolving Credit Lenders to the Company pursuant to Section 2.17. Incremental U.S. Revolving Loans shall be made in the form of additional U.S. Revolving Loans.

“Indebtedness” as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Hedge Agreements;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and current liabilities in the form of expenses that are not the result of the borrowing of money or the extension of credit and that are listed on the financial statements of the Borrower as “other current liabilities”);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person:

(a) the commencement of a voluntary case by such Person under the Bankruptcy Code;

(b) the commencement of any case, proceeding or action by such Person under any laws relating to bankruptcy, judicial management, insolvency, reorganization or relief of debtors legislation or analogous law in any jurisdiction outside of the United States (including in respect of any Insolvency Proceeding);

(c) the commencement of an involuntary case against such Person under the Bankruptcy Code or any laws relating to bankruptcy, judicial management, insolvency, reorganization or relief of debtors legislation or analogous law in any jurisdiction outside of the United States and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case;

(d) a custodian (as defined in the Bankruptcy Code) or a Creditor Representative is appointed for, or takes charge of, all or substantially all of the property of such Person;

(e) in respect of any Dutch Credit Party, any bankruptcy (faillissement), suspension of payments (surseance van betaling), debt rescheduling for natural persons (schuldsanering natuurlijke personen), administration (onderbewindstelling), dissolution (ontbinding), death of a natural person and any other event whereby the relevant company or natural person is limited in the right to dispose of its assets;

(f) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator, Creditor Representative or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(g) any such proceeding of the type set forth in clause (d) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(h) such Person is adjudicated insolvent or bankrupt;

(i) any order of relief or other order approving any such case or proceeding is entered;

(j) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;

(k) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(l) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Insolvency Proceeding” means any case or proceeding, application, meeting convened, resolution passed, proposal, corporate, action or any other proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to:

(a) the entry of an order for relief under any insolvency, bankruptcy, debtor relief, receivership, debt adjustment law or other similar law;

(b) the appointment of a Creditor Representative or other custodian for such Person or any part of its property;

(c) an assignment or trust mortgage for the benefit of creditors;

(d) the winding up or strike off of the Person;

(e) the proposal or implementation of a scheme of arrangement; or

(f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors.

“Insurance Endorsements” means the endorsements to the Borrowers’ insurance policies, which policies shall satisfy the requirements of Section 6.05, which name the Administrative Agent or the Foreign Collateral Agent, as applicable, as additional insured, lender loss payee, and if applicable, mortgagee, in each case in form and substance satisfactory to the Administrative Agent and the Foreign Collateral Agent, as applicable.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement substantially in the form of Exhibit K hereto.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date, in form and substance acceptable to the Administrative Agent, among the Term Loan Agent (and any successor thereto under the Term Loan Credit Agreement), the Administrative Agent, and acknowledged by the Borrowers and each other Credit Party, as it may be amended, supplemented, modified, replaced or restated from time to time in accordance with this Agreement.

“Interest Period” means, with respect to each LIBOR Loan, a period of one, two, three or six months as selected by the applicable Borrower; provided, however, that (a) the initial Interest Period for any Borrowing of such LIBOR Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or

Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any LIBOR Loan may be selected that would end after the Revolving Facility Termination Date, as the case may be; and (e) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of LIBOR Loans as provided above, the applicable Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Inventory” has the meaning set forth in the Security Documents.

“Investment” means, as to any Person, any of the following: (a) creating, acquiring or holding any Subsidiary, (b) making or holding any investment in any stocks, bonds or securities of any kind, (c) being or becoming a party to any joint venture or other partnership, (d) making or keeping outstanding any advance or loan to any Person or assumption or acquisition of any debt of another Person, or (e) any Guarantee (other than the Guaranty). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Collateral Account” means the Dutch LC Collateral Account or the U.S. LC Collateral Account.

“LC Commitment” means, with respect to any Lender at any time, the sum of its Dutch LC Commitment and U.S. LC Commitment.

“LC Commitment Amount” means $7,000,000.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Exposure” means for any Lender at any time, such Lender’s Revolving Facility Percentage of the LC Outstandings at such time.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuers” means the U.S. LC Issuer and the Dutch LC Issuer and “LC Issuer” means either of them, as the context my require.

“LC Loan” means a Dutch LC Loan or a U.S. LC Loan, as the context may require.

“LC Obligor” means a Dutch LC Obligor or a U.S. LC Obligor, as the context may require.

“LC Outstandings” means, at any time, the sum, without duplication, of (a) the aggregate Dollar Equivalent of the Stated Amount of all outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(h).

“LC Participation” has the meaning provided in Section 2.05(h).

“LC Request” has the meaning provided in Section 2.05(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes each Incremental Revolving Credit Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lenders.

“Lender Register” has the meaning provided in Section 2.08(b).

“Letter of Credit” means a Dutch Letter of Credit or a U.S. Letter of Credit, as the context may require.

“LIBOR Loan” means each Loan bearing interest at a rate based upon the Adjusted LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan, Swing Loan, Agent Advance, Overadvance, LC Issuance or LC Loan, as the context may require.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, the Agent Fee Letters, the Intercompany Subordination Agreement, the Intercreditor Agreement, each Letter of Credit and each other LC Document.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (a) any material adverse effect on the business, operations, property, assets, liabilities (actual or contingent), financial or other condition of, or prospects of the Company or the Company and its Subsidiaries, taken as a whole; (b) any material adverse effect on the ability of any Credit Party to perform its obligations under any of the Loan Documents to which it is a party; (c) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party; (d) any material adverse effect on the rights and remedies of the Administrative Agent, the Foreign Collateral Agent or any Lender under any Loan Document; or (e) any material adverse effect on the validity, perfection or priority of any Lien in favor of the Administrative Agent or the Foreign Collateral Agent on any of the Collateral.

“Material Contract” means each contract or agreement to which the Company or any of its Subsidiaries is a party (a) involving aggregate consideration payable to or by the Company or such Subsidiary of $10,000,000 (or the Dollar Equivalent thereof if denominated in a currency other than Dollars) or more per annum or (b) that if breached or cancelled could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means, as to the Company or any of its Subsidiaries, any particular Indebtedness (other than the Loans) of the Company or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $10,000,000 (or the Dollar Equivalent thereof if denominated in a currency other than Dollars).

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

“Material Real Property” means any Real Property of a Credit Party that (a) has a fair market value of $5,000,000 (or the Dollar Equivalent thereof if denominated in a currency other than Dollars) or (b) is designated by the Borrowers in accordance with Section 6.12(h).

“Maximum Rate” has the meaning provided in Section 11.23.

“Merger Agreement” means that certain Agreement and Plan of Merger (including all schedules and exhibits thereto and all Ancillary Agreements (as defined therein)) dated as of July 18, 2014 among (a) the Company, as buyer, (b) Merger Sub, as merger subsidiary, (c) the Target, (d) Newport Global Advisors, L.P., in its capacity as a shareholder representative thereunder and (e) John C. Kennedy, in its capacity as a shareholder representative thereunder and with respect to certain sections thereunder.

“Merger Sub” means PMC Global Acquisition Corporation, a Michigan corporation and wholly owned Subsidiary of the Company.

“Minimum Borrowing Amount” means (a) with respect to any Base Rate Loan, $1,000,000 (or €200,000 with respect to Dutch Credit Facility), with minimum increments thereafter of $100,000 (or €50,000 with respect to Dutch Credit Facility), (b) with respect to any LIBOR Loans under the U.S. Credit Facility, $1,000,000, with minimum increments thereafter of $100,000, (c) with respect to any LIBOR Loans under the Dutch Credit Facility, $250,000 or €200,000 as applicable, with minimum increments thereafter of $100,000 or €50,000 as applicable, (d) with respect to Swing Loans under the U.S. Credit Facility, $500,000, with minimum increments thereafter of $100,000 and (e) with respect to Swing Loans under the Dutch Credit Facility, $200,000 or €100,000 as applicable, with minimum increments thereafter of $100,000 or €50,000 as applicable.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all applicable LC Issuers with respect to applicable Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable LC Issuers in their Permitted Discretion.

“Minimum FCCR Amount (Other)” means, at any time, the greater of (a) $15,000,000 and (b) the lesser of (i) 20.0% of the then Aggregate Borrowing Base and (ii) 20.0% of the then Total Credit Facility Amount.

“Minimum FCCR Amount (RP)” means, at any time, the greater of (a) $20,000,000 and (b) the lesser of (i) 25.0% of the then Aggregate Borrowing Base and (ii) 25.0% of the then Total Credit Facility Amount.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means the senior corporate family rating accorded to the Company’s senior credit facilities by Moody’s.

“Mortgage” means deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust or other equivalent document (together with related fixture filings and assignments of leases and rents) now or hereafter encumbering any Mortgaged Property of any Credit Party in favor of the Administrative Agent, on behalf of the Lenders, as security for any of the Obligations, each of which shall be in form and substance satisfactory to the Administrative Agent.

“Mortgage Policy” has the meaning specified in Schedule 6.21.

“Mortgaged Property” means any real property owned in fee simple by any Credit Party or leased by any Credit Party, which real property is or is intended under the terms hereof to be subject to a Lien in favor of the Administrative Agent for the benefit of the Lenders.

“Multi-Employer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means,

(a) with respect to any Asset Sale by the Company or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Company or any of its Subsidiaries, the excess, if any, of (i) the Cash Proceeds received in connection with such transaction over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than (1) Indebtedness under the Loan Documents or (2) the Term Loan Facility), (B) the reasonable and customary out-of-pocket fees and expenses incurred by the Company or such Subsidiary in connection with such transaction (including reasonable and customary fees of attorneys, accountants, consultants and investment advisers, reasonable and customary out-of-pocket costs associated with title insurance policies, surveys, lien and judgment searching, recording documents, and transaction and recording taxes), (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) amounts held in any reserve created for escrow, holdback, indemnity or similar obligations of the Company or any of its Subsidiaries in connection with such Asset Sale (provided that (1) such amounts held in such reserves shall not exceed 10% of the gross cash proceeds received with respect to such Asset Sale and (2) such amounts held in such reserves shall constitute Net Cash Proceeds upon release to, or receipt by, the Company or any of its Subsidiaries); provided further that such Cash Proceeds received in connection with any Asset Sale or Extraordinary Receipt shall only constitute Net Cash Proceeds under this clause (a) in any fiscal year to the extent that the aggregate amount of such Cash Proceeds received in such fiscal year exceeds $3,000,000 (and solely to the extent of such excess); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Company or any of its Subsidiaries, the excess of (i) the sum of the Cash Proceeds received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Company or such Subsidiary in connection therewith.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“NOLV Percentage” means, with respect to Inventory of any Person, the orderly liquidation value, expressed as a percentage, thereof determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Lender” means:

(a) until interpretation of “public” as referred to in the CRR by the relevant authority/ies, an entity that provides repayable funds to the Dutch Borrower for a minimum amount of EUR 100,000 (or its equivalent in another currency) or an entity otherwise qualifying as not forming part of the public); and

(b) following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies, such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Note” means a Revolving Facility Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(c).

“Notice Office” means, as context may require, the office of (a) the Administrative Agent at 127 Public Square, Cleveland, Ohio 44114, Attention: Asset Based Lending, c/o Paul Taubeneck (facsimile: (216) 689-8470), or such other office as the Administrative Agent may designate in writing to the Borrowers from time to time or (b) the Foreign Collateral Agent, at 26 Elmfield Road, Bromley, BR1 1LR United Kingdom, Attention: Joanna Harris or Michelle Stanley (facsimile: +44 (208) 695-3384) or such other office as the Foreign Collateral Agent may designate in writing to the Borrowers from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrowers or any other Credit Party to the Administrative Agent, Foreign Collateral Agent, any Lender, any Affiliate of any Lender, any Swing Line Lender, any Secured Hedge Provider or any LC Issuer pursuant to the terms of this Agreement, any other Loan Document or any Designated Hedge Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or analogous law in any other jurisdiction); provided, however, that Obligations shall not include any Excluded Swap Obligations. Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Credit Parties (or any of them) under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that Administrative Agent, Foreign Collateral Agent, any Lender or any Affiliate thereof or any Secured Hedge Provider of any of them, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of the Credit Parties.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).

“Overadvance” means a Dutch Overadvance and/or a U.S. Overadvance.

“Overadvance Exposure” means Dutch Overadvance Exposure and U.S. Overadvance Exposure.

“Parallel Debt” has the meaning provided in Section 11.29.

“Participant Register” has the meaning provided in Section 11.06(b).

“Participating Member States” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Office” means, as context may require, the office of (a) the Administrative Agent at 127 Public Square, Cleveland, Ohio 44114, Attention: Asset Based Lending, c/o Paul Taubeneck (facsimile: (216) 689-8470), or such other office(s), as the Administrative Agent may designate to the Borrowers in writing from time to time (b) the Foreign Collateral Agent, at 26 Elmfield Road, Bromley, BR1 1LR United Kingdom, Attention: Joanna Harris or Michelle Stanley (facsimile: +44 (208) 695-3384) or such other office as the Foreign Agent may designate in writing to the Borrowers from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Foreign Subsidiary and other Loans and Investments” means, collectively:

(a) any investment existing as of the Closing Date by the Borrowers or any of their Subsidiaries in, and any loan existing as of the Closing Date by the Borrowers or any of their Subsidiaries to, a Foreign Subsidiary, in each case as set forth on Schedule 7.03 hereto;

(b) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or Guarantee by a Foreign Subsidiary of Indebtedness of, a Credit Party; provided that any such loan is subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent; and

(c) (i) any investment by any Credit Party in, or loan by any Credit Party to, or Guarantee by any Credit Party of the Indebtedness of, a Foreign Subsidiary that is not a Credit Party or (ii) any investment by any Credit Party in the Equity Interest of, or loan, contribution or advance by any Credit Party to, a Person (other than a Credit Party); provided that the aggregate amount (as determined when each such investment, loan, Guarantee, contribution or advance is made and after giving effect thereto) of all such investments, loans, Guarantees, contributions and advances made pursuant to clauses (i) and (ii) above shall not exceed $20,000,000 during any fiscal year and $50,000,000 during the term of this Agreement.

“Permitted Lien” means any Lien permitted by Section 7.01.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning provided in Section 9.16(b).

“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Purchase Date” has the meaning provided in Section 2.04(d).

“Qualified ECP Guarantor” means, in respect of any Obligations with respect to a Designated Hedge Agreement, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Obligations or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act but only to the extent the maximum liability of such Credit Party upon entrance into the keepwell does not exceed the amount which can be guaranteed by such Credit Party under applicable federal and state laws and comparable applicable foreign laws relating to insolvency of debtors.

“Qualified U.S. Affiliate” means, with respect to an Account Debtor, an affiliate of such Account Debtor that is organized under the law of the United States (or any state thereof) and otherwise acceptable to the Administrative Agent in its Permitted Discretion.

“Real Estate Requirements” means, with respect to any Material Real Property, the documentation and other items of the type specified in Section 11 of Schedule 6.21.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” means (a) the Administrative Agent, (b) the Foreign Collateral Agent, (c) any Lender and (d) any LC Issuer, as applicable.

“Regular Borrowing Base” means the Regular Dutch Borrowing Base or the Regular U.S. Borrowing Base, as applicable.

“Regular Dutch Borrowing Base” at any time, with respect to the Dutch Borrower, an amount equal to the sum (expressed in Euros) of

(a) up to 85% of the Eligible Dutch Accounts at such time; plus

(b) the lesser of (i) up to 65% of the lower of cost or market value (determined on a first in, first out basis in accordance with GAAP) of Eligible Dutch Inventory, and (ii) up to 85% of the NOLV Percentage of the Value of Eligible Dutch Inventory based upon the most recent inventory appraisal ordered by and satisfactory to the Administrative Agent and the Foreign Collateral Agent, minus

(c) Dutch Reserves, if any;

provided that the maximum amount of Inventory which may be included as part of the Regular Dutch Borrowing Base is 50% of the Total Dutch Revolving Commitment. The Administrative Agent or the Foreign Collateral Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Dutch Reserves or reduce one or more of the other elements used in computing the Regular Dutch Borrowing Base (including, without limitation, as required to account for foreign capital maintenance or other applicable laws).

“Regular U.S. Borrowing Base” at any time, with respect to the U.S. Borrower, an amount equal to the sum (expressed in Dollars) of

(a) up to 85% of the Eligible U.S. Accounts at such time; plus

(b) the lesser of (i) up to 65% of the lower of cost or market value (determined on a first in, first out basis in accordance with GAAP) of Eligible U.S. Inventory, and (ii) up to 85% of the NOLV Percentage of the Value of Eligible U.S. Inventory based upon the most recent inventory appraisal ordered by and satisfactory to the Administrative Agent; plus

(c) up to 50% of the lower of cost or market value (determined on a first in, first out basis in accordance with GAAP) of Eligible Spare Parts Inventory; minus

(d) U.S. Reserves, if any;

provided that the maximum amount of Inventory which may be included as part of the Regular U.S. Borrowing Base is 50% of the Total U.S. Revolving Commitment; and provided further that the maximum amount of Inventory consisting of spare or replacement parts which may be included as part of the Regular U.S. Borrowing Base is $2,500,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust U.S. Reserves or reduce one or more of the other elements used in computing the Regular U.S. Borrowing Base.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means Lenders whose Credit Facility Exposure and Unused Commitment constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Commitment; provided that to the extent there is more than one Lender, Required Lenders must include at least two unaffiliated Lenders. The Credit Facility Exposure and Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserves” means Dutch Reserves or U.S. Reserves, as the context may require.

“Restricted Payment” means (a) any Capital Distribution, (b) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, (c) any voluntary prepayment of principal of the Term Loans (other than in connection with a refinancing, replacement, renewal or extension thereof that is within the parameters set forth in Section 7.02(k) and not otherwise prohibited hereunder or under the Intercreditor Agreement), (d) any voluntary prepayment of Material Indebtedness consisting of Capital Leases listed on Schedule 7.02 on the Closing Date or (e) any voluntary or mandatory prepayment of principal of any other Material Indebtedness (other than voluntary or mandatory prepayment of the Obligations or the Term Loan Obligations).

“Revaluation Date” means (i) with respect to any Loan, each of the following: (A) each date of a Borrowing of a Loan denominated in Euro, (B) each date of a continuation of a Loan denominated in Euro pursuant to Section 2.10 and (C) each additional date as the Foreign Collateral Agent shall determine; and (ii) with respect to any Letter of Credit, each of the following: (A) each date of issuance of a Letter of Credit denominated in Euro, (B) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (C) each date of any payment by an LC Issuer under any Letter of Credit denominated in Euro and (D) each additional date as the Foreign Collateral Agent shall determine.

“Revolving Borrowing” means Dutch Revolving Borrowing and U.S. Revolving Borrowing.

“Revolving Commitment” means, with respect to any Lender at any time, the sum of its Dutch Revolving Commitment and U.S. Revolving Commitment.

“Revolving Facility” means the Dutch Revolving Facility and the U.S. Revolving Facility.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Note” means a Dutch Revolving Facility Note and a U.S. Revolving Facility Note.

“Revolving Facility Percentage” means the Dutch Revolving Facility Percentage and the U.S. Revolving Facility Percentage, as context may require.

“Revolving Facility Termination Date” means the earliest of (a) August 28, 2019, (b) the date that is six months prior to the maturity of the Term Loan Credit Agreement or (c) the date that the Revolving Commitments have been terminated pursuant to Section 8.02.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02. Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“S&P Rating” means the senior corporate family rating accorded to the Company’s senior credit facilities by S&P.

“Sale” has the meaning provided in Section 11.06(f).

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrowers or any Subsidiary of a Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrowers and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrowers or such Subsidiary to such Person.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SDN List” has the meaning provided in Section 5.24.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Creditors” has the meaning provided in the Security Agreements.

“Secured Hedge Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with the Company or any of its Subsidiaries.

“Security Agreements” means the Dutch Security Documents and the U.S. Security Agreement.

“Security Documents” means the Dutch Security Documents, the U.S. Security Agreement, each Mortgage, the Collateral Assignment of Merger Documents, each Collateral Access Agreement, any UCC financing statement, any Control Agreement, each Security Joinder Agreement, any collateral assignments of intellectual property or intellectual property security agreements, any perfection certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent or the Foreign Collateral Agent as security for any of the Obligations.

“Security Joinder Agreement” has the meaning specified in the U.S. Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, and (f) in the case of a Dutch Credit Party such Person has not stopped paying its debts (verkeert niet in een toestand dat hij is opgehouden te betalen) . The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Purchase Agreement Representations” means the representations and warranties made by, or with respect to, the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, in their capacity as such, but only to the extent that the Company or any of its Affiliates have the right to terminate their obligations under the Merger Agreement (or the right to decline or otherwise refuse to consummate the Target Acquisition pursuant to the Merger Agreement) as a result of the breach of one or more of such representations in the Merger Agreement or any such representation and warranty not being accurate (in each case, determined without regard to any notice requirement).

“Specified Representations” means the representations and warranties set forth in Sections 5.01, 5.02 (other than clauses (b) and (c) thereof), 5.06 (subject to the last sentence of Section 4.01(a) with respect to the perfection of liens), 5.13 (determined for this purpose for the Company and its Subsidiaries on a consolidated basis as of the Closing Date and after giving effect to the Transactions), 5.15, 5.21, 5.22 and 5.26.

“Split Rating” shall exist at any time there shall be a difference in level between the Moody’s Rating and the corresponding S&P Rating.

“Spot Rate” means, for a currency, the rate determined by the Foreign Collateral Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date one Business Day prior to the date as of which the foreign exchange computation is made; provided that the Foreign Collateral Agent may obtain such spot rate from another financial institution designated by the Foreign Collateral Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency, and provided further that an LC Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euro.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent in its Permitted Discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Obligation” means, with respect to the Borrowers or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the U.S. Swing Line Commitment or the Dutch Swing Line Commitment.

“Swing Line Exposure” means the U.S. Swing Line Exposure or the Dutch Swing Line Exposure.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitments of the Swing Line Lenders.

“Swing Line Lenders” means the U.S. Swing Line Lender and the Dutch Swing Line Lender and “Swing Line Lender” means either of them, as the context may require.

“Swing Line Note” means a U.S. Swing Line Note.

“Swing Loan” means a U.S. Swing Loan or a Dutch Swing Loan, as the context may require.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) the last day of the period for such Swing Loan as established by a Swing Line Lender and agreed to by the Borrowers, which shall be less than 7 days, and (b) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(d).

“Syndication Agent” has the meaning provided in the first paragraph of this Agreement.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease” means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Target” means Autocam Corporation, a Michigan corporation.

“Target Acquisition” means the merger of the Merger Sub with and into the Target, upon the terms and conditions set forth in the Merger Agreement, with the Target surviving the merger.

“Target Acquisition Documentation” means, collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Target Audited Financial Statements” means the audited consolidated balance sheet of the Target and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Target and its Subsidiaries, including the notes thereto.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Foreign Collateral Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Interim Financial Statements” has the meaning provided in Section 4.01(m).

“Target Material Adverse Effect” any event, occurrence, fact, condition, or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Target or its Subsidiaries on a consolidated basis, or (b) the ability of the Target to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement; provided, however, that “Target Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, financial, social or political conditions; (ii) conditions generally affecting the industries in which the Target or any of its Subsidiaries operates (including legal and regulatory changes); (iii) any changes in financial, debt, credit, banking or securities markets in general; (iv) acts of war (whether or not declared), hostilities or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, or the escalation or worsening thereof; (v) acts of God or other natural disasters; (vi) any action required by the Merger Agreement (other than compliance with the initial paragraph of Section 5.01 of the Merger Agreement)); (vii) any changes in applicable Laws or accounting rules, including GAAP, or standards, interpretations or enforcement thereof; (viii) the public announcement, pendency or completion of the transactions contemplated by the Merger Agreement; (ix) the failure to meet any projections or forecasts (but the underlying causes of such failure to meet such projections or forecasts shall be considered, unless such underlying causes would (after giving effect to the proviso below) otherwise be excluded from this definition of Target Material Adverse Effect pursuant to any of clauses (i) to (viii) and (x) hereof) and (x) any act or failure to act consented to in writing or requested by the Borrower, as buyer (and consented to by the Lead Arrangers); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) or (vii) immediately above shall be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Target and its Subsidiaries compared to other participants in the industries in which the Target and its Subsidiaries conducts its businesses.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Tax Payment” means either the increase in a payment made by a Borrower to a Lender under Section 3.03(b) or a payment under Section 3.06(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Borrowing Base” means the Temporary Dutch Borrowing Base or the Temporary U.S. Borrowing Base, as applicable.

“Temporary Dutch Borrowing Base” means, at any time, with respect to the Dutch Borrower, an amount equal to the sum (expressed in Euros) of

(a) up to 55% of Eligible Dutch Accounts; plus

(b) up to 25% of the lower of cost or market Value (determined on a first in, first out basis in accordance with GAAP) of Eligible Dutch Inventory, minus

(c) Dutch Reserves, if any;

provided that the maximum amount of Inventory which may be included as part of the Temporary Dutch Borrowing Base is $6,000,000. The Administrative Agent or the Foreign Collateral Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Dutch Reserves or reduce one or more of the other elements used in computing the Temporary Dutch Borrowing Base.

“Temporary U.S. Borrowing Base” means, at any time, with respect to the U.S. Borrower, an amount equal to the sum (expressed in Dollars) of

(a) up to 55% of Eligible U.S. Accounts; plus

(b) up to 25% of the lower of cost or market Value (determined on a first in, first out basis in accordance with GAAP) of Eligible U.S. Inventory; plus

(c) up to 25% of the lower of cost or market value (determined on a first in, first out basis in accordance with GAAP) of Eligible Spare Parts Inventory; minus

(d) U.S. Reserves, if any;

provided that the maximum amount of Inventory which may be included as part of the Temporary U.S. Borrowing Base is $34,000,000; and provided further that the maximum amount of Inventory consisting of spare or replacement parts which may be included as part of the Temporary U.S. Borrowing Base is $2,500,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Temporary U.S. Borrowing Base.

“Term Loan Agent” means Bank of America, N.A. and any successor administrative agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of the Closing Date, by and among the Company, the Term Loan Lenders, and the Term Loan Agent, as the same may from time to time be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified to the extent not prohibited by the terms of the Intercreditor Agreement.

“Term Loan Documents” means, collectively, the Term Loan Credit Agreement and each other “Loan Document” as defined therein.

“Term Loan Facility” means the loan facility established under the Term Loan Documents.

“Term Loan Lenders” means each of the lenders from time to time a party under the Term Loan Credit Agreement.

“Term Loan Obligations” means all “Obligations” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date).

“Term Loans” means the loans made pursuant to the Term Loan Credit Agreement.

“Term Priority Collateral” has the meaning provided in the Intercreditor Agreement.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Company then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Total Credit Facility Amount” means the Total Dutch Credit Facility Amount and the Total U.S. Credit Facility Amount.

“Total Dutch Credit Facility Amount” means the Total Dutch Revolving Commitment. As of the Closing Date, the amount of the Total Dutch Credit Facility Amount is $15,000,000.

“Total Dutch Revolving Commitment” means the sum of the Dutch Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(c) hereof or increased pursuant to Section 2.17 hereof. As of the Closing Date, the amount of the Total Dutch Revolving Commitment is $15,000,000.

“Total Revolving Commitment” means the Total Dutch Revolving Commitment and the Total U.S. Revolving Commitment.

“Total U.S. Credit Facility Amount” means the Total U.S. Revolving Commitment. As of the Closing Date, the amount of the U.S. Credit Facility Amount is $85,000,000.

“Total U.S. Revolving Commitment” means the sum of the U.S. Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(d) hereof or increased pursuant to Section 2.17 hereof. As of the Closing Date, the amount of the Total U.S. Revolving Commitment is $85,000,000.

“Transaction Costs” means all customary and reasonable transaction fees, charges and other similar amounts related to the Transactions or any Acquisitions completed during the term of this Agreement in accordance with Section 7.03(b) (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the Closing Date or the closing date of such Acquisition, as applicable.

“Transaction Documents” means, collectively, the Loan Documents, the Target Acquisition Documentation, the Term Loan Documents and the Subordinated Debt Documents, and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Transactions” means, collectively, (a) the consummation of the Closing Date Equity Contribution, (b) the consummation of the merger under and pursuant to the Merger Agreement, (c) the closing of the term loan facility under the Term Loan Documents, (d) the entering into by the Credit Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (e) the refinancing of the Existing Indebtedness and the termination of all commitments with respect thereto, (f) the other transactions contemplated by the Transaction Documents, and (g) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar (or Dollar Equivalent Amount) amount of the draws made on such Letter of Credit that have not been reimbursed by the Company or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(g)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Commitment” means, for any Lender at any time, the excess of (a) such Lender’s Revolving Commitment at such time over (b) such Lender’s Credit Facility Exposure at such time.

“Unused Total Commitment” means, at any time, the excess of (a) the Total Credit Facility Amount at such time over (b) the Aggregate Credit Facility Exposure at such time.

“Unused Total Dutch Commitment” means, at any time, the excess of (a) the Total Dutch Credit Facility Amount at such time over (b) the Aggregate Dutch Credit Facility Exposure at such time.

“Unused Total U.S. Commitment” means, at any time, the excess of (a) the Total U.S. Credit Facility Amount at such time over (b) the Aggregate U.S. Credit Facility Exposure at such time.

“U.S. Agent Advance Exposure” means, at any time, the aggregate principal amount of all Agent Advances made by the Administrative Agent outstanding. The U.S. Agent Advance Exposure of any U.S. Lender at any time shall be its U.S. Revolving Facility Percentage of the aggregate U.S. Agent Advance Exposure.

“U.S. Availability” means, at any time, an amount equal to (a) the lesser of (i) the then Total U.S. Credit Facility Amount and (ii) the then U.S. Borrowing Base minus (b) the then Aggregate U.S. Credit Facility Exposure.

“U.S. Average Daily Availability” means, as of the end of any period, the average of the U.S. Availability for each of the Business Days of such period, as determined with reference to the Borrowing Base Certificates applicable to such period and the daily U.S. Revolving Borrowings and U.S. LC Outstandings for such period.

“U.S. Banking Services Agreements” means commercial credit cards (including, without limitation, credit or debit cards for commercial customers and purchasing cards), stored value cards, or treasury and cash management services (including controlled disbursement, automated clearinghouse transactions, return items, e-payables, overdrafts, netting and interstate depository network services) provided by any U.S. Lender (or any of its Affiliates) (a “U.S. Banking Services Provider”) to any U.S. Credit Party.

“U.S. Banking Services Obligations” means all obligations of the U.S. Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with U.S. Banking Services Agreements.

“U.S. Banking Services Reserves” means all U.S. Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion in respect of U.S. Banking Service Obligations.

“U.S. Borrower” means NN, Inc., a Delaware corporation.

“U.S. Borrowing Base” means (a) from the Closing Date to the earlier to occur of (i) 65 days after the Closing Date and (ii) the date on which the Conditions to Regular Borrowing Base are satisfied, the Temporary U.S. Borrowing Base and (b) from and after the date on which the Conditions to Regular Borrowing Base are satisfied, the Regular U.S. Borrowing Base. For the avoidance of doubt, the Administrative Agent may begin inputting into its systems U.S. Collateral Information as such U.S. Collateral Information becomes available to the Administrative Agent, whether from the applicable Collateral Reports or otherwise. As such U.S. Collateral Information is inputted, (1) the advance rates with respect to the Eligible U.S. Accounts as to which such inputted U.S. Collateral Information relates shall change to those indicated in the Regular U.S. Borrowing Base and (2) only if an Appraisal on such Eligible U.S. Inventory has been completed, the advance rates with respect to the Eligible U.S. Inventory as to which such inputted U.S. Collateral Information relates shall change to those indicated in the Regular U.S. Borrowing Base. To the extent no U.S. Collateral Information exists with respect to particular categories of Eligible U.S. Receivables or Eligible U.S. Inventory, the advance rates with respect thereto shall remain those set forth in the Temporary U.S. Borrowing Base until such information is available and inputted. If after the expiration of the 65 day period referred to in clause (a), the Conditions to Regular Borrowing Base shall not have been fully satisfied, (y) the Temporary U.S. Borrowing Base shall cease to be in place hereunder with respect to particular categories of Eligible U.S. Receivables or Eligible U.S. Inventory to the extent a Field Examination and an Appraisal with respect thereto have not been completed on or prior to the end of such 65 day period and (z) the Regular U.S. Borrowing Base shall be deemed to be implemented to the extent of and only with respect to Eligible U.S. Receivables and Eligible U.S. Inventory to the extent a Field Examination and an Appraisal with respect thereto have been completed on or prior to the end of such 65 day period (a “U.S. Borrowing Base Extension”). For the avoidance of doubt, as additional U.S. Collateral Information is inputted following the expiration of the 65 day period, the advance rates with respect to the Eligible U.S. Accounts and the Eligible U.S. Inventory (only if an Appraisal has been completed for such Eligible U.S. Inventory) as to which such inputted U.S. Collateral Information relates shall change to those indicated in the Regular U.S. Borrowing Base.

“U.S. Borrowing Base Extension” has the meaning provided in the definition of “U.S. Borrowing Base.”

“U.S. Cash Dominion Period” means the period from the date that U.S. Availability shall have been less than the U.S. Liquidity Threshold; provided that at such time U.S. Availability has been greater than the U.S. Liquidity Cure Threshold for thirty consecutive calendar days, the U.S. Cash Dominion Period shall cease to exist; provided further that such U.S. Cash Dominion Period is subject to reinstatement after the discontinuance thereof in the event that after such discontinuance, U.S. Availability shall have been less than the U.S. Liquidity Threshold; provided further that after (a) U.S. Availability is less than the U.S. Liquidity Threshold for the fifth time or (b) Dutch Availability is less than the Dutch Liquidity Threshold for the fifth time, the U.S. Cash Dominion Period shall remain in place until the Revolving Facility Termination Date.

“U.S. Collateral Information” means information with respect to, as applicable, Eligible U.S. Accounts, Eligible U.S. Inventory, NOLV Percentage and Value necessary for the implementation of the Regular U.S. Borrowing Base.

“U.S. Commitment Fees” has the meaning provided in Section 2.11(a).

“U.S. Credit Facility” means the credit facility established under this Agreement pursuant to which (a) the U.S. Lenders shall make U.S. Revolving Loans to the U.S. Borrower, and shall participate in U.S. LC Issuances, under the U.S. Revolving Facility pursuant to the U.S. Revolving Commitment of each such U.S. Lender, (b) the U.S. Swing Line Lender shall make U.S. Swing Loans to the U.S. Borrower under the U.S. Swing Line Facility pursuant to the U.S. Swing Line Commitment, and (c) each U.S. LC Issuer shall issue U.S. Letters of Credit for the account of the U.S. LC Obligors in accordance with the terms of this Agreement.

“U.S. Credit Facility Exposure” means, for any U.S. Lender at any time, the sum of (a) the principal amount of U.S. Revolving Loans made by such U.S. Lender and outstanding at such time, (b) such U.S. Lender’s U.S. Swing Line Exposure at such time, (c) such U.S. Lender’s U.S. Overadvance Exposure at such time, (d) such U.S. Lender’s U.S. LC Exposure at such time, and (e) such U.S. Lender’s U.S. Agent Advance Exposure at such time.

“U.S. Credit Parties” means, collectively, the U.S. Borrower and the U.S. Guarantors and “U.S. Credit Party” means any of them.

“U.S. Guarantors” means the Domestic Subsidiaries which have executed a Guaranty in respect of the U.S. Obligations. Schedule 2 hereto lists each U.S. Guarantor as of the Closing Date.

“U.S. Lender” means each Lender that has issued a U.S. Revolving Commitment.

“U.S. LC Collateral Account” has the meaning provided in Section 2.05(j)(i) .

“U.S. LC Commitment” means, with respect to each U.S. Lender, the amount set forth opposite such U.S. Lender’s name in Schedule 1 hereto as its “U.S. LC Commitment” or in the case of any U.S. Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time pursuant to (a) Sections 2.12 and 2.17, respectively, and (b) assignments by or to such U.S. Lender pursuant to Section 11.06.

“U.S. LC Commitment Amount” means $5,000,000.

“U.S. LC Documents” means, with respect to any U.S. Letter of Credit, any documents executed in connection with such U.S. Letter of Credit, including the U.S. Letter of Credit itself.

“U.S. LC Exposure” means for any U.S. Lender at any time, such Lender’s U.S. Revolving Facility Percentage of the U.S. LC Outstandings at such time.

“U.S. LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of U.S. Letters of Credit.

“U.S. LC Issuance” means the issuance of any U.S. Letter of Credit by any U.S. LC Issuer for the account of an U.S. LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such U.S. Letter of Credit.

“U.S. LC Issuer” means KeyBank National Association or any of its Affiliates, or such other Lender that is requested by the Company and agrees to be a U.S. LC Issuer hereunder and is approved by the Administrative Agent.

“U.S. LC Loan” has the meaning provided in Section 2.05(f) (i).

“U.S. LC Obligor” means, with respect to each U.S. LC Issuance, the U.S. Borrower or the U.S. Guarantor for whose account such U.S. Letter of Credit is issued.

“U.S. LC Outstandings” means, at any time, the sum, without duplication, of (a) the aggregate Stated Amount of all outstanding U.S. Letters of Credit and (b) the aggregate amount of all Unpaid Drawings with respect to U.S. Letters of Credit.

“U.S. LC Participant” has the meaning provided in Section 2.05(h).

“U.S. LC Participation” has the meaning provided in Section 2.05(h).

“U.S. LC Request” has the meaning provided in Section 2.05(b).

“U.S. Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any U.S. LC Issuer under this Agreement pursuant to Section 2.05 for the account of any U.S. LC Obligor.

“U.S. Liquidity Cure Threshold” means, at any time, the greater of, (a) 12.5% of the then U.S. Borrowing Base and (b) 12.5% of the then Total U.S. Credit Facility Amount.

“U.S. Liquidity Threshold” means, at any time, the greater of, (a) $6,800,000 and (b) the lesser of (i) 10.0% of the then U.S. Borrowing Base and (ii) 10.0% of the then Total U.S. Credit Facility Amount.

“U.S. Obligations” means all Obligations of the U.S. Credit Parties.

“U.S. Overadvance” has the meaning provided in Section 2.03(a).

“U.S. Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Overadvances. The U.S. Overadvance Exposure of any Lender at any time shall be its U.S. Revolving Facility Percentage of the aggregate U.S. Overadvance Exposure.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the U.S. Obligations, U.S. Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any U.S. Credit Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Hedging Obligations, reserves for contingent liabilities of any U.S. Credit Party, reserves for uninsured losses of any U.S. Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any U.S. Credit Party.

“U.S. Revolving Availability” means, at any time, an amount equal to (a) the lesser of (i) the then Total U.S. Revolving Commitment and (ii) the then U.S. Borrowing Base, minus (b) the then Aggregate U.S. Credit Facility Exposure.

“U.S. Revolving Borrowing” means the incurrence of U.S. Revolving Loans consisting of one Type of U.S. Revolving Loan by the Company from all of the U.S. Lenders on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any LIBOR Loans, the same Interest Period.

“U.S. Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans and to acquire participations in Overadvances, U.S. Letters of Credit and U.S. Swing Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s U.S. Credit Facility Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) ) Sections 2.12 and 2.17, respectively, and (b) assignments by or to such Lender pursuant to Section 11.06. The initial amount of each Lender’s U.S. Revolving Commitment is set forth on Schedule 1, or in the Assignment Agreement pursuant to which such Lender shall have assumed its U.S. Revolving Commitment, as applicable.

“U.S. Revolving Facility” means the credit facility established under Section 2.02(a) pursuant to the U.S. Revolving Commitment of each U.S. Lender.

“U.S. Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1A hereto.

“U.S. Revolving Facility Percentage” means, at any time for any U.S. Lender, the percentage obtained by dividing such U.S. Lender’s U.S. Revolving Commitment by the Total U.S. Revolving Commitment, provided, however, that if the U.S. Revolving Commitments have been terminated, the U.S. Revolving Facility Percentage for each U.S. Lender shall be determined by dividing such U.S. Lender’s U.S. Revolving Commitment immediately prior to such termination by the Total U.S. Revolving Commitment immediately prior to such termination. The U.S. Revolving Facility Percentage of each U.S. Lender as of the Closing Date is set forth on Schedule 1 hereto.

“U.S. Revolving Loan” means, with respect to each U.S. Lender, any loan made by such U.S. Lender pursuant to Section 2.02(a). Unless the context shall otherwise require, the term “U.S. Revolving Loans” shall include Incremental U.S. Revolving Loans.

“U.S. Security Agreement” means the U.S. Security Agreement, substantially in the form attached hereto as Exhibit I, executed by the U.S. Credit Parties in favor of the Administrative Agent for the benefit of the Lenders.

“U.S. Swing Line Commitment” means the commitment of the U.S. Swing Line Lender to make U.S. Swing Loans to the Company up to the aggregate amount at any time outstanding of Eight Million, Five Hundred Thousand Dollars ($8,500,000).

“U.S. Swing Line Exposure” means, at any time, the aggregate principal amount of all U.S. Swing Loans outstanding. The U.S. Swing Line Exposure of any U.S. Lender at any time shall be its U.S. Revolving Facility Percentage of the aggregate U.S. Swing Line Exposure.

“U.S. Swing Line Lender” means KeyBank National Association.

“U.S. Swing Line Note” means the U.S. Swing Line Note, in the form of the attached Exhibit A-2, executed and delivered by US Borrower pursuant to Section 2.04(c) hereof.

“U.S. Swing Loan” means a loan that shall be denominated in Dollars granted to the U.S. Borrower by the U.S. Swing Line Lender under the U.S. Swing Line Commitment, in accordance with Section 2.04(a) hereof.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.03(g)(ii)(B)(iii).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Value” means the value of Inventory determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates.

“VAT” means any value added tax imposed in compliance with the EC Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive, or any other tax of a similar nature, whether imposed in a member state of the European Union or imposed elsewhere.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Weekly Reporting Period” means any period (a) during the continuance of a Default or (b) during which Availability for three consecutive Business Days is less than the Aggregate Liquidity Threshold until the date on which, in the case of clause (a) such Default is cured, waived or no longer continuing, or in the case of clause (b), Availability exceeds the Aggregate Liquidity Threshold for at least 30 consecutive calendar days.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable Law to be owned by a Person other than the Company and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05 Exchange Rates; Currency Equivalents. The Foreign Collateral Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of the aggregate outstanding amount denominated in Euro and shall provide notice of the same to the Company. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Foreign Collateral Agent. The Dutch Borrower shall report Value and other Dutch Borrowing Base components to the Foreign Collateral Agent in the currency invoiced by such Dutch Borrower or other Applicable Dutch Credit Party or shown in such Person’s financial records, and unless expressly provided otherwise, all financial statements and Borrowing Base Certificates shall be expressed in Dollars and all financial covenants shall be calculated in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Credit Parties shall repay such Obligation in such other currency.

Section 1.06 Pro Forma Effect. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all financial calculations, if the Company or any Subsidiary has made any Acquisition permitted by Section 7.03(b) or any Disposition outside the ordinary course of business permitted by Section 7.05(b) during the relevant period for determining compliance with such covenants, such calculations shall be made after giving pro forma effect thereto, as if such Acquisition or Disposition had occurred on the first day of such period, but in the case of an Acquisition, only so long as the results of the business being acquired are supported by financial statements or other financial data reasonably acceptable to the Administrative Agent.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lenders and each LC Issuer agree to establish the Credit Facilities for the benefit of the Borrowers; provided, however, that at no time will (a) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, (b) the Dutch Credit Facility Exposure of any Dutch Lender exceed the aggregate amount of such Dutch Lender’s Dutch Revolving Commitment or (c) the U.S. Credit Facility Exposure of any U.S. Lender exceed the aggregate amount of such U.S. Lender’s U.S. Revolving Commitment. Notwithstanding anything to the contrary set forth herein or in any Loan Document, and without limiting the other conditions to funding set forth herein, in the event that the Collateral Reports shall not have been completed by the applicable Persons and received by the Administrative Agent within sixty-five (65) days after the Closing Date, thereafter no additional Loans shall be made and no additional Letters of Credit shall be issued hereunder or under any other Loan Document until such Collateral Reports shall have been completed and delivered to the Administrative Agent; provided that if (x) a Dutch Borrowing Base Extension shall have been granted, Dutch Revolving Loans shall continue to be made and Dutch Letters of Credit shall continue to be issued utilizing the Regular Dutch Borrowing Base in accordance with the provisions set forth in the definition of Dutch Borrowing Base hereunder and (y) a U.S. Borrowing Base Extension shall have been granted, U.S. Revolving Loans shall continue to be made and U.S. Letters of Credit shall continue to be issued utilizing the Regular U.S. Borrowing Base in accordance with the provisions set forth in the definition of U.S. Borrowing Base hereunder. Notwithstanding anything to the contrary set forth herein or in any Loan Document, and without limiting the other conditions to funding set forth herein, in the event that within sixty (60) days after the Closing Date (or such longer time as may be agreed by the Administrative Agent and the Foreign Collateral Agent in their Permitted Discretion), (1) the Dutch Security Documents are not executed and delivered in form and substance satisfactory to the Administrative Agent and the Foreign Collateral Agent, each in their Permitted Discretion, or (2) the Administrative Agent and the Foreign Collateral Agent do not receive opinions each deems necessary in its Permitted Discretion covering such Dutch Security Documents, the Dutch Revolving Facility and the Dutch Revolving Commitments shall terminate.

Section 2.02 Revolving Facility. (a) U.S. Revolving Loans. During the Revolving Facility Availability Period, each U.S. Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a U.S. Revolving Loan or U.S. Revolving Loans to the U.S. Borrower from time to time pursuant to such U.S. Lender’s U.S. Revolving Commitment, which U.S. Revolving Loans: (i) may, except as set forth herein, at the option of the U.S. Borrower, be incurred and maintained as, or Converted into, U.S. Revolving Loans that are Base Rate Loans or LIBOR Loans, in each case denominated in Dollars, provided that all U.S. Revolving Loans made as part of the same U.S. Revolving Borrowing shall consist of U.S. Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such U.S. Revolving Loan, (A) the U.S. Credit Facility Exposure of any U.S. Lender would exceed such U.S. Lender’s U.S. Revolving Commitment, (B) the Aggregate U.S. Credit Facility Exposure would exceed the lesser of (1) the Total U.S. Revolving Commitment or (2) the U.S. Borrowing Base, (C) the Aggregate Credit Facility Exposure would exceed the lesser of (1) the Total Revolving Commitment or (2) the Aggregate Borrowing Base, or (D) the U.S. Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(b). The U.S. Revolving Loans to be made by each U.S. Lender will be made by such U.S. Lender on a pro rata basis based upon such U.S. Lender’s U.S. Revolving Facility Percentage of each U.S. Revolving Borrowing, in each case in accordance with Section 2.07 hereof.

(b) Dutch Revolving Loans. During the Revolving Facility Availability Period, each Dutch Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Dutch Revolving Loan or Dutch Revolving Loans to the Dutch Borrower from time to time pursuant to such Dutch Lender’s Dutch Revolving Commitment, which Dutch Revolving Loans: (i) may, except as set forth herein, at the option of the Dutch Borrower, be incurred and maintained as, or Converted into, Dutch Revolving Loans that are Base Rate Loans or LIBOR Loans, in each case denominated in Euros or, at the option of the Dutch Borrower, Dollars, provided that all Dutch Revolving Loans made as part of the same Dutch Revolving Borrowing shall consist of Dutch Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof, provided that each Dutch Revolving Loan shall be repaid in the same currency that such Dutch Revolving Loan was made; and (iii) shall not be made if, after giving effect to the Dollar Equivalent of any such Dutch Revolving Loan, (A) the Dutch Credit Facility Exposure of any Dutch Lender would exceed such Dutch Lender’s Dutch Revolving Commitment, (B) the Aggregate Dutch Credit Facility Exposure would exceed the lesser of (1) the Total Dutch Revolving Commitment or (2) the Dutch Borrowing Base, (C) the Aggregate Credit Facility Exposure would exceed the lesser of (1) the Total Revolving Commitment or (2) the Aggregate Borrowing Base, or (D) the Dutch Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(b). The Dutch Revolving Loans to be made by each Dutch Lender will be made by such Dutch Lender on a pro rata basis based upon such Dutch Lender’s Dutch Revolving Facility Percentage of each Dutch Revolving Borrowing, in each case in accordance with Section 2.07 hereof.

Section 2.03 Overadvances.

(a) U.S. Overadvances.

(i) Any provision of this Agreement to the contrary notwithstanding, at the request of the Company, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make U.S. Revolving Loans to the U.S. Borrower, on behalf of the U.S. Lenders, in amounts that exceed U.S. Revolving Availability (any such excess U.S. Revolving Loans are herein referred to collectively as “U.S. Overadvances”). In addition, U.S. Overadvances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All U.S. Overadvances shall constitute Base Rate Loans. The authority of the Administrative Agent to make U.S. Overadvances is limited to an aggregate amount not to exceed ten percent of the Total U.S. Revolving Commitment at any time, no U.S. Overadvance may remain outstanding for more than thirty days and no U.S. Overadvances shall cause any U.S. Lender’s U.S. Credit Facility Exposure to exceed its U.S. Revolving Commitment.

(ii) Upon the making of a U.S. Overadvance (whether before or after the occurrence of an Event of Default), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such U.S. Overadvance equal to its U.S. Revolving Facility Percentage of such U.S. Overadvance. The Administrative Agent may, at any time, require the U.S. Lenders to fund their participations. From and after the date, if any, on which any U.S. Lender is required to fund its participation in any U.S. Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such U.S. Lender, such Lender’s U.S. Revolving Facility Percentage of all payments of principal and interest and all proceeds of U.S. Collateral received by the Administrative Agent in respect of such U.S. Overadvance.

(b) Dutch Overadvances.

(i) Any provision of this Agreement to the contrary notwithstanding, at the request of the Dutch Borrower, the Foreign Collateral Agent shall, if approved by the Administrative Agent and the Foreign Collateral Agent, each in its sole discretion (but with absolutely no obligation on the part of the Administrative Agent or the Foreign Collateral Agent to grant such approval), make Dutch Revolving Loans to the Dutch Borrower, on behalf of the Dutch Lenders, in amounts that exceed Dutch Revolving Availability (any such excess Dutch Revolving Loans are herein referred to collectively as “Dutch Overadvances”). In addition, Dutch Overadvances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Dutch Overadvances shall constitute Base Rate Loans. The authority to make Dutch Overadvances is limited to an aggregate amount not to exceed ten percent of the Total Dutch Revolving Commitment at any time, no Dutch Overadvance may remain outstanding for more than thirty days and no Dutch Overadvances shall cause any Dutch Lender’s Dutch Credit Facility Exposure to exceed its Dutch Revolving Commitment.

(ii) Upon the making of a Dutch Overadvance (whether before or after the occurrence of an Event of Default), each Dutch Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Foreign Collateral Agent without recourse or warranty, an undivided interest and participation in such Dutch Overadvance equal to its Dutch Revolving Facility Percentage of such Dutch Overadvance. The Foreign Collateral Agent may, at any time, require the Dutch Lenders to fund their participations. From and after the date, if any, on which any Dutch Lender is required to fund its participation in any Dutch Overadvance purchased hereunder, the Foreign Collateral Agent shall promptly distribute to such Dutch Lender, such Lender’s Dutch Revolving Facility Percentage of all payments of principal and interest and all proceeds of Dutch Collateral received by the Foreign Collateral Agent in respect of such Dutch Overadvance.

Section 2.04 Swing Line Facility.

(a) U.S. Swing Loans. During the Revolving Facility Availability Period, the U.S. Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a U.S. Swing Loan or U.S. Swing Loans to the U.S. Borrower from time to time, which U.S. Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such U.S. Swing Loan; (ii) shall be made only in Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of U.S. Swing Loans outstanding does not exceed the U.S. Swing Line Commitment, and (B) the Aggregate U.S. Credit Facility Exposure would not exceed the lesser of (1) the Total U.S. Revolving Commitment or (2) the U.S. Borrowing Base; (v) shall not be made if, after giving effect thereto, the Company would be required to prepay Loans or Cash Collateralize U.S. Letters of Credit pursuant to Section 2.13(b) hereof; (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding U.S. Swing Loan and (vii) at no time shall there be more than 3 Borrowings of U.S. Swing Loans outstanding hereunder.

(b) Dutch Swing Loans. During the Revolving Facility Availability Period, the Dutch Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Dutch Swing Loan or Dutch Swing Loans to the Dutch Borrower from time to time, which Dutch Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Dutch Swing Loan; (ii) shall be made in Euros or, at the option of the Dutch Borrower, Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the Dollar Equivalent of the aggregate principal amount of Dutch Swing Loans outstanding does not exceed the Dutch Swing Line Commitment, and (B) the Aggregate Dutch Credit Facility Exposure would not exceed the lesser of (1) the Total Dutch Revolving Commitment or (2) the Dutch Borrowing Base; (v) shall not be made if, after giving effect thereto, the Dutch Borrower would be required to prepay Loans or Cash Collateralize Dutch Letters of Credit pursuant to Section 2.13(b) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Dutch Swing Loan.

(c) U.S. Swing Loan Refunding. The U.S. Swing Line Lender may at any time, in its sole and absolute discretion, direct that the U.S. Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the U.S. Lenders with U.S. Revolving Commitments and, unless an Event of Default specified in Section 8.01(j) has occurred, the Company. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the U.S. Borrower of a Notice of Borrowing requesting U.S. Revolving Loans consisting of Base Rate Loans in the amount of the U.S. Swing Loans to which it relates. Each U.S. Lender with a U.S. Revolving Commitment (including the U.S. Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (g) below) to make a U.S. Revolving Loan to the U.S. Borrower in the amount of such U.S. Lender’s U.S. Revolving Facility Percentage of the aggregate amount of the U.S. Swing Loans to which such Notice of Swing Loan Refunding relates. Each such U.S. Lender shall make the amount of such U.S. Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Payment Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such U.S. Revolving Loans shall be made immediately available to the U.S. Swing Line Lender and applied by it to repay the principal amount of the U.S. Swing Loans to which such Notice of Swing Loan Refunding relates.

(d) Dutch Swing Loan Refunding. The Dutch Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Dutch Swing Loans owing to it be refunded by delivering a Notice of Swing Loan Refunding to the Foreign Collateral Agent. Promptly upon receipt of a Notice of Swing Loan Refunding, the Foreign Collateral Agent shall give notice of the contents thereof to the Dutch Lenders with Dutch Revolving Commitments and, unless an Event of Default specified in Section 8.01(j) has occurred, the Dutch Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Dutch Borrower of a Notice of Borrowing requesting Dutch Revolving Loans consisting of Base Rate Loans in the amount of the Dutch Swing Loans to which it relates. Each Dutch Lender with a Dutch Revolving Commitment (including the Dutch Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (g) below) to make a Dutch Revolving Loan to the Dutch Borrower in the amount of such Dutch Lender’s Dutch Revolving Facility Percentage of the aggregate amount of the Dutch Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Dutch Revolving Loan available to the Foreign Collateral Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Payment Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Dutch Lender after such time; provided that with respect to Dutch Swing Loans funded in Euros, no Lender shall be required to make such amount available until the third Business Day after it shall have received such notice. The proceeds of such Dutch Revolving Loans shall be made immediately available to the Dutch Swing Line Lender and applied by it to repay the principal amount of the Dutch Swing Loans to which such Notice of Swing Loan Refunding relates.

(e) U.S. Swing Loan Participation. If prior to the time a U.S. Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(j) shall have occurred or one or more of the U.S. Lenders with U.S. Revolving Commitments shall determine that it is legally prohibited from making a U.S. Revolving Loan under such circumstances, each U.S. Lender (other than the U.S. Swing Line Lender), or each U.S. Lender (other than such U.S. Swing Line Lender) so prohibited, as the case may be, shall, on the date such U.S. Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding U.S. Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “U.S. Swing Loan Participation Amount”) equal to such U.S. Lender’s U.S. Revolving Facility Percentage of such outstanding U.S. Swing Loans. On the Purchase Date, each such U.S. Lender or each such U.S. Lender so prohibited, as the case may be, shall pay to the U.S. Swing Line Lender, in immediately available funds, such U.S. Lender’s U.S. Swing Loan Participation Amount, and promptly upon receipt thereof the U.S. Swing Line Lender shall, if requested by such other U.S. Lender, deliver to such U.S. Lender a participation certificate, dated the date of the U.S. Swing Line Lender’s receipt of the funds from, and evidencing such U.S. Lender’s Swing Loan Participation in, such U.S. Swing Loans and its U.S. Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a U.S. Lender to the U.S. Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such U.S. Lender shall pay to the U.S. Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other U.S. Lender such U.S. Lender’s U.S. Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Company on account of the related U.S. Swing Loans, the U.S. Swing Line Lender will promptly distribute to such U.S. Lender its ratable share of such amount based on its U.S. Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the U.S. Swing Line Lender is required to be returned, such U.S. Lender will return to the U.S. Swing Line Lender any portion thereof previously distributed to it by the U.S. Swing Line Lender.

(f) Dutch Swing Loan Participation. If prior to the time a Dutch Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(j) shall have occurred in respect of the Dutch Borrower or one or more of the Dutch Lenders with Dutch Revolving Commitments shall determine that it is legally prohibited from making a Dutch Revolving Loan under such circumstances, each Dutch Lender (other than the Dutch Swing Line Lender), or each Dutch Lender (other than such Dutch Swing Line Lender) so prohibited, as the case may be, shall, on the Purchase Date, purchase a Swing Loan Participation in the outstanding Dutch Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Dutch Swing Loan Participation Amount”) equal to such Dutch Lender’s Dutch Revolving Facility Percentage of such outstanding Dutch Swing Loans. On the Purchase Date, each such Dutch Lender or each such Dutch Lender so prohibited, as the case may be, shall pay to the Dutch Swing Line Lender, in immediately available funds, such Lender’s Dutch Swing Loan Participation Amount, and promptly upon receipt thereof the Dutch Swing Line Lender shall, if requested by such other Dutch Lender, deliver to such Dutch Lender a participation certificate, dated the date of the Dutch Swing Line Lender’s receipt of the funds from, and evidencing such Dutch Lender’s Swing Loan Participation in, such Dutch Swing Loans and its Dutch Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Dutch Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Dutch Lender shall pay to the Dutch Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Dutch Lender such Dutch Lender’s Dutch Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Dutch Borrower on account of the related Dutch Swing Loans, the Dutch Swing Line Lender will promptly distribute to such Dutch Lender its ratable share of such amount based on its Dutch Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Dutch Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Dutch Swing Line Lender is required to be returned, such Dutch Lender will return to the Dutch Swing Line Lender any portion thereof previously distributed to it by the Dutch Swing Line Lender.

(g) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(c) and (d) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05 Letters of Credit.

(a) U.S. LC Issuances. During the Revolving Facility Availability Period, the U.S. Borrower may request a U.S. LC Issuer at any time and from time to time to issue, for the account of U.S. Borrower or any U.S. Guarantor, and subject to and upon the terms and conditions herein set forth, each U.S. LC Issuer agrees to issue from time to time U.S. Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such U.S. LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no U.S. LC Issuance shall be made if, after giving effect thereto, (i) the U.S. LC Exposure of any Lender would exceed such Lender’s U.S. LC Commitment, (ii) the U.S. LC Outstandings would exceed the U.S. LC Commitment Amount, (iii) the Aggregate U.S. Credit Facility Exposure would exceed the lesser of (y) the Total U.S. Revolving Commitment or (z) the U.S. Borrowing Base, (iv) the Aggregate Credit Facility Exposure would exceed the lesser of (y) the Total Revolving Commitment or (z) the Aggregate Borrowing Base, or (v) the U.S. Borrower would be required to prepay Loans or Cash Collateralize U.S. Letters of Credit pursuant to Section 2.13(b) hereof. Each U.S. Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (1) 364 days from the date of issuance thereof, or (2) 30 days prior to the Revolving Facility Termination Date. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement and entitled to the benefits of a Letter of Credit issued hereunder.

(b) Dutch LC Issuances. During the Revolving Facility Availability Period, the Dutch Borrower may request a Dutch LC Issuer at any time and from time to time to issue, for the account of any Applicable Dutch Credit Party, and subject to and upon the terms and conditions herein set forth, each Dutch LC Issuer agrees to issue from time to time Dutch Letters of Credit denominated and payable in Euros or, at the option of the Dutch Borrower, Dollars and in each case in such form as may be approved by such Dutch LC Issuer and the Foreign Collateral Agent; provided, however, that notwithstanding the foregoing, no Dutch LC Issuance shall be made if, after giving effect thereto, (i) the Dutch LC Exposure of any Dutch Lender would exceed such Dutch Lender’s Dutch LC Commitment, (ii) the Dutch LC Outstandings would exceed the Dutch LC Commitment Amount, (iii) the Aggregate Dutch Credit Facility Exposure would exceed the lesser of (y) the Total Dutch Revolving Commitment or (z) the

Dutch Borrowing Base, (iv) the Aggregate Credit Facility Exposure would exceed the lesser of (y) the Total Revolving Commitment or (z) the Aggregate Borrowing Base, or (v) the Dutch Borrower would be required to prepay Loans or Cash Collateralize U.S. Letters of Credit pursuant to Section 2.13(b) hereof. Each Dutch Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earliest of (1) 364 days from the date of issuance thereof, or (2) 30 days prior to the Revolving Facility Termination Date, or (3) any other expiry date acceptable to the Foreign Collateral Agent, Administrative Agent and the applicable Dutch LC Issuer. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement and entitled to the benefits of a Letter of Credit issued hereunder.

(c) U.S. LC Requests. Whenever the Company desires that a U.S. Letter of Credit be issued for its account or the account of any eligible U.S. LC Obligor, the Company shall give the Administrative Agent and the applicable U.S. LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) or electronic notice which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “U.S. LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable U.S. LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant U.S. LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which U.S. LC Request shall include such supporting documents that such U.S. LC Issuer customarily requires in connection therewith (including, in the case of a U.S. Letter of Credit for an account party other than the Company, an application for, and if applicable a reimbursement agreement with respect to, such U.S. Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any U.S. LC Document and the terms and provisions of this Agreement respecting U.S. Letters of Credit, the terms and provisions of this Agreement shall control.

(d) Dutch LC Requests. Whenever the Dutch Borrower desires that a Dutch Letter of Credit be issued for its account or the account of any eligible Dutch LC Obligor, the Dutch Borrower shall give the Administrative Agent and the applicable Dutch LC Issuer written notice or electronic notice which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 or in a form reasonably acceptable to the Administrative Agent and the Dutch LC Issuer (each such request, a “Dutch LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable Dutch LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant Dutch LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Dutch LC Request shall include such supporting documents that such Dutch LC Issuer customarily requires in connection therewith (including, in the case of a Dutch Letter of Credit for an account party other than the Dutch Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Dutch Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any Dutch LC Document and the terms and provisions of this Agreement respecting Dutch Letters of Credit, the terms and provisions of this Agreement shall control.

(e) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(f) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent or the Foreign Collateral Agent, as applicable, each applicable Lender and the applicable Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(g) Reimbursement Obligations.

(i) U.S. Reimbursement Obligations. The U.S. Borrower hereby agrees to reimburse (or cause any U.S. LC Obligor for whose account a U.S. Letter of Credit was issued to reimburse) each U.S. LC Issuer, by making payment directly to such U.S. LC Issuer in immediately available funds at the Payment Office of such U.S. LC Issuer, for any Unpaid Drawing with respect to any U.S. Letter of Credit immediately after, and in any event on the date on which, such U.S. LC Issuer notifies the Company (or any such other U.S. LC Obligor for whose account such U.S. Letter of Credit was issued) of such payment or disbursement (which notice to the Company (or such other U.S. LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such U.S. LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the Payment Office of the applicable U.S. LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such U.S. LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to U.S. Revolving Loans pursuant to Section 2.09(a) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the U.S. Borrower or the relevant U.S. LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the U.S. Borrower, a contemporaneous U.S. Borrowing hereunder (if such Borrowing is otherwise available to the U.S. Borrower), (x) the U.S. Borrower will in each case be deemed to have given a Notice of Borrowing for a loan (a “U.S. LC Loan”), which shall be a Base Rate Loan in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the U.S. Lenders of such deemed Notice of Borrowing), (y) the U.S. Lenders shall make the U.S. LC Loans contemplated by such deemed Notice of Borrowing, and (z) the proceeds of such U.S. LC Loans shall be disbursed directly to the applicable U.S. LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the U.S. Borrower in accordance with the applicable provisions of this Agreement.

(ii) Dutch Reimbursement Obligations. The Dutch Borrower hereby agrees to reimburse (or cause any Dutch LC Obligor for whose account a Dutch Letter of Credit was issued to reimburse) each Dutch LC Issuer, by making payment directly to such Dutch LC Issuer in immediately available funds at the Payment Office of such Dutch LC Issuer, for any Unpaid Drawing with respect to any Dutch Letter of Credit immediately after, and in any event on the date on which, such Dutch LC Issuer notifies the Dutch Borrower (or any such other Dutch LC Obligor for whose account such Dutch Letter of Credit was issued) of such payment or disbursement (which notice to the Dutch Borrower (or such other Dutch LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in the currency in which such Dutch Letter of Credit is denominated, with interest on the amount so paid or disbursed by such Dutch LC Issuer, to the extent not reimbursed prior to 1:00 P.M.

(local time at the Payment Office of the applicable Dutch LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Dutch LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Dutch Revolving Loans pursuant to Section 2.09(a) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Dutch Borrower or the relevant Dutch LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Dutch Borrower, a contemporaneous Dutch Borrowing hereunder (if such Borrowing is otherwise available to the Dutch Borrower), (x) the Dutch Borrower will in each case be deemed to have given a Notice of Borrowing for a loan (a “Dutch LC Loan”), which shall be a Base Rate Loan in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Dutch Lenders of such deemed Notice of Borrowing), (y) the Dutch Lenders shall make the Dutch LC Loans contemplated by such deemed Notice of Borrowing, and (z) the proceeds of such Dutch LC Loans shall be disbursed directly to the applicable Dutch LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Dutch Borrower in accordance with the applicable provisions of this Agreement.

(iii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(h) LC Participations.

(i) Immediately upon each U.S. LC Issuance, the U.S. LC Issuer of such U.S. Letter of Credit shall be deemed to have sold and transferred to each U.S. Lender with a Revolving Commitment, and each such U.S. Lender (each a “U.S. LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such U.S. LC Issuer, without recourse or warranty, an undivided interest and participation (a “U.S. LC Participation”), to the extent of such U.S. Lender’s U.S. Revolving Facility Percentage of the Stated Amount of such U.S. Letter of Credit in effect at such time of issuance, in such U.S. Letter of Credit, each substitute U.S. Letter of Credit, each drawing made thereunder, the obligations of any U.S. LC Obligor under this Agreement with respect thereto (although U.S. LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the U.S. Lenders as provided in Section 2.11 and the U.S. LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(d)), the obligations of any U.S. LC Obligor under any U.S. LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) Immediately upon each Dutch LC Issuance, the Dutch LC Issuer of such Dutch Letter of Credit shall be deemed to have sold and transferred to each Dutch Lender with a

Revolving Commitment, and each such Dutch Lender (each a “Dutch LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Dutch LC Issuer, without recourse or warranty, an undivided interest and participation (a “Dutch LC Participation”), to the extent of such Dutch Lender’s Dutch Revolving Facility Percentage of the Stated Amount of such Dutch Letter of Credit in effect at such time of issuance, in such Dutch Letter of Credit, each substitute Dutch Letter of Credit, each drawing made thereunder, the obligations of any Dutch LC Obligor under this Agreement with respect thereto (although Dutch LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the Dutch LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(d)), the obligations of any Dutch LC Obligor under any Dutch LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(iii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iv) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(g), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in the currency in which the applicable Letter of Credit is denominated and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(v) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(vi) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(i) To the extent any LC Issuer is not indemnified by the applicable Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

(j) Cash Collateralization.

(i) U.S. Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Creditors (the “U.S. LC Collateral Account”), an amount in cash equal to 105% the total U.S. LC Outstandings as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in Section 8.01(j). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the U.S. LC Collateral Account, and the U.S. Borrower hereby grants the Administrative Agent a security interest in the U.S. LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the U.S. LC Issuers for Unpaid Drawings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the total U.S. LC Outstandings at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations.

(ii) Dutch Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Dutch Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the Dutch Borrower shall deposit in an account with the Foreign Collateral Agent, in the name of the Foreign Collateral Agent and for the benefit of the Dutch Secured Creditors (the “Dutch LC Collateral Account”), an amount in cash equal to 105% the total Dutch LC Outstandings as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in Section 8.01(j). Such deposit shall be held by the Foreign Collateral Agent as collateral for the payment and performance of the Dutch Obligations. The Foreign Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Dutch LC Collateral Account, and the Dutch Borrower hereby grants the Foreign Collateral Agent Lien on and/or a security interest in the Dutch LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Foreign Collateral Agent and at the Dutch Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Foreign Collateral Agent to reimburse the Dutch LC Issuers for Unpaid Drawings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Dutch Borrower for the total Dutch LC Outstandings at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Dutch Obligations.

Section 2.06 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the applicable

Borrower to the Administrative Agent, in the case of a U.S. Revolving Loan, and the Foreign Collateral Agent and the Administrative Agent, in the case of a Dutch Revolving Loan, in each case, at its Notice Office not later than (i) in the case of each Borrowing of a LIBOR Loan and each Borrowing to be denominated in Euros, 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing, (iii) in the case of any Borrowing under the U.S. Swing Line Facility, prior to 4:00 P.M. (local time at Administrative Agent’s Notice Office) on the proposed date of such Borrowing, and (iv) in the case of any Borrowing to be denominated in Euros under the Dutch Swing Line Facility, prior to 11:00 A.M. (local time at Foreign Collateral Agent’s Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the applicable Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by electronic transmission or telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the applicable Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, and whether such Borrowing is to be made in Dollars or Euro, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date (which shall be less than seven days). Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or Foreign Collateral Agent, as applicable, may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent or Foreign Collateral Agent in good faith to be from an Authorized Officer of the Borrowers entitled to give telephonic notices under this Agreement on behalf of the Borrowers; provided that the Foreign Collateral Agent shall, on the date of such Borrowing, provide electronic or telephonic notice (to be followed by written confirmation) to the Administrative Agent. In each such case, the Administrative Agent’s or Foreign Collateral Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrowers that consist of LIBOR Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than (A) three Borrowings of LIBOR Loans outstanding under the Dutch Credit Facility or (B) six Borrowings of LIBOR Loans outstanding under the U.S. Credit Facility.

Section 2.07 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Revolving Commitment of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Revolving Commitment hereunder. Nothing herein and no subsequent termination of the Revolving Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: all Revolving Loans and LC Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s (i) Dutch Revolving Facility Percentage of the amount of a Dutch Revolving Borrowing or a Dutch Letter of Credit in effect on the date the applicable Dutch Revolving Borrowing is to be made or the Dutch Letter of Credit is to be issued and (ii) U.S. Revolving Facility Percentage of the amount of a U.S. Revolving Borrowing or a U.S. Letter of Credit in effect on the date the applicable U.S. Revolving Borrowing is to be made or the U.S. Letter of Credit is to be issued.

(c) Notice to Lenders. The Administrative Agent or the Foreign Collateral Agent, as applicable, shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent or Foreign Collateral Agent, as applicable, at the Payment Office in Dollars or Euros, as applicable, and in immediately available funds and the Administrative Agent or Foreign Collateral Agent, as applicable, promptly will make available to the applicable Borrowers by depositing to its account at the Payment Office (or such other account as the applicable Borrowers shall specify) the aggregate of the amounts so made available in the type of funds received. For the avoidance of doubt, no Lender shall be required to make available any amount of any Borrowing in Euros until the third Business Day after it shall have received the notice required under Section 2.06(b) above.

(ii) Swing Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrowers by depositing to its account at the Payment Office (or such other account as the Borrowers shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e) Advance Funding. Unless the Administrative Agent or Foreign Collateral Agent, as applicable, shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent or Foreign Collateral Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent or the Foreign Collateral Agent may assume that such Lender has made such amount available to the Administrative Agent or Foreign collateral Agent on such date of Borrowing, and the Administrative Agent or Foreign Collateral Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent or the Foreign Collateral Agent by such Lender and the Administrative Agent or Foreign Collateral Agent has made the same available to the applicable Borrower, the Administrative Agent or Foreign Collateral Agent, as applicable, shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s or Foreign Collateral Agent’s demand therefor, the Administrative Agent or Foreign Collateral Agent shall promptly notify the applicable Borrower, and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent or Foreign Collateral Agent, as applicable. The Administrative Agent or Foreign Collateral Agent shall also be entitled to recover from such Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent or Foreign Collateral Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent or Foreign Collateral Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the applicable Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.08 Evidence of Obligations.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent and Foreign Collateral Agent; Lender Register. Each of the Administrative Agent and the Foreign Collateral Agent shall maintain accounts in which it shall record: (i) the amount of each applicable Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each applicable Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the applicable Borrower to each applicable Lender hereunder; (iv) the amount of any sum received by the Administrative Agent or Foreign Collateral Agent, as applicable, hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the applicable Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Revolving Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the applicable Borrower upon its request.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent or Foreign Collateral Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, the applicable Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the applicable Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, and (ii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the applicable Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the applicable Borrower’s obligation to repay the Loans and other amounts owing by the applicable Borrower to such Lender or the Swing Line Lender.

Section 2.09 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the applicable Base Rate plus the Applicable Revolving Loan Margin for such Base Rate Loan in effect from time to time and (ii) during such periods as such Revolving Loan is a LIBOR Loan, the relevant Adjusted LIBOR Rate for such LIBOR Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin for such LIBOR Loan in effect from time to time.

(b) Interest on Swing Loans and LC Loans. The outstanding principal amount of each Swing Loan and LC Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Base Rate in effect from time to time plus the Applicable Revolving Loan Margin.

(c) Default Interest. Notwithstanding the above provisions, if an Event of Default has occurred and is continuing, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), (i) the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan and all fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the applicable Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(d) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrowers: (i) in respect of each Base Rate Loan, monthly in arrears on the first Business Day of each month; (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the first Business Day of each month following the Swing Loan Maturity Date applicable thereto, payable to the Swing Line Lender that issued such Swing Loan; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(b), on demand.

(e) Computations of Interest. All computations of interest on U.S. Eurodollar Rate Loans and U.S. Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on U.S. Base Rate Loans and Unpaid Drawings with respect to U.S. Letters of Credit hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable. All computations of interest on Dutch Revolving Loans, Dutch Swing Loans and Unpaid Drawings with respect to Dutch Letters of Credit hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(f) Information as to Interest Rates. The Administrative Agent or Foreign Collateral Agent, as applicable, upon determining the interest rate for any Borrowing, shall promptly notify the Borrowers and the Lenders thereof. Any changes in the Applicable Revolving Loan Margin, shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Revolving Loan Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrowers and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.10 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Revolving Loans of one Type made to it into a Revolving Borrowing or Revolving Borrowings of another Type of Revolving Loans that can be made to it pursuant to this Agreement and (ii) Continue a Revolving Borrowing of LIBOR Loans at the end of the applicable Interest Period as a new Revolving Borrowing of LIBOR Loans with a new Interest Period; provided, however, that any Conversion of LIBOR Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such LIBOR Loans; and provided further, however, that in no event may a Revolving Loan be Converted into, or Continued as, a LIBOR Loan during the existence of a Default or Event of Default. No Borrowing denominated in Euro may be Converted into a Borrowing denominated in Dollars and no Borrowing denominated in Euro may be a U.S. Revolving Loan.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the applicable Borrower to the Administrative Agent or Foreign Collateral Agent, as applicable, at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a LIBOR Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrowers delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by electronic transmission or telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of a Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Revolving Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or Foreign Collateral Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent or Foreign Collateral Agent in good faith to be from an Authorized Officer of a Borrower entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case, the Administrative Agent’s or Foreign Collateral Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11 Fees.

(a) Commitment Fees. (i) U.S. Commitment Fees. The Company agrees to pay to the Administrative Agent, for the ratable benefit of each U.S. Lender based upon each such U.S. Lender’s U.S. Revolving Facility Percentage, as consideration for the U.S. Revolving Commitments of the U.S. Lenders, commitment fees (the “U.S. Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total U.S. Commitment in effect on such day. Accrued U.S. Commitment Fees shall be due and payable in U.S. Dollars in arrears on the first Business Day of each month and on the Revolving Facility Termination Date.

(ii) Dutch Commitment Fees. The Company agrees to pay to the Administrative Agent, for the ratable benefit of each Dutch Lender based upon each such Dutch Lender’s Dutch Revolving Facility Percentage, as consideration for the Dutch Revolving Commitments of the Dutch Lenders, commitment fees (the “Dutch Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Dutch Commitment in effect on such day. Accrued Dutch Commitment Fees shall be due and payable in U.S. Dollars in arrears on the first Business Day of each month and on the Revolving Facility Termination Date.

(b) LC Fees. (i) U.S. Standby Letters of Credit. The Company agrees to pay to the Administrative Agent, for the ratable benefit of each U.S. Lender based upon each such U.S. Lender’s U.S. Revolving Facility Percentage, a fee in respect of each U.S. Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such U.S. Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are LIBOR Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the first Business Day of each April, July, October and January and on the Revolving Facility Termination Date.

(ii) Dutch Standby Letters of Credit. The Dutch Borrower agrees to pay to the Foreign Collateral Agent, for the ratable benefit of each Dutch Lender based upon each such Dutch Lender’s Dutch Revolving Facility Percentage, a fee in respect of each Dutch Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Dutch Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are LIBOR Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the first Business Day of each April, July, October and January and on the Revolving Facility Termination Date.

(iii) U.S. Commercial Letters of Credit. The Company agrees to pay to the Administrative Agent for the ratable benefit of each U.S. Lender based upon each such U.S. Lender’s U.S. Revolving Facility Percentage, a fee in respect of each U.S. Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are LIBOR Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the first Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(c) Dutch Commercial Letters of Credit. The Dutch Borrower agrees to pay to the Foreign Collateral Agent for the ratable benefit of each Dutch Lender based upon each such Dutch Lender’s Dutch Revolving Facility Percentage, a fee in respect of each Dutch Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are LIBOR Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the first Business Day of each April, July, October and January and on the Revolving Facility Termination Date.

(d) Fronting Fees. (i) The Company agrees to pay directly to each U.S. LC Issuer, for its own account, and (ii) the Dutch Borrower agrees to pay directly to each Dutch LC Issuer, for its own account, in each case a fee in respect of each Letter of Credit issued by such LC Issuer, payable in arrears on the first Business Day of the month following the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 12.5 bps per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(e) Additional Charges of LC Issuer. The applicable Borrower agrees to pay directly to each applicable LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(f) Agent Fees. The Borrowers shall pay to the Administrative Agent, on the Closing Date and thereafter, the fees set forth in the Agent Fee Letters.

(g) Computations and Determination of Fees. Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Commitment Fee Rate” and the Administrative Agent will promptly provide notice of such determination to the Borrowers and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments and each LC Issuer’s agreement to issue Letters of Credit shall terminate on the Revolving Facility Termination Date.

(b) Reserved.

(c) Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings in an amount equal to 105% of the amount of such LC Outstandings and shall deposit such amount in the applicable LC Collateral Account; provided further that a notice of termination of the Total Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Unused Total Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce, pro rata, the Revolving Commitment and LC Commitment of each Lender, (ii) no such reduction shall be permitted if the Borrowers would be required to make a mandatory prepayment of Loans pursuant to Section 2.13(b)(ii) or (iii), and (iv) any partial reduction shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $500,000); provided further that a notice of partial reduction of the Total Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.13 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The applicable Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subparts (d) and (e) below, from time to time. The Borrowers shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of LIBOR Loans, or (z) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a LIBOR Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000, (B) in the case of any prepayment of a Base Rate Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof; and

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto.

(b) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Revolving Commitment, (B) the Credit Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate U.S. Credit Facility Exposure exceeds the Total U.S. Revolving Commitment, (D) the Aggregate Dutch Credit Facility Exposure exceeds the

Total Dutch Revolving Commitment, or (E) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the applicable Borrower shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment. If on any date the Dutch LC Outstandings exceed the Dutch LC Commitment Amount, then the applicable Dutch LC Obligor or the applicable Dutch Borrower shall, on such day, Cash Collateralize the Dutch LC Outstandings in an amount equal to 105% of such excess and shall deposit such amount in the Dutch LC Collateral Account. If on any date the U.S. LC Outstandings exceed the U.S. LC Commitment Amount, then the applicable U.S. LC Obligor or the applicable U.S. Borrower shall, on such day, Cash Collateralize the U.S. LC Outstandings in an amount equal to 105% of such excess and shall deposit such amount in the U.S. LC Collateral Account.

(iv) Reserved.

(v) Certain Proceeds of Asset Sales. Subject to the terms of the Intercreditor Agreement, if during any fiscal year of the Company, the Company and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales at any time a U.S. Cash Dominion Period or a Dutch Cash Dominion Period is in effect (excluding (A) any Asset Sales of any property permitted by Section 7.05 (other than clause (b) thereof) and (B) any Asset Sales of Term Priority Collateral so long as (x) the Term Loan Credit Agreement is in effect and (y) the Net Cash Proceeds are used, or are required to be used within 10 Business Days of receipt, to make mandatory prepayments under the Term Loan Credit Agreement), not later than the fifth Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.13(a) below; provided, that (A) if no Default or Event of Default shall have occurred and be continuing and (B) the Company notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in operating assets within 365 days of receipt thereof, then no such prepayment shall be required if the Company immediately deposits such Net Cash Proceeds in a cash collateral deposit account over which the Administrative Agent with respect to Net Cash Proceeds of Asset Sales of ABL Priority Collateral of any U.S. Credit Party, or the Foreign Collateral Agent with respect to Net Cash Proceeds of Asset Sales of property or assets of any Dutch Credit Party, shall have control, and which shall constitute part of the Collateral under the Security Documents and may be applied as provided in Section 8.03 if an Event of Default occurs and is continuing. So long as no Default or Event of Default has occurred and is continuing, the Company may use such Net Cash Proceeds for application towards the costs associated with such reinvestment. Any amounts not so applied to such reinvestment or as provided in Section 8.03 shall be applied to the prepayment of the Loans as provided in Section 2.13(c) below. If at the end of any such 365 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrowers will immediately make a prepayment of the Loans, to the extent required above; provided, however, if the Company has entered into a binding commitment to reinvest such Net Cash Proceeds within such 365 day period, the Borrowers may make such reinvestment within the 180 period following the expiration of the initial 365 day period. With respect to proceeds of Asset Sales of assets and property constituting Term Priority Collateral, after payment in full of the Term Loan Facility and termination of the Term Loan Facility, subject to the above reinvestment rights, such proceeds shall be applied to reduce the principal balance of (y) the U.S. Revolving Loans in the case of proceeds of such assets and property of U.S. Credit Parties and (z) the Dutch Revolving Loans in

the case of proceeds of such assets and property of Dutch Credit Parties which are Foreign Subsidiaries, and upon such application, a Reserve shall be established, against the U.S. Borrowing Base or the Dutch Borrowing Base, as applicable, in an amount equal to the amount of such proceeds so applied, and, subject to the conditions of borrowing set forth in this Agreement, the applicable Borrower may request Revolving Loans for reinvestment purposes otherwise in accordance with (and subject to all of the conditions and limitations of) this Section 2.13(b)(iii).

(vi) Reserved.

(vii) Certain Proceeds of Indebtedness. After the payment in full of the Term Loan Facility and the termination of the Term Loan Facility and Term Loan Credit Agreement, not later than the Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (other than clauses (j) and (m) thereof)), the Borrowers will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.13(c) below.

(viii) Reserved.

(ix) Extraordinary Receipts. Subject to the terms of the Intercreditor Agreement, if during any fiscal year of the Company, the Credit Parties have received any Extraordinary Receipts at any time a U.S. Cash Dominion Period or a Dutch Cash Dominion Period is in effect (other than proceeds of insurance and condemnation awards payable as a result of theft, loss, physical destruction, damage, taking or similar event with respect to property comprising Term Priority Collateral, the proceeds of which are used, or are required to be used within 10 Business Days of receipt, to make mandatory prepayments under the Term Loan Agreement) (all such Extraordinary Receipts in any such fiscal year, “Cash Proceeds From ABL Extraordinary Receipts”), not later than the fifth Business Day following the date of receipt of any Cash Proceeds From ABL Extraordinary Receipts, the Borrowers will make a prepayment of the Loans in an amount equal to 100% of such Cash Proceeds From ABL Extraordinary Receipts in accordance with Section 2.13(c) below. After payment in full of the Term Loan Facility and termination of the Term Loan Facility, if during any fiscal year of the Company, any Credit Party has received cumulative Net Cash Proceeds of any Extraordinary Receipts during such fiscal year, not later than the fifth Business Day following the date of receipt of such Net Cash Proceeds, the Borrowers will make a prepayment of the Loans with an amount equal to 100% of such Net Cash Proceeds then received in accordance with Section 2.13(c) below. Notwithstanding the foregoing, after payment in full of the Term Loan Facility and termination of the Term Loan Facility, in the event the Credit Parties receive Net Cash Proceeds of Extraordinary Receipts with respect to or relating to equipment, fixed assets or real property of the Credit Parties and (A) no Default or Event of Default has occurred and is continuing and (B) the Company notifies the Administrative Agent and the Lenders in writing of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received within 365 days of receipt thereof, then the Borrowers shall prepay the principal balance of (x) the U.S. Loans with respect to equipment, fixed assets or real property of the U.S. Credit Parties and (y) the Dutch Loans with respect to equipment, fixed assets or real property of the Dutch Credit Parties which are Foreign Subsidiaries, and upon such application, a Reserve shall be established, against the U.S. Borrowing Base or the Dutch Borrowing Base, as applicable, in an amount equal to the amount of such proceeds so applied and, subject to the conditions of borrowing set forth in this Agreement, the applicable Borrower may request Revolving Loans for the purpose of replace or repair the affected property during such 365 day period; provided, however, if the Company has entered into a binding commitment to reinvest such Net Cash Proceeds within such 365 day period, the applicable Borrower may make such reinvestment utilizing proceeds of Revolving Loans as set forth above within the 180 period following the expiration of the initial 365 day period.

(c) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Section 2.13(b)(iv), (v), (vi), (vii), (viii) or (ix) above shall be applied as a mandatory prepayment of principal of first, to prepay Agent Advances and Overadvances, second, the outstanding Swing Loans, and third, the outstanding Revolving Loans and to Cash Collateralize LC Outstandings in an amount equal to 105% of the amount of such LC Outstandings, which amount shall be deposited into the LC Collateral Account.

(d) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.14 Method and Place of Payment.

(a) Generally. All payments made by the Borrowers hereunder (including any payments made with respect to the Company Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent or the Foreign Collateral Agent, as applicable, on a pro rata basis based upon each Lender’s Dutch Revolving Facility Percentage or U.S. Revolving Facility Percentage of the amount of such prepayment, and (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent or the Foreign Collateral Agent, as applicable, to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent or the Foreign Collateral Agent on the date when due and shall be made at the Payment Office in immediately available funds.

(d) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s or Foreign Collateral Agent’s receipt of payments hereunder, the Administrative Agent or Foreign Collateral Agent, as the case may be, shall immediately distribute to each applicable Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent or the Foreign Collateral Agent shall be delivered to the applicable Lenders or the applicable LC Issuer, as the case may be, in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent or Foreign Collateral Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and

Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement of any payment on any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or reimbursement of any payment on any Letter of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable Credit Facilities without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Foreign Collateral Agent (solely with respect to Dutch Lenders that are Defaulting Lenders) and each Swing Line Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments under the applicable Credit Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16 Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Foreign Collateral Agent or any LC Issuer (with a copy to the Administrative Agent) the applicable Borrower shall Cash Collateralize the applicable LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. Each applicable Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (i) the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Outstandings, to be applied pursuant to clause (c) below and (ii) the Foreign Collateral Agent, for the benefit of the Dutch LC Issuers, and agrees to maintain, a first priority security interest in or Lien on all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Dutch LC Outstandings, to be applied pursuant to clause (c) below. If at any time the Administrative Agent or the Foreign Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Foreign collateral Agent, as applicable, and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower will, promptly upon demand by the Administrative Agent or the Foreign Collateral Agent, pay or provide to the Administrative Agent or Foreign Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent or Foreign Collateral Agent, as applicable, and each LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the applicable Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.17 Increase in Commitments.

(a) The Borrowers may, by written notice to the Administrative Agent and the Arrangers at any time after the Closing Date and prior to the Revolving Commitment Termination Date, request on one or more (but no more than three) occasions, Incremental Revolving Credit Commitments in an aggregate principal amount not to exceed $50,000,000 from one or more Incremental Revolving Credit Lenders which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that each Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, solely with respect to any Lender holding Incremental Dutch Revolving Commitments, the Foreign Collateral Agent; provided further that after giving effect to such Incremental Revolving Credit Commitments, the Total Dutch Revolving Credit Commitment shall not exceed 15% of the Total Revolving Credit Commitment. Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, (ii) the date on which such Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Revolving Credit Commitments are to be Incremental Dutch Revolving Credit Commitments or Incremental U.S. Revolving Credit Commitments. Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans.

(b) The Borrowers may seek Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Revolving Credit Lenders in connection therewith. The Borrowers and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Revolving Credit Assumption Agreement shall include the information required under Section 2.17(a)(i), (ii) and (iii) above. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Credit Assumption Agreement, the Total Revolving Commitment shall be increased by the amount of the new Incremental Revolving Commitments and this Agreement otherwise shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitment, as applicable, evidenced thereby as provided for in Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto. The maturity date of each Incremental Revolving Credit Commitment shall be the Revolving Facility Termination Date.

Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and shall be on the same or, to the extent deemed satisfactory to the Administrative Agent, substantially similar, terms and conditions set forth herein.

(c) Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date, and (iii) the Credit Parties would be in pro forma compliance with the covenants set forth in Section 7.07, if then applicable.

Section 2.18 Liability of Credit Parties.

(a) Generally. Anything herein or in any Loan Document to the contrary notwithstanding, neither the Dutch Borrower nor any other Foreign Subsidiary shall at any time be liable for any U.S. Obligation.

(b) Netherlands. Anything herein or in any Loan Document to the contrary notwithstanding, the guarantee, indemnity and other obligations of each Credit Party organized under the laws of the Netherlands expressed in this Agreement or any other Loan Document shall be deemed not to be assumed by such Credit Party to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code (Burgerlijk Wetboek).

Section 2.19 Banking Services and Hedge Agreements. Each Lender or Affiliate to which Dutch Banking Services Obligations or U.S. Banking Services Obligations are owed by, or to which Hedging Obligations are owed by, any Credit Party shall deliver to the Administrative Agent or the Foreign Collateral Agent, as applicable, promptly after entering into the related banking services or Hedge Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Hedging Obligations of such Credit Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent or the Foreign Collateral Agent, as applicable, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Hedging Obligations. The most recent information provided to the Administrative Agent or the Foreign Collateral Agent, as applicable, shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Hedging Obligations pursuant to Section 8.03 and which tier of the waterfalls, contained in Section 8.03, such Banking Services Obligations and/or Hedging Obligations will be placed.

Section 2.20 Non-Public Lender. Any Loan extended to or for the account of an Applicable Dutch Credit Party shall at all times be provided by a Lender that is a Non-Public Lender.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs, Illegality, etc.

(a) In the event that (y) in the case of clause (i) below, the Administrative Agent or the Foreign Collateral Agent, as applicable, or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any LIBOR Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such LIBOR Loan; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any LIBOR Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any Connection Income Taxes) because of (x) any Change in Law since the Closing Date (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such LIBOR Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent or the Foreign Collateral Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by electronic transmission or telephone confirmed in writing) to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrowers with respect to such Type of LIBOR Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrowers or, in the case of a Notice of Borrowing, shall, at the option of the Borrowers, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 3.01(a)(iii) the Borrowers shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected LIBOR Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such LIBOR Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 or Section 3.04 for any amounts incurred or accruing more than 30 days prior to the giving of notice to the Borrowers of additional costs or other amounts of the nature described in such Sections.

Section 3.02 Breakage Compensation. The applicable Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans or Swing Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason a Borrowing of LIBOR Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any LIBOR Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrowers; (iv) as a result of an assignment by a Lender of any LIBOR Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrowers pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrowers to repay or prepay any LIBOR Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 3.03 Net Payments.

(a) Defined Terms. For purposes of this Section 3.03, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent or the Foreign Collateral Agent, as applicable, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent or Foreign Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, with respect to any obligation for which the applicable Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the U.S. Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 881(c)(3)(B)

of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (as revised in 2014), accompanied by IRS Form W-8ECI (as revised in 2014), IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the U.S. Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04 Increased Costs. If after the Closing Date, there is a Change in Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrowers by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrowers shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrowers by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.04.

Section 3.05 Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Revolving Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(ii) or (iii), Section 3.01(c) or 3.04 with respect to such Lender, (ii) the applicable Borrower is, or because of a matter in existence as of the date that the applicable Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) or if any Lender is a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (2) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.

Section 3.06 Dutch Tax Matters. The provisions of Sections 3.03(d) and 3.03(h) shall not apply to the Dutch Credit Facility. Instead of Sections 3.03(d) and 3.03(h), and in addition to Section 3.03(b), the provisions of this Section 3.06 shall apply to any advance under any Loan Document to any Dutch Borrower or any other Borrower that is required to make a deduction or withholding for or on account of Taxes from a payment under any Loan Document in accordance with the relevant provisions of Dutch law (each a “Relevant Borrower” for the purposes of this Section 3.06).

(a) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Foreign Collateral Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Indemnified Taxes by that Lender in respect of a Loan Document.

(ii) Clause (a)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes;

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction; or

(3) which are Other Connection Taxes;

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost is compensated for by an increased payment under Section 3.03(b).

(iii) A Lender making, or intending to make a claim under Section 3.06(a)(i) above shall promptly notify Foreign Collateral Agent of the event which will give, or has given, rise to the claim, following which Foreign Collateral Agent shall notify the Borrowers.

(b) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 3.06(a), notify Foreign Collateral Agent.

(c) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii) that Lender has obtained, utilized and retained that Tax Credit,

the Lender shall promptly following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(d) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration),

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply. The Recipient must (where this subsection (ii)(B) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense incurred in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 3.06 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a person under the grouping rules as defined in the EC Council Directive 2006/112 or any national legislation implementing that Directive.

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(vi) Except as otherwise expressly provided in Section 3.06, a reference to “determines” or “determined” in connection with tax provisions contained in Section 3.06 means a determination made in the absolute discretion of the person making the determination, acting reasonably.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to consummate the transaction contemplated hereunder and of the U.S. Lenders to make U.S. Revolving Loans, of the U.S. Swing Line Lender to make U.S. Swing Loans and of any U.S. LC Issuer to issue U.S. Letters of Credit, in each case on the Closing Date, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Credit Agreement. This Agreement shall have been executed by the Borrowers, the Administrative Agent, the Foreign Collateral Agent, each Swing Line Lender, each LC Issuer and each of the Lenders.

(b) Notes. The applicable Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(c) Guaranty. The U.S. Guarantors shall have duly executed and delivered a Guaranty of Payment (the “U.S. Guaranty”), substantially in the form attached hereto as Exhibit C-1. The U.S. Guaranty and each other guaranty of the Obligations (or any portion thereof) now or hereafter executed and delivered by any Person being referred to, collectively or individually as the context may require, as the “Guaranty.”

(d) Security Agreement. The Credit Parties shall have duly executed and delivered the U.S. Security Agreement, and shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance satisfactory to the Administrative Agent: (A) collateral assignments of intellectual property or intellectual property security agreements, and (B) each other Security Document that is required by this Agreement or the U.S. Security Agreement. In addition, the Administrative Agent shall have received and filed proper UCC financing statements (or other relevant documentation necessary to perfect Liens in the applicable jurisdictions) in proper form for filing under the applicable laws of each relevant jurisdiction covering the Collateral.

(e) Fees and Fee Letters. The Borrowers shall have (A) executed and delivered to the Administrative Agent or the Foreign Collateral Agent, as applicable, the Agent Fee Letters and shall have paid to the Administrative Agent, for its own account, and to the Foreign Collateral Agent, for its own account, and, if applicable, for the benefit of the Lenders, the fees required to be paid by it on the Closing Date, and (B) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and the Foreign Collateral Agent and of special counsel to the Administrative Agent and the Foreign Collateral Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(f) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) and shareholders (to the extent required) of each Credit Party approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of Transactions (including Hart-Scott Rodino clearance, if applicable) and the Loan Documents to which it is or may become a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance satisfactory to the Administrative Agent.

(g) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party (or an Authorized Officer in the case of a Dutch Credit Party) certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(h) Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties, including opinions of local counsel for the Credit Parties in each jurisdiction where Administrative Agent deems it necessary, in its Permitted Discretion, each of which opinion shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance satisfactory to the Administrative Agent.

(i) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law (including with the relevant Dutch tax authorities as may be required) to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent (or the Foreign Collateral Agent, as applicable) thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(j) Evidence of Insurance. The Administrative Agent and the Foreign Collateral Agent, as applicable, shall have received certificates of insurance and other evidence satisfactory to it of compliance with the insurance requirements of this Agreement and the Security Documents, naming the Administrative Agent (or the Foreign Collateral Agent, as applicable), for the benefit of the Lenders, as an additional insured on the liability insurance policies of the Credit Parties and as lender’s loss payee and mortgagee, as appropriate, on the property insurance policies of the Credit Parties.

(k) Search Reports. The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(l) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each U.S. Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original “long-form” good standing certificate or certificate of existence from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such U.S. Credit Party; (C) original certificates of good standing or foreign qualification from each other jurisdiction in which each U.S. Credit Party is authorized or qualified to do business; (D) a copy of the deed of incorporation and, if amended after its incorporation, the amended articles of association of each Dutch Credit Party certified by an Authorized Officer of each Dutch Credit Party; and (E) an extract of the chamber of commerce for such Dutch Credit Party dated as of a recent date.

(m) Financial Statements. The Administrative Agent shall have received (i) (A) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for the fiscal quarter ended June 30, 2014 and each fiscal quarter ended after June 30, 2014 and at least 45 days prior to the Closing Date (if any) of (A) the Company and its Subsidiaries, on a consolidated basis (collectively, the “Company Interim Financial Statements”) and (B) the Target and its Subsidiaries, on a consolidated basis (the “Target Interim Financial Statements”), (ii) a pro forma consolidated balance sheet as of the end of the last fiscal quarter ended March 31, 2014 and related statements of income and cash flows of the Company and its Subsidiaries as of and for the most recent four fiscal quarter period ended March 31, 2014, prepared after giving effect to all elements of the Transactions to be effected on or before the Closing Date, together with a certificate of the chief financial officer of the Company to the effect that such statements accurately present the pro forma financial position of the Company and its Subsidiaries in accordance with GAAP and Regulation S-X (and in any event after giving effect to the Transactions) and (iii) the then most recent five-year forecasts of the Company and its Subsidiaries (after giving effect to the Transactions) of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis thereafter.

(n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the Company.

(o) Intercompany Subordination Agreement. The Credit Parties shall have duly executed and delivered the Intercompany Subordination Agreement.

(p) Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received evidence that all Existing Indebtedness, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Term Loans, and the commitments in respect of such Existing Indebtedness shall be permanently terminated, and all Liens securing payment of any such Existing Indebtedness shall be released and the Administrative Agent shall have received all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens; provided that, notwithstanding anything to the contrary set forth herein, certain Indebtedness acceptable to the Administrative Agent may remain outstanding on and after the Closing Date including, without limitation, Indebtedness of Foreign Subsidiaries of the Target acceptable to the Administrative Agent in an aggregate principal amount not exceeding $35,000,000.

(q) Accuracy of Specified Representations. An Authorized Officer of the Company shall have certified that the Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(r) Accuracy of Specified Purchase Agreement Representations. Each of the Specified Purchase Agreement Representations shall be true and correct to the extent provided in, and subject to, Section 7.02(a) of the Merger Agreement.

(s) Target Material Adverse Effect. Since April 30, 2014, there shall not have been any Target Material Adverse Effect, nor have any event or events occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Target Material Adverse Effect.

(t) Closing Date Equity Contribution. The Administrative Agent shall have received evidence that the Closing Date Equity Contribution has been made.

(u) Intercreditor Agreement. The Administrative Agent and the Term Loan Agent shall have executed, and there shall be in full force and effect, the Intercreditor Agreement, which shall be in form and substance satisfactory to the Administrative Agent.

(v) Term Loan Credit Agreement. The U.S. Borrower shall have received the proceeds of the Term Loans in an aggregate principal amount of $350,000,000 in accordance with the Term Loan Documents, all of which shall be in full force and effect and in form and substance satisfactory to the Administrative Agent and the Administrative Agent shall have received a copy of all of the Term Loan Documents certified by an officer of the Company as being true, correct and complete.

(w) Closing Date Availability. The Administrative Agent shall have received a certificate of a Financial Officer, in the form attached hereto as Exhibit H-2, and otherwise in form and substance satisfactory to the Administrative Agent, certifying that the Borrowers have, on the Closing Date, Availability of no less than $20,000,000, after taking into account fees and expenses due in connection with this Agreement and (ii) a deduction of the trade payable balance over sixty days past due.

(x) Target Acquisition. The Administrative Agent shall have received copies of the Target Acquisition Documentation, certified by an Authorized Officer. The Target Acquisition shall have been consummated in accordance with the terms of the Merger Agreement (without giving effect to any amendment, modification, consent or waiver (including, without limitation, any updates to the exhibits, annexes and schedules thereto) that is materially adverse to the interests of the Lenders (in their capacity as such), either individually or in the aggregate, without the prior written consent of the Administrative Agent and the Lenders (it being understood that any modification, amendment, consent or waiver to (i) the definition of, or with respect to the occurrence of a, “Target Material Adverse Effect” in the Merger Agreement, (ii) the third party beneficiary rights applicable to the Administrative Agent and/or the Lenders in the Merger Agreement, (iii) the governing law of the Merger Agreement, (iv) the amount or form of the purchase price to be paid in connection with the Target Acquisition, (v) the definition of “Outside Date” (as defined in the Merger Agreement) or the terms upon which such date may be extended or (vi) the definition of “Marketing Period” (as defined in the Merger Agreement”), Section 2.02 of the Merger Agreement or any related provisions, if the effect thereof would be to shorten the “Marketing Period” or the applicable time period to close the Target Acquisition under the Merger Agreement, shall in each such case be deemed to be material to the interests of the Lenders)) and in compliance with applicable Law and regulatory and required third party approvals, and an Authorized officer of the Borrowers shall have certified as to the foregoing.

(y) Patriot Act. The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(z) Borrowing Base Certificate. The Administrative Agent shall have received a written Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent.

(aa) Works Council. The Administrative Agent and the Foreign Collateral Agent shall have received from each relevant Dutch Credit Party, copies of (i) the request for advice to the relevant works council and (ii) the positive advice obtained from such relevant works council.

Notwithstanding anything to the contrary in this Section 4.01, to the extent that any security interests in any Collateral or any deliverable related to the perfection of a security interest in any Collateral (other than (1) grants of security interests in Collateral subject to the Uniform Commercial Code (and the equivalent law or statute in the relevant foreign jurisdictions) that may be perfected by the filing of Uniform Commercial Code financing statements (and the equivalents thereof in any relevant foreign jurisdiction), (2) the delivery of stock certificates (or the equivalent thereof) evidencing certificated stock (or other Equity Interests) that is part of the Collateral and (3) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the perfection of security interests therein shall not constitute a condition precedent to the closing of the transactions contemplated hereunder, but shall be required to be completed after the Closing Date pursuant to Section 6.21.

Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(c) or Section 2.05(d), as applicable, with respect to each LC Issuance.

(b) No Default. At the time of each Credit Event and also after giving effect thereto (other than with respect to a Credit Event occurring on the Closing Date), there shall exist no Default or Event of Default.

(c) Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than with respect to a Credit Event occurring on the Closing Date), all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct as of the date when made; provided that on the Closing Date, only the representations and warranties as set forth in Sections 4.01(q) and 4.01(r) need to be complied with.

(d) Availability. At the time of each Credit Event and also after giving effect thereto, none of Availability, Dutch Availability or U.S. Availability is less than zero.

(e) Material Adverse Effect. At the time of each Credit Event and also after giving effect thereto (other than with respect to a Credit Event occurring on the Closing Date), no event, change or condition has or shall have occurred that has had or could reasonably be expected to have, a Material Adverse Effect.

The acceptance of the benefits of (i) the Credit Events on the Closing Date shall constitute a representation and warranty by the Borrowers to the Administrative Agent, the Foreign Collateral Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 have been satisfied as of the times referred to in such Section and (ii) each Credit Event thereafter shall constitute a representation and warranty by the Borrowers to the Administrative Agent, the Foreign Collateral Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections and, after the initial satisfaction thereof, that the Conditions to Regular Borrowing Base have been satisfied.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (b) of this Section, the Administrative Agent and the Foreign Collateral Agent may, but shall have no obligation to, continue to make Loans and an LC Issuer may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent or Foreign Collateral Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

Section 4.03 Conditions Precedent to Initial Dutch Borrowings and Initial Dutch LC Issuances. The obligation of Dutch Lenders to make the initial Dutch Revolving Loans, of the Dutch Swing Line Lender to make the initial Dutch Swing Loans and of any Dutch LC Issuer to issue the initial Dutch Letters of Credit, is subject to the satisfaction of each of the conditions set forth in Section 4.01 and 4.02 and each of the following conditions:

(a) Dutch Security Documents. The Dutch Credit Parties shall have duly executed and delivered all of the Dutch Security Documents required by the Administrative Agent and the Foreign Collateral Agent and a perfection or information certificate, each of which shall be in form and substance satisfactory to the Administrative Agent and the Foreign Collateral Agent. In addition, the Administrative Agent and the Foreign Collateral Agent shall have received and filed proper UCC financing statements (or other relevant documentation necessary to perfect Liens in the applicable jurisdictions) in proper form for filing under the applicable laws of each relevant jurisdiction covering the Collateral.

(b) Opinions of Counsel. The Administrative Agent and the Foreign Collateral Agent shall have received such opinions of counsel from counsel to the Dutch Credit Parties, including opinions of local counsel for the Dutch Credit Parties in each jurisdiction where Administrative Agent and the Foreign Collateral Agent each deems it necessary, in its Permitted Discretion, each of which opinion shall be addressed to the Administrative Agent, the Foreign Collateral Agent and the Lenders and dated the Closing Date and in form and substance satisfactory to the Administrative Agent and the Foreign Collateral Agent.

(c) Search Reports. The Administrative Agent and the Foreign Collateral Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent and the Foreign Collateral Agent, listing all of the effective financing statements filed against any Dutch Credit Party, together with copies of such financing statements.

(d) Borrowing Base Certificate. The Administrative Agent and the Foreign Collateral Agent shall have received a written Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent and the Foreign Collateral Agent.

(e) Other Conditions. Such other conditions as the Administrative Agent and the Foreign Collateral Agent deem necessary in their Permitted Discretion.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Foreign Collateral Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, each of the Borrowers makes the following representations and warranties to, and agreements with, the Administrative Agent, the Foreign Collateral Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Corporate Status. Each Credit Party is duly incorporated or organized (as the case may be), validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 5.01 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization. Schedule 5.01 hereto sets forth, as of the Closing Date, each Subsidiary of each Credit Party (and whether such Subsidiary is an Inactive Subsidiary, Immaterial Subsidiary, Foreign Subsidiary or Credit Party), its state (or jurisdiction) of formation, its registered office or similar concept if a foreign organization, its relationship to such Credit Party, including the percentage of each class of stock or other Equity Interest owned, directly or indirectly, by a Credit Party, each Person that owns the stock or other Equity Interest of each Credit Party, the location of its chief executive office and its principal place of business. The Company, directly or indirectly, owns all of the Equity Interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Credit Party).

Section 5.02 Corporate Power and Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. Each Credit Party has duly executed and delivered the Loan Documents to which it is a party. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Permitted Liens) upon any assets or property of any Credit Party under the provisions of, (a) such Credit Party’s Organizational Documents, (b) any material agreement to which any Credit Party is a party, (c) any order, injunction, writ or decree of any Governmental Authority or (d) any Law, except with respect to any conflict, breach, default or violation referred to in clauses (c) and (d) above, solely to the extent that such conflicts, breaches, defaults or violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Each Credit Party and each of their Subsidiaries:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so, either individually or in the aggregate, would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance, either individually or in the aggregate, would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that, either individually or in the aggregate, would not have a Material Adverse Effect; and

(d) is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

Section 5.04 Litigation and Administrative Proceedings. Except as disclosed on Schedule 5.04 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Credit Party or any of their Subsidiaries, or in respect of which any Credit Party or any of their Subsidiaries may have any liability, in any court or before or by any Governmental Authority, arbitration board or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Credit Party or any of their Subsidiaries is a party or by which the property or assets of any Credit Party or any of their Subsidiaries are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Credit Party or any of their Subsidiaries, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to (a) through (c) above, if violated or determined adversely, either individually or in the aggregate, would have a Material Adverse Effect

Section 5.05 Title to Assets. Each Credit Party and each of their Subsidiaries has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except Permitted Liens. As of the Closing Date, the Credit Parties and their Subsidiaries own the real property listed on Schedule 5.05 hereto.

Section 5.06 Liens and Security Interests. On and after the Closing Date, except for Permitted Liens, (a) there is and will be no financing statements or similar notice of Lien outstanding covering any personal property of any Credit Party or any Subsidiary thereof; (b) there is and will be no mortgage or deed or hypothec outstanding covering any real property of any Credit Party or any Subsidiary thereof; and (c) no real or personal property of any Credit Party or any Subsidiary thereof is subject to any Lien of any kind. The Administrative Agent and the Foreign Collateral Agent, as applicable, each has a valid and enforceable perfected (to the extent required under the Security Agreements) first-priority Lien on the applicable Collateral (subject to the Intercreditor Agreement and the priority of any Permitted Liens). No Credit Party or any Subsidiary thereof has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Credit Party or any Subsidiary thereof.

Section 5.07 Tax Returns. All federal, foreign, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Credit Party and each of their Subsidiaries have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Credit Party and each Subsidiary thereof is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 5.08 Environmental Laws. Except where non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with all applicable Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Credit Party or any Subsidiary thereof owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the knowledge of each Credit Party and each Subsidiary thereof, threatened, against any Credit Party or any Subsidiary thereof, any real property in which any Credit Party or any Subsidiary thereof holds or has held an interest or any past or present operation of any Credit Party or any Subsidiary thereof. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Credit Party or any Subsidiary thereof holds any interest or performs any of its operations, in material violation of any Environmental Law. As used in this Section 5.08, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 5.09 Locations. As of the Closing Date, the Credit Parties have places of business or maintain their accounts, inventory and equipment at the locations (including third party locations) set forth on Schedule 5.09 hereto, and each Credit Party’s chief executive office is set forth on Schedule 5.09 hereto. Schedule 5.09 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a landlord’s waiver has been requested. As of the Closing Date, Schedule 5.09 hereto correctly identifies the name and address of each third party location where a material portion of the assets of the Credit Parties are located.

Section 5.10 Continued Business. There exists no actual, pending, or, to each Credit Party’s and each of their Subsidiaries’ knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Credit Party or any Subsidiary thereof and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Credit Party or any Subsidiary, and there exists no present condition or state of facts or circumstances that would prevent a Credit Party or a Subsidiary from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 5.11 Employee Benefits Plans.

(a) US Employee Benefit Plans. Schedule 5.11 hereto identifies each Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to a Plan. Full payment has been made of all amounts that the Company and each ERISA Affiliate is required, under applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each Plan. The liability of the Company and each ERISA Affiliate with respect to each Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under any Plan. With respect to each Plan that is intended to be qualified under Code Section 401(a), (a) the Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the Plan and any associated trust have received a favorable determination letter or opinion letter from the IRS stating that the Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the Plan qualifies under Code Section 401(k), unless the Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of the Company or any ERISA Affiliate with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets. Neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with applicable provisions of ERISA, the Code, and other applicable Laws, (ii) there are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (iii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(b) Foreign Pension Plan and Benefit Plans. As of the Closing Date, Schedule 5.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by a Credit Party, any Subsidiary thereof or any Foreign Subsidiaries. The Foreign Pension Plans are duly registered under all applicable Laws which require registration and are approved for tax purposes by the relevant tax authorities in the jurisdiction in which such Foreign Pension Plans are registered. Each Credit Party, Subsidiary thereof and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

Section 5.12 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Credit Party in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 5.13 Solvency. The Company has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Company has incurred to the Administrative Agent and the Lenders. The Dutch Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Dutch Borrower has incurred to the Administrative Agent and the Lenders. Each Credit Party is, individually and collectively with its Subsidiaries on a consolidated basis, Solvent.

Section 5.14 Financial Statements; No Material Adverse Effect. The Audited Financial Statements, the Company Interim Financial Statements and the Target Interim Financial Statements, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Company and its Subsidiaries and the Target and its Subsidiaries, as applicable, as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such Company Interim Financial Statements, there has been no material adverse change in the Company’s or any of its Subsidiary’s financial condition, properties or business or any change in any Company’s or any of its Subsidiary’s accounting procedures. Since the dates of such Target Interim Financial Statements, there has been no material adverse change in the Target’s or any of its Subsidiary’s financial condition, properties or business or any change in the Target’s or any of its Subsidiary’s accounting procedures. Since December 31, 2013, there has been no event or circumstance either individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.15 Regulations; Use of Proceeds. No Credit Party or Subsidiary thereof is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of the Loan (or any conversion thereof) nor the use of the proceeds of the Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors. At no time would more than 25% of the value of the assets of the Borrowers or of the Borrowers and their consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock. The proceeds of all Loans and LC issuances shall be utilized (a) to finance the ongoing working capital requirements of the Borrowers, and (b) the general corporate purposes of the Borrowers. No such proceeds shall be used to finance all or any portion of the Target Acquisition; provided that up to $5,000,000 of such proceeds may be used to finance original issue discount on the Term Loans on the Closing Date so long as such use would not constitute unlawful financial assistance under any applicable Law.

Section 5.16 Material Contracts. Except as disclosed on Schedule 5.16 hereto, as of the Closing Date, no Credit Party or Subsidiary thereof is a party to any (a) debt instrument (excluding the Loan Documents, the Term Loan Credit Agreement and the other Term Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Credit Party or a Subsidiary thereof; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, either individually or in the aggregate, would have or would be reasonably expected to have a Material Adverse Effect.

Section 5.17 Intellectual Property. Each Credit Party and each Subsidiary thereof owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others. Schedule 5.17 hereto sets forth all patents, trademarks, copyrights, service marks and license agreements owned by each Credit Party.

Section 5.18 Insurance. Each Credit Party and each Subsidiary thereof maintains with financially sound and reputable insurers (or is self-insured) insurance with coverage and limits as required by Law and as is customary with Persons engaged in the same businesses as the Credit Parties and their Subsidiaries. Schedule 5.18 hereto sets forth all insurance carried by the Credit Parties and their Subsidiaries on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 5.19 Casualty, Etc. Neither the businesses nor the properties of any Credit Party or any Subsidiary thereof are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.20 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any of its Subsidiaries as of the Closing Date and neither the Company nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

Section 5.21 Anti-Terrorism Law Compliance and Anti-Money Laundering Law Compliance. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (a) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (x) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (y) the Patriot Act and (z) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.22 Deposit Accounts; Securities Accounts. Schedule 5.22 hereto lists all banks and other financial institutions at which any Credit Party maintains deposit, securities or other accounts as of the Closing Date, and Schedule 5.22 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 5.23 Accurate and Complete Statements. No report, financial statement, certificate or other information furnished by or on behalf of any Credit Party or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that (a) no representation is made with respect to general economic or industry information and (b) with respect to projected and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions reasonably believed by the Company to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.24 Term Loan Indebtedness. No “default” or “event of default” (as each term is defined in the Term Loan Credit Agreement or any other Term Loan Document) exists or event with which the passage of time or the giving of notice, or both, would cause such a “default” or “event of default” to exist thereunder, nor will exist immediately after the granting of the Loan under this Agreement.

Section 5.25 Investment Company. No Credit Party or Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.26 Defaults. No Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 5.27 Senior Debt Status. The Obligations (a) rank at least pari passu in right of payment with all other material senior Indebtedness of the Company and its Subsidiaries and (b) are designated as “Senior Indebtedness”, “Designated Senior Debt” or such similar term under all instruments and documents relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

Section 5.28 Centre of Main Interests and Establishment. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each Applicable Dutch Credit Party’s and each of their Subsidiary’s Centre of main interest (as that term is used in Article 3(l) of the Regulation) is situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction. No Applicable Dutch Credit Party or any of its Subsidiaries has a permanent establishment (vaste inrichting) (as that term is used in Dutch fiscal legislation) in a jurisdiction other than its jurisdiction of organization.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each of the Borrowers hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Revolving Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Reporting Requirements. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. Within ninety-five (95) days after the end of each fiscal year of the Company, an annual audit report of the Company and its Subsidiaries for that year prepared on a consolidated basis, in accordance with GAAP, and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(b) Quarterly Financial Statements. As soon as available and in any event within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, the unaudited consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Company by the Chief Financial Officer of the Company, subject to changes resulting from normal year-end audit adjustments. Notwithstanding the foregoing, Borrowers shall be required to deliver consolidating balance sheets and consolidating statements of income and cash flows under this Section 6.01(b) only with respect to Persons who are Credit Parties.

(c) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each fiscal month of the Company, the unaudited consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such monthly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Company by the Chief Financial Officer of the Company (or another Financial Officer acceptable to the Administrative Agent), subject to changes resulting from normal year-end audit adjustments.

(d) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer to the effect that (A) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or proposes to take with respect thereto, and (B) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, and (ii) a copy of the MD&A prepared with respect to such financial statements and filed with the SEC by the Company.

(e) Borrowing Base Certificate. As soon as available but in any event within 20 days of the end of each calendar month, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, the Dutch Borrowing Base and the U.S. Borrowing Base as the Administrative Agent or the Foreign Collateral Agent, as applicable, may reasonably request. If a Weekly Reporting Period is in effect, Borrowing Base Certificates shall be delivered on a weekly basis. In that case, such weekly Borrowing Base Certificate for the period then ended shall be delivered, together with the supporting information in connection therewith and any additional reports with respect to the Aggregate Borrowing Base, the Dutch Borrowing Base and the U.S. Borrowing Base as the Administrative Agent or the Foreign Collateral Agent, as applicable, may reasonably request, as soon as available but in any event within 2 Business Days of the end of each week. Each Borrower acknowledges and agrees that all Borrowing Base Certificates shall be delivered under this Agreement via an Approved Electronic Communication System. Notwithstanding the foregoing, upon execution of the Dutch Security Documents, together with the Borrowing Base Certificate, the Borrowers shall deliver a copy of the most recent supplemental undisclosed pledge of receivables that has been submitted to the Dutch tax authorities for registration, in accordance with the Dutch Security Documents, and a notification of receipt by the Dutch tax authorities of such supplemental undisclosed pledge of receivables.

(f) Accounts and Inventory Reports and Aging. As soon as available but in any event within 20 days of the end of each calendar month, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent or the Foreign Collateral Agent, as applicable:

(i) a detailed aging of each Borrower’s Accounts (1) including a listing of all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent and, if applicable, the Foreign Collateral Agent, together with a summary specifying the name and balance due for each Account Debtor;

(ii) a schedule detailing each Borrower’s Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent or, if applicable, the Foreign Collateral Agent has previously indicated to the Borrowers is deemed by the Administrative Agent or the Foreign Collateral Agent to be appropriate, and (2) reconciled to the Borrowing Base Certificate of the applicable Borrower delivered as of such date;

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Account and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the applicable Borrower’s Accounts and Inventory between (A) the amounts shown in the general ledger of each Credit Party and financial statements and the reports delivered pursuant to clauses (i) and (ii) above, and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above with the Borrowing Base Certificate delivered pursuant to Section 6.01(e) above as of such date; and

(v) a reconciliation of the loan balance per each Borrower’s general ledger to the loan balance under this Agreement.

(g) Budgets and Forecasts. Within forty-five 45 days after the end of each fiscal year of the Company and its Subsidiaries, commencing with the fiscal year ending 2014, a consolidated budget in reasonable detail for (i) each of the four fiscal quarters of such fiscal year and (ii) each of the twelve calendar months of such fiscal year, and (if and to the extent prepared by management of the Company or any other Credit Party) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows, capital expenditures and calculation of financial covenants (including, without limitation, Section 7.07) of the Company and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(h) Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(i) promptly after the same are available, copies of all notices, reports, definitive proxy or other statements and other documents (other than any routine ministerial statements or reports) sent by the Company to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by the Company (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of the Company’s securities, including, without limitation, a transcript and summary (in form and substance satisfactory to the Administrative Agent) of any earnings calls or similar calls with respect to the Company;

(ii) promptly after the furnishing thereof, copies of any statement or report (other than any routine ministerial statements or reports) furnished to any holder of debt securities, including, without limitation, the Term Loan Facility, of any Credit Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to this Section 6.01;

(iii) as soon as available, but in any event within 30 days after the end of each fiscal year of the Company, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(iv) promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(v) not later than five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Target Acquisition Documentation, any Term Loan Document or any Material Indebtedness Agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Target Acquisition Documentation, any Term Loan Document and any Material Indebtedness Agreement as the Administrative Agent may reasonably request;

(vi) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (A) either individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (B) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law (other than Permitted Liens);

(vii) as soon as available, but in any event within 30 days after the end of each fiscal year of the Company, (A) a report supplementing Schedules 5.05 and 5.09, including an identification of all owned and leased real property disposed of by any Credit Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (B) a report supplementing Schedules 5.01 and 5.17 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by an Authorized Officer of the Company and to be in a form reasonably satisfactory to the Administrative Agent;

(viii) promptly after any Credit Party or any Subsidiary thereof obtains knowledge that any Credit Party or any Subsidiary thereof or any Person which owns, directly or indirectly, any Equity Interest of any Credit Party or any Subsidiary thereof, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is in violation or breach of any of Sections 6.08(b) or 7.10, such Credit Party or Subsidiary will deliver reasonably prompt notice to the Administrative Agent and the Lenders of such violation. Upon the request of any Lender, such Credit Party or Subsidiary, as applicable, will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Act;

(ix) concurrently with the delivery thereof to the Term Loan Agent or the Term Loan Lenders, any other notices or information provided to the Term Loan Agent or the Term Loan Lenders under the Term Loan Documents not otherwise provided to the Administrative Agent or the Lenders;

(x) within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of the Company or any of its Subsidiaries as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an Authorized Officer of the Company or such Subsidiary, as case may be, in question; and

(xi) concurrently with the making of (1) an Investment pursuant to Section 7.03(xiii) or a Restricted Payment pursuant to Sections 7.06(d), as the case may be, a certificate executed by a Financial Officer of the Company in form and substance reasonably satisfactory to the Administrative Agent demonstrating after giving pro form effect to any such Investment or Restricted Payment that the (A) Availability on each of the 30 consecutive days preceding the proposed date of such Investment or Restricted Payment and on the date of such Investment or

Restricted Payment, exceeds the Covenant Threshold (Other) or Covenant Threshold (RP), as applicable, and (B) if Availability is less than the Minimum FCCR Amount (Other) or the Minimum FCCR Amount (RP), as applicable, the Fixed Charge Coverage Ratio is greater than 1.05 to 1.0, and (2) a Restricted Payment pursuant to Sections 7.06(e), a certificate executed by a Financial Officer of the Company in form and substance reasonably satisfactory to the Administrative Agent demonstrating after giving pro form effect to such Restricted Payment that the Availability on each of the 30 consecutive days preceding the proposed date of such Investment or Restricted Payment and on the date of such Investment or Restricted Payment, exceeds the Aggregate Liquidity Threshold.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (h)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(i) Notices. Promptly, and in any event within three Business Days, after an Authorized Officer of the Borrowers or any of their Subsidiaries obtains knowledge thereof, notice of:

(i) whenever a Default or Event of Default may occur hereunder;

(ii) any matter that has resulted, or either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event;

(iv) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof;

(v) the (A) occurrence of any disposition of property or assets for which the applicable Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(ii), and (B) incurrence or issuance of any Indebtedness for which the applicable Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b)(iii);

(vi) the occurrence of any “Default” or “Event of Default” (as each term is defined in the Term Loan Credit Agreement or any other Term Loan Document) or any amendment or waiver of the terms of the Term Loan Credit Agreement or any other Term Loan Document;

(vii) of any announcement by Moody’s or S&P of any change or possible change in the Moody’s Rating or S&P Rating;

(viii) any and all default notices received under or with respect to any leased location or public warehouse where collateral is located; and

(ix) any Credit Party entering into a Hedge Agreement or an amendment thereto, together with copies of all agreements evidencing such Hedge Agreement or amendment.

(j) Environmental Matters. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(k) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (j) so long as the Administrative Agent and each Lender have received notification of the same.

(l) Auditors’ Internal Control Comment Letters, etc. Promptly upon the reasonable request of the Administrative Agent, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Credit Parties and/or any of their Subsidiaries that is submitted to such Credit Party or Subsidiary, as applicable, by its independent accountants in connection with any annual or interim audit made by them of the books of the Company or any of its respective Subsidiaries.

(m) Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrowers (i) setting forth any changes to the information required pursuant to the Security Documents or confirming that there has been no change in such information since the date of the most recently delivered or updated Security Documents, (ii) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding fiscal year, and (iii) certifying that no Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(n) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by any Credit Party to or from the holders of any Material Indebtedness (including, without limitation, the Term Loan Obligations) or any trustee with respect thereto (other than any routine or ministerial notices).

(o) Proposed Amendments, etc. to Certain Agreements. No later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment,

supplement, waiver or other modification with respect to any Subordinated Debt Document, any Material Indebtedness Agreement, any Term Loan Document or any other agreement or instrument subject to the restrictions contained in Section 7.14.

(p) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of any Credit Party is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) any new Material Contract is entered into, written notice of the same. For the avoidance of doubt, no notice will be required in connection with the expiry of a Material Contract pursuant to its terms.

(q) Violation of Anti-Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person that owns, directly or indirectly, any Equity Interests of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Anti-Terrorism Laws, such Credit Party will notify the Administrative Agent and (ii) upon the request of the Administrative Agent, the Foreign Collateral Agent or any Lender (through the Administrative Agent), such Credit Party will provide any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act or comparable law under the laws of jurisdictions other than the United States.

(r) Accounts Payable. As soon as available but in any event within 5 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of each Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(s) Good Standing. Within 5 days of the first Business Day of each September, a certificate of good standing for each domestic Credit Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization.

(t) Statutory Accounts. As soon as they are available (and by no later than the date that they are required to be delivered by law), the annual statutory audited accounts for each Dutch Credit Party

(u) Other Information. Promptly upon the reasonable request therefor (and in any event within 10 days of such request), such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

Section 6.02 Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to pay in full (a) prior in each case to the date when penalties would attach, all Taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of the Company and Domestic Subsidiaries, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) except where failure to pay such obligations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 6.03 Preservation of Existence, Etc. Other than any Inactive Subsidiary or Immaterial Subsidiary, each Credit Party will (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 or 7.04; provided, however, that the Company and Merger Sub may consummate the Target Acquisition; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.04 Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.05 Maintenance of Insurance.

(a) Maintain insurance upon its inventory, equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as customarily insured against by Persons engaged in the same or similar business and as required by applicable Laws and the Security Documents, with provisions for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, the Foreign Collateral Agent and such Credit Parties as their interests may appear and subject to the applicable provisions of the Intercreditor Agreement (with lender’s loss payable, mortgagee, and additional insured endorsements, as appropriate, in favor of the Administrative Agent and Foreign Collateral Agent). Any such policies of insurance shall provide for no fewer than thirty (30) days’ prior written notice of cancellation to the Administrative Agent, the Foreign Collateral Agent and the Lenders. The Administrative Agent is hereby authorized to act as attorney-in-fact for the Credit Parties in (after the occurrence and during the continuation of an Event of Default) obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. Within ten (10) Business Days of the Administrative Agent’s written request, the Company shall furnish to the Administrative Agent such information about the insurance of the Credit Parties and the Subsidiaries thereof (including, without limitation, copies of insurance policies of the Credit Parties and the Subsidiaries) as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by an Authorized Officer.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Company shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to applicable flood insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.06 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to:

(a) comply in all material respects with the requirements of all Laws (including, without limitation, ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) conduct its businesses in compliance with applicable Anti-Corruption Laws and Anti-Terrorism Laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.07 Books, Records and Inspections. Each Credit Party will, and will cause each Subsidiary to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be (c) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Credit Party’s premises, field examinations of the Credit Party’s assets, liabilities, books and records, including examining and making extracts from its books and record (which books and records shall include existing environmental assessment reports and Phase I or Phase II studies), and to discuss its affairs, finances and condition with its officers and independent accountants, all at any time during normal business hours and as often as reasonably requested. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide the Administrative Agent and each Lender with access to its suppliers. The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary set forth herein, so long as no Event of Default shall have occurred and be continuing, only two (2) field examinations per calendar year shall be at the sole expense of the Borrowers.

Section 6.08 Use of Proceeds. The Borrowers and each Credit Party shall use the proceeds of the Loans solely to (a) finance the ongoing working capital requirements of the Borrowers and (b) provide funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement. In no event shall any such proceeds be used to fund all or any part of the Target Acquisition; provided that up to $5,000,000 of such proceeds may be used to finance original issue discount on the Term Loans on the Closing Date so long as such use would not constitute unlawful financial assistance under any applicable Law.

Section 6.09 [Reserved]

Section 6.10 Covenant to Guarantee Obligations and Give Security.

(a) Guaranties and Security Documents. Each Domestic Subsidiary and, if required by the Administrative Agent and the Foreign Collateral Agent, each Foreign Subsidiary (other than, in any case, any Inactive Subsidiary or an Immaterial Subsidiary) created, acquired or held subsequent to the Closing Date, and each Domestic Subsidiary and, if required by the Administrative Agent and the Foreign Collateral Agent, each Foreign Subsidiary, that at any time ceases to be an Inactive Subsidiary or an Immaterial Subsidiary (including by virtue of clause (j) of this Section 6.10), shall within thirty (30) days (or such longer period as the Administrative Agent shall approve in its Permitted Discretion) after such creation, acquisition, holding or cessation execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty (or guaranty supplement) and the appropriate Security Documents, such agreements to be in form and substance acceptable to the Administrative Agent and, solely with respect to a Foreign Subsidiary, the Foreign Collateral Agent along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent and, if applicable, the Foreign Collateral Agent.

(b) Pledge of Equity Interest. With respect to the creation or acquisition of a Subsidiary, the appropriate Credit Party shall within thirty (30) days (or such longer period as the Administrative Agent shall approve in its Permitted Discretion) after such creation or acquisition execute a Security Agreement (or a Security Joinder Agreement) and, in connection therewith, pledge all of its Equity Interests in such Subsidiary to the Administrative Agent as security for the Obligations; provided that (i) no Foreign Subsidiary shall be required to pledge any of its Equity Interests in any other Foreign Subsidiary, (ii) the Company or any Domestic Subsidiary shall not be required to pledge more than sixty-five percent (65%) of the voting Equity Interests of any first-tier Foreign Subsidiary, and (iii) such pledge shall be legally available and shall not result in materially adverse tax consequences on such Credit Party. If the Term Loan Credit Agreement is terminated, the Company shall deliver to the Administrative Agent the share certificates (or other evidence of equity) evidencing any of the Equity Interests pledged pursuant to this Section 6.10(b) if such Equity Interests are certificated or so evidenced.

(c) Perfection or Registration of Interest in Foreign Equity Interests. Subject to the terms of the Intercreditor Agreement, with respect to any foreign Equity Interests pledged to the Administrative Agent by the Company or any Domestic Subsidiary or any Foreign Subsidiary, on or after the Closing Date, the Administrative Agent shall at all times, in the reasonable discretion of the Administrative Agent or the Required Lenders, have the right to require the perfection, at Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), of the security interest in such Equity Interests in the respective foreign jurisdiction.

(d) Pledged Intercompany Notes. Subject to the terms of the Intercreditor Agreement, with respect to the creation or acquisition by a Credit Party of a Pledged Intercompany Note, the appropriate Credit Party shall pledge to the Administrative Agent or the Foreign Collateral Agent, as applicable, as security for the Obligations, such Pledged Intercompany Note. Such Credit Party shall promptly deliver to the Administrative Agent or the Foreign Collateral Agent, as applicable, such Pledged Intercompany Note and an accompanying allonge.

(e) Collateral Generally. The Company shall, and shall cause each of its Subsidiaries to, subject to the terms of the Intercreditor Agreement:

(i) promptly furnish to the Administrative Agent, the Foreign Collateral Agent or any Lender upon request (x) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of the Company’s or any Subsidiary’s accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present account debtors), and (y) any other writings and information as the Administrative Agent, the Foreign Collateral Agent or such Lender may reasonably request;

(ii) promptly notify the Administrative Agent or the Foreign Collateral Agent, as applicable, in writing upon the creation of any accounts with respect to which the account debtor is the United States or any other Governmental Authority, or any business that is located in a foreign country;

(iii) promptly notify the Administrative Agent or the Foreign Collateral Agent, as applicable, in writing upon the creation by any Credit Party of a deposit account or securities account not listed on Schedule 5.22 hereto and, if such deposit account is owned by the Company or another Credit Party and is not an Excluded Account, promptly provide for the execution of an applicable Control Agreement with respect thereto, if required by the Administrative Agent, the Foreign Collateral Agent or the Required Lenders;

(iv) promptly notify the Administrative Agent or the Foreign Collateral Agent, as applicable, in writing whenever a material amount of assets of a Credit Party is located at a location of a third party (other than another Credit Party) that is not listed on Schedule 5.09 hereto and use commercially reasonable efforts to cause to be executed any bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice that may be required by the Administrative Agent, the Foreign Collateral Agent or the Required Lenders; provided that to the extent that any such waivers, documents or notices are provided in connection with the Term Loan Facility, a corresponding bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice shall be provided to the Administrative Agent or the Foreign Collateral Agent, as applicable;

(v) promptly notify the Administrative Agent, the Foreign Collateral Agent and the Lenders in writing of any information that the Company or any of its Subsidiaries has or may receive with respect to the Collateral that would reasonably be expected to materially and adversely affect the value thereof or the rights of the Administrative Agent, the Foreign Collateral Agent and the Lenders with respect thereto;

(vi) promptly deliver to the Administrative Agent or the Foreign Collateral Agent, as applicable, to hold as security for the applicable Obligations, within ten Business Days after the written request of the Administrative Agent, all certificated investment property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such investment property is in the possession of a securities intermediary or credited to a securities account (other than an Excluded Account), execute with the related securities intermediary an investment property control agreement over such securities account in favor of the Administrative Agent in form and substance satisfactory to the Administrative Agent;

(vii) promptly provide to the Administrative Agent a list of any patents, trademarks or copyrights that have been federally registered by the Company or any other Credit Party since the last list so delivered, and provide for the execution of an appropriate collateral assignment of intellectual property or intellectual property security agreement; and

(viii) upon the reasonable request of the Administrative Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each of the Borrowers hereby authorize the Administrative Agent or Foreign Collateral Agent to file UCC financing statements (or similar notice filings applicable in foreign jurisdictions) with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the inventory or equipment of any Credit Party, the Company shall (or cause such applicable Credit Party to), upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent to be properly noted thereon. The Company hereby authorizes the Administrative Agent or its respective designated agent (but without obligation by the Administrative Agent to do so) to incur expenses with respect to the foregoing (whether prior to, upon, or subsequent to any Default), and the Company shall promptly repay, reimburse, and indemnify the Administrative Agent and the Lenders for any and all such expenses.

(f) Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrowers shall provide the Administrative Agent and the Foreign Collateral Agent with prompt written notice with respect to any Material Real Property or material personal property (other than accounts, inventory, equipment and general intangibles and other property acquired in the ordinary course of business) acquired (including, in the case of Material Real Property, leased) by any Credit Party subsequent to the Closing Date. In addition to any other right that the Administrative Agent, the Foreign Collateral Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent or the Foreign Collateral Agent, whenever made, the Borrowers shall, and shall cause each Credit Party to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Obligations, a perfected Lien (subject to the terms of the Intercreditor Agreement) on any Material Real Property or personal property of each Credit Party (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a perfected first priority Lien. The Borrowers agree, (i) in the case of Material Real Property, to provide all Real Estate Requirements with respect to such Material Real Property within 60 days (or such later time as may be specified by the Administrative Agent in its Permitted Discretion), and (ii) in all other cases, within ten days after the date of a written request by the Administrative Agent, to secure all of the Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require. The Borrowers shall pay all recordation, legal and other expenses in connection therewith.

(g) Designation of Immaterial Subsidiaries. In the event that the Immaterial Subsidiaries and Inactive Subsidiaries, when taken as a whole, (i) contribute more than 5% of the Consolidated EBITDA of the Company and its Subsidiaries, taken as a whole, during the most recently-ended four fiscal quarter period (taken as a single period) or (ii) as of any applicable date of determination have assets that in the aggregate constitute more than 5% aggregate net book value of the assets of the Company and its Subsidiaries, taken as a whole, the Company shall promptly designate one or more Immaterial Subsidiaries or Inactive Subsidiaries to be Credit Parties hereunder (at which time such Subsidiaries shall cease to be Immaterial Subsidiaries or Inactive Subsidiaries, as applicable) such that the resulting EBITDA attributable to, and net book value of the assets held by, the remaining Immaterial Subsidiaries and Inactive Subsidiaries, when taken as a whole, shall be less than the required percentages set forth in clauses (i) and (ii) of this clause (j).

(h) Designation of Material Real Property. In the event that the aggregate fair market value of (i) the real property owned in fee simple by the Credit Parties that is not subject to a Mortgage and

(ii) the leasehold real property of the Credit Parties that is not subject to a Mortgage exceeds $20,000,000 the Company shall promptly designate one or more of such owned or leased real property locations to be Material Real Property (at which time such real property shall constitute Material Real Property for all purposes hereunder and under the other Loan Documents).

Section 6.11 Compliance with Environmental Laws. Except where non-compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrowers and their Subsidiaries shall comply in all respects with any and all applicable Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Person owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Borrowers and their Subsidiaries shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice the Company or such Subsidiary may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against any Borrower or such Subsidiary, any real property in which the Company or such Subsidiary holds any interest or any past or present operation of the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries shall allow the material release or material disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which the Company or any of its Subsidiaries holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.13, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.12 Information Regarding Collateral. Provide the Administrative Agent and the Lenders with at least 30 days’ prior written notice before any change its legal name, organizational structure or its state, province or other jurisdiction of organization. The Company shall promptly notify the Administrative Agent of (a) any change in any location where a material portion of any Credit Party’s assets are maintained, and any new locations where any material portion of any Credit Party’s assets are to be maintained; (b) any change in the location of the office where any Credit Party’s records pertaining to its accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Credit Party’s chief executive office.

Section 6.13 Maintenance of Debt Ratings. The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain a Moody’s Rating and an S&P Rating from Moody’s and S&P, respectively.

Section 6.14 Further Assurances. The Company shall, and shall cause each of its Subsidiaries to:

(a) Promptly upon request by the Administrative Agent or the Foreign Collateral Agent, as applicable, or the Required Lenders through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

(b) If deemed appropriate by the Administrative Agent or the Foreign Collateral Agent, as applicable, the Administrative Agent or the Foreign Collateral Agent, as applicable, is hereby authorized to file new UCC financing statements (or similar notice filings applicable in foreign jurisdictions) describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s or the Foreign Collateral Agent’s, as applicable, Permitted Discretion, to perfect or continue perfected the security interest of the Administrative Agent or the Foreign Collateral Agent, as applicable, in the applicable Collateral. The Company shall pay all filing and recording fees and taxes in connection with the filing or recordation of such UCC financing statements (or similar notice filings applicable in foreign jurisdictions) and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same.

Section 6.15 Control Agreements; Cash Management. (a) Within 60 days of the Closing Date (or such longer time as may be agreed by the Administrative Agent in its Permitted Discretion), the U.S. Credit Parties will enter into, and will maintain in effect, Control Agreements with respect to each Deposit Account and lock box account maintained by the U.S. Credit Parties after the Closing Date. Each Control Agreement shall be in form and substance satisfactory to the Administrative Agent. Each Credit Party’s lockbox and cash collateral account management shall be established and maintained solely with the Administrative Agent (or with another financial institution mutually satisfactory to the Administrative Agent and the Company), in the Administrative Agent’s name (or such other financial institution’s name), which shall provide for the collection and remittance of all proceeds of the Collateral on a daily basis during any U.S. Cash Dominion Period. During any U.S. Cash Dominion Period, all amounts in controlled concentration accounts (or in any other deposit account that is not swept on a regular basis into a controlled account) will be swept into a collection account maintained with the Administrative Agent and used to repay Borrowings under this Agreement.

(b) Within 60 days of the Closing Date (or such longer time as may be agreed by the Foreign Collateral Agent in its Permitted Discretion), the Dutch Credit Parties will enter into, and will maintain in effect, Control Agreements with respect to each Deposit Account maintained by the Dutch Credit Parties after the Closing Date. Each Control Agreement shall be in form and substance satisfactory to the Foreign Collateral Agent. Each Dutch Credit Party’s cash collateral account management shall be established and maintained solely with the Foreign Collateral Agent (or with another financial institution mutually satisfactory to the Foreign Collateral Agent and the Dutch Borrower), in the Foreign Collateral Agent’s name (or such other financial institution’s name), which shall provide for the collection and remittance of all proceeds of the Collateral on a daily basis during any Dutch Cash Dominion Period. During any Dutch Cash Dominion Period, all amounts in controlled concentration accounts (or in any other deposit account that is not swept on a regular basis into a controlled account) will be swept into a collection account maintained with the Foreign Collateral Agent and used to repay Borrowings under this Agreement.

Section 6.16 Material Contracts. Each Credit Party will perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it (subject to all applicable grace and cure periods specifically set forth therein), and no Credit Party will take any action that would cause any such Material Contract to not be in full force and effect, and cause each of its Subsidiaries to do so except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.17 Senior Debt. The Obligations shall, and the Credit Parties shall take all necessary action to ensure that the Obligations shall, at all times rank (a) at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior Secured Indebtedness of the Credit Parties and (b) prior in right of payment, to the extent set forth in the applicable subordination agreement, to the Subordinated Indebtedness.

Section 6.18 Subordination. Each Credit Party shall cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates (other than, in the case of management of the Credit Parties, payroll obligations) to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Administrative Agent and the Lenders in accordance with the Intercompany Subordination Agreement or another subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.19 Lender Meetings. The Credit Parties will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.

Section 6.20 Appraisals. At any time that the Administrative Agent requests, each Credit Party will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, one (1) such appraisal per calendar year shall be at the sole expense of the Company.

Section 6.21 Post Closing Obligations. The Credit Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 6.21, in each case within the time limits specified on such schedule.

ARTICLE VII.

NEGATIVE COVENANTS

Each of the Borrowers hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Revolving Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full as follows:

Section 7.01 Liens. No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that the foregoing shall not apply to:

(a) Liens for Taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party provided such Liens do not extend to ABL Priority Collateral (as defined in the Intercreditor Agreement on the Closing Date) unless such Liens are subordinated pursuant to an intercreditor agreement satisfactory to the Administrative Agent or the Foreign Collateral Agent, as applicable, in its sole discretion;

(d) purchase money Liens on fixed assets securing the loans and Indebtedness under Capitalized Leases pursuant to Section 7.02(b) hereof; provided that any such Lien is limited to the purchase price and only attaches to the property being acquired or financed thereby;

(e) any Lien of the Administrative Agent or the Foreign Collateral Agent, for the benefit of the Secured Creditors;

(f) the Liens existing on the Closing Date as set forth in Schedule 7.01 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of Indebtedness secured thereby shall not be increased (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, extension, renewal, refunding or refinancing and by an amount equal to any existing commitments unutilized thereunder) and the property covered thereby is not changed;

(g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Company or any of its Subsidiaries;

(h) pledges or deposits in connection with workers’ compensation insurance, unemployment insurance and like matters;

(i) Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award solely to the extent not constituting an Event of Default under Section 8.01(h)(i);

(j) Liens securing the Term Loan Obligations; provided that such Liens are subject at all times to the Intercreditor Agreement;

(k) any statutory or civil law Lien arising in the Netherlands under Netherland’s General Banking Conditions;

(l) Liens on tangible property of a Person existing at the time such Person is acquired by the Company or a Subsidiary pursuant to an Acquisition permitted under Section 7.03(b); provided that such Liens were not created in contemplation of such Acquisition and do not extend to any assets other than those of the Person acquired by the Company or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(l), provided further such Liens do not extend to ABL Priority Collateral (as defined in the Intercreditor Agreement on the Closing Date) unless such Liens are subordinated pursuant to an intercreditor agreement satisfactory to the Administrative Agent or the Foreign Collateral Agent, as applicable, in its sole discretion;

(m) other Liens securing Indebtedness permitted by Section 7.02(m); provided that no such Lien shall extend to, or cover, any Collateral; and

(n) other non-consensual Liens not securing Indebtedness, (i) the amount of which does not exceed $1,000,000 in the aggregate, and (ii) the existence of which, either individually or in the aggregate, will not have a Material Adverse Effect; provided that any Lien permitted by this clause (n) is permitted only for so long as is reasonably necessary for the affected Credit Party or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien and, provided further that, any Lien not otherwise permitted by this clause (n) shall be permitted so long as such Credit Party or the affected Subsidiary shall within 30 days after the filing thereof either (A) cause such Lien to be discharged, or (B) post with the Administrative Agent a bond or other security in form and amount satisfactory to the Administrative Agent in all respects and shall thereafter diligently pursue its discharge.

Neither the Borrowers nor any of their Subsidiaries shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit the Administrative Agent, the Foreign Collateral Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of the Borrowers or such Subsidiary.

Section 7.02 Indebtedness. No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or have outstanding any Indebtedness of any kind; provided that the foregoing shall not apply to:

(a) the Loans and any other Obligation under this Agreement or under any other Loan Document;

(b) any loans granted to or Indebtedness under Capitalized Leases entered into by the Company or any of its Subsidiaries for the purchase or lease of fixed assets (and refinancings of such loans or Indebtedness under Capitalized Leases), which loans and Indebtedness under Capitalized Leases shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Indebtedness under Capitalized Leases for the Company and all of its Subsidiaries shall not exceed $10,000,000 at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 7.02, as set forth in Schedule 7.02 hereto (any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such extension, renewal or refinancing);

(d) loans to a Credit Party from another Credit Party;

(e) loans to a Foreign Subsidiary from another Foreign Subsidiary that is not a Credit Party;

(f) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(g) Permitted Foreign Subsidiary and other Loans and Investments, so long as (i) no Default or Event of Default shall exist immediately prior to or immediately after giving effect thereto and (ii) after giving pro forma effect thereto (and to any Indebtedness incurred in connection therewith), the (A) Availability on each of the 30 consecutive days preceding the proposed date of such incurrence and on such incurrence date, exceeds the Covenant Threshold (Other) and (B) if Availability is less than the Minimum FCCR Amount (Other), the Fixed Charge Coverage Ratio is greater than 1.05 to 1.0;

(h) Indebtedness incurred in connection with the financing of insurance premiums, in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(i) contingent obligations consisting of Guarantees executed by (i) any Credit Party with respect to Indebtedness otherwise permitted by this Agreement and (ii) any Foreign Subsidiary that is not a Credit Party with respect to any Indebtedness of a Foreign Subsidiary otherwise permitted by this Agreement;

(j) other unsecured Indebtedness (including unsecured Subordinated Indebtedness), in addition to the Indebtedness listed above, in an aggregate principal amount for the Company and all of its Subsidiaries not to exceed $15,000,000 at any time outstanding;

(k) (i) the Term Loan Obligations; provided that the principal amount of the Term Loan Obligations (excluding any Term Loan Obligations consisting of debts, liabilities and obligations with respect to any Secured Cash Management Agreement or Secured Hedge Agreement (each as defined in the Term Loan Credit Agreement)), at any one time outstanding, shall not exceed $430,000,000 less the sum of (x) any regularly scheduled payments of principal (whether or not actually made) plus (y) any prepayments thereof, but only so long as the Intercreditor Agreement shall be in effect and (ii) any extension, renewal, replacement or refinancing of any Term Loan Obligations but only to the extent that the outstanding principal amount thereof as of the date of such extension, renewal, replacement or refinancing is not increased, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, replacement or refinancing, the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such extension, renewal, replacement or refinancing and the Indebtedness extending, renewing, replacing or refinancing such Term Loan Obligations shall not have a shorter maturity or weighted average life to maturity than the Term Loan Obligations being extended, renewed, replaced or refinanced;

(l) Indebtedness of any Person that becomes a Subsidiary of the Company after the date hereof pursuant to an Acquisition permitted under Section 7.03(b); provided that (i) such Indebtedness is existing at the time such Person becomes a Subsidiary of the Company (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Company) and (ii) (A) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any time and (B) the aggregate principal amount of such Indebtedness of a Subsidiary that becomes a Dutch Credit Party shall not exceed $1,500,000;

(m) other secured Indebtedness in an aggregate principal amount for the Company and all of its Subsidiaries not to exceed $10,000,000 at any time outstanding, so long as no Default or Event of Default shall exist prior to or after giving effect thereto;

(n) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Credit Party incorporated under the laws of the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(o) any joint and several liability arising as a result of a Dutch fiscal unity (Nederlandse fiscal eenheid) or the establishment thereof among a Credit Party incorporated under the law of the Netherlands and one or more of its Subsidiaries or its equivalent in any other relevant jurisdiction; and

(p) the following that do not constitute Indebtedness, but that are listed for purposes of clarification, contingent obligations consisting of the indemnification by the Company or any of its Subsidiaries of (i) the officers, directors, employees and agents of the Company or any of its Subsidiaries, to the extent permissible under the corporation law of the jurisdiction in which such Person is organized, (ii) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Company’s or any of its Subsidiaries’ securities or the rendering of banking or professional services to the Company or any of its Subsidiaries,

(iii) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Company or any of its Subsidiaries, and (iv) other Persons under agreements relating to Company permitted under Section 7.03(b); provided that each of the foregoing is only permitted to the extent that such indemnity obligation is not incurred in connection with the borrowing of money or the extension of credit.

Section 7.03 Investments and Acquisitions. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly:

(a) make or hold any Investments (other than Investments pursuant to the Target Acquisition), except:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in (A) direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of $100,000,000) of the Federal Reserve System or (B) commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or S&P;

(iii) the holding of each of the Subsidiaries listed on Schedule 5.01 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement and pursuant to transactions otherwise permitted under this Section 7.03;

(iv) any Permitted Foreign Subsidiary and other Loans and Investments, so long as (A) no Default shall exist prior to or after giving effect thereto and (B) after giving pro forma effect to such investments or loans (and to any Indebtedness incurred in connection therewith), the (1) Availability on each of the 30 consecutive days preceding the proposed date of such Investment and on such Investment date, exceeds the Covenant Threshold (Other) and (2) if Availability is less than the Minimum FCCR Amount (Other), the Fixed Charge Coverage Ratio is greater than 1.05 to 1.0;

(v) loans to, investments in, and Guarantees of Indebtedness of, the Company or any other Credit Party from or by another Credit Party;

(vi) loans to, investments in, and Guarantees of Indebtedness of, a Foreign Subsidiary from or by a Foreign Subsidiary that is not a Credit Party;

(vii) any advance or loan to an officer or employee of the Company or any Subsidiary as an advance on commissions, travel, relocation and other similar items in the ordinary course of business, so long as all such advances and loans from the Company and all Subsidiaries aggregate not more than the maximum principal sum of $1,000,000 at any time outstanding;

(viii) the holding of any Equity Interests that has been acquired pursuant to an Acquisition permitted by subsection (b) hereof;

(ix) the creation of a Subsidiary for the purpose of making an Acquisition permitted by subsection (b) hereof or the holding of any Subsidiary as a result of an Acquisition made pursuant subsection (b) hereof, so long as, in each case, if required pursuant to Section 6.10 hereof, such Subsidiary becomes a Guarantor or Borrower promptly following such Acquisition;

(x) the Investments existing on the Closing Date, in addition to the other Investments permitted to be incurred pursuant to this Section 7.03, as set forth in Schedule 7.03;

(xi) Investments consisting of extensions of credit, including accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and other similar types of Investments, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(xii) Guarantees permitted pursuant to Section 7.02;

(xiii) the Company and its Subsidiaries may make Investments not otherwise permitted by this Section 7.03(a), so long as (A) no Default shall exist prior to or after giving effect thereto and (B) after giving pro forma effect to such investments or loans (and to any Indebtedness incurred in connection therewith), (1) Availability on each of the 30 consecutive days preceding the proposed date of such Investment and on such Investment date, exceeds the Covenant Threshold (Other) and (2) if Availability is less than the Minimum FCCR Amount (Other), the Fixed Charge Coverage Ratio is greater than 1.05 to 1.0; and

(xiv) non-cash Investments made by the Company or any Credit Party in any Foreign Subsidiary consisting of obligations of such Foreign Subsidiary to pay Capital Distributions to the Company or any other Credit Party that have been declared but the payment of which has been deferred (whether or not such obligation to pay such Capital Distributions is represented by a promissory note that has been pledged to the Administrative Agent or the Foreign Collateral Agent, as applicable, in accordance with the Collateral Documents).

For purposes of this Section 7.03(a), the amount of any Investment in Equity Interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

(b) effect an Acquisition (other than the Target Acquisition or any Acquisition permitted under Sections 7.04(a), (b), (c) or (d)); provided that, so long as no Default shall exist prior to or after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Company and its Subsidiaries may make an Acquisition so long as:

(i) in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;

(ii) in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(iii) the business to be acquired shall be similar to the lines of business of the Company and its Subsidiaries or reasonably related and/or complementary or ancillary to such lines of business and reasonable extensions and expansions thereof;

(iv) the Company and its Subsidiaries shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction;

(v) such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(vi) the aggregate Consideration for all Acquisitions by Foreign Subsidiaries, Acquisitions of Persons or Equity Interests of Persons that do not become Credit Parties (including by way of merger into a Credit Party) and Acquisitions of assets that are not included in the Collateral, shall not exceed $75,000,000 during the term of this Agreement; and

(vii) if the aggregate Consideration for such Acquisition is equal to or greater than $5,000,000, the Company shall have provided to the Administrative Agent and the Lenders, at least ten (10) days prior to such Acquisition, a certificate of a Financial Officer of the Company showing that, both before and after giving pro forma effect to such Acquisition (and to any Indebtedness incurred, assumed or acquired in connection therewith), the (A) Availability on each of the 30 consecutive days preceding the proposed date of such Investment and on such Investment date, exceeds the Covenant Threshold (Other) and (B) if Availability is less than the Minimum FCCR Amount (Other), the Fixed Charge Coverage Ratio is greater than 1.05 to 1.0.

Section 7.04 Fundamental Changes. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, dissolve, liquidate, merge, amalgamate or consolidate with or into any other Person (other than the merger of Merger Sub into the Company pursuant to the Target Acquisition), except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Domestic Subsidiary may merge, amalgamate or consolidate with or into (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person), or (ii) any one or more Guarantors (provided that a Guarantor shall be the continuing or surviving Person);

(b) a Domestic Subsidiary (other than a Credit Party) may merge, amalgamate or consolidate with or into any other Domestic Subsidiary (other than a Credit Party);

(c) a Foreign Subsidiary may merge, amalgamate or consolidate with or into another Foreign Subsidiary or a Borrower or a Guarantor (provided that, in any merger, amalgamation or consolidation involving a Borrower or a Guarantor, a Borrower or Guarantor shall be the continuing or surviving Person);

(d) any Wholly-Owned Subsidiary may be dissolved or liquidated so long as such Subsidiary is not, at the time, a Credit Party or, if it is a Credit Party at such time, all assets and interests of such Subsidiary, are transferred to another Credit Party on or before the time of its dissolution or liquidation;

(e) Acquisitions may be effected in accordance with the provisions of Section 7.03(b) hereof.

Section 7.05 Asset Sales. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, make any Asset Sale or enter into any agreement to make any Asset Sale, other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Credit Party may sell, lease, transfer or otherwise dispose of any of its assets to any other Credit Party;

(b) the Borrowers and their Subsidiaries may dispose of any assets, so long as the aggregate amount of all such Asset Sales, for the Borrowers and their Subsidiaries, shall not exceed $10,000,000 per fiscal year of the Company;

(c) a Domestic Subsidiary (other than a Credit Party) may dispose of any of its assets to the Company or any other Domestic Subsidiary; provided that in the case of any Asset Sale to a Credit Party such Asset Sale shall not be for more than the fair market value of the assets which are the subject of such Asset Sale;

(d) a Foreign Subsidiary may dispose of any of its assets to any Credit Party; provided that such Disposition shall not be for more than the fair market value of the assets which are the subject of such Disposition;

(e) Asset Sales permitted by Section 7.04;

(f) the Borrowers and their Subsidiaries may sell, transfer or otherwise dispose of fixed assets in the ordinary course of business for the purpose of replacing such fixed assets; provided that any such fixed assets are replaced within 180 days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fair market value of the fixed assets sold or otherwise disposed;

(g) a Foreign Subsidiary (other than a Credit Party) may dispose of any of its assets to any other Foreign Subsidiary; and

(h) the Company may sell the building located at 207 Mockingbird Lane, Johnson City, Tennessee to Washington County, Tennessee; provided that the Company leases such building back from Washington County, Tennessee and the Company has the right to repurchase such building back from Washington County, Tennessee.

Section 7.06 Restricted Payments. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, make or commit itself to make any Restricted Payment at any time, provided that:

(a) each Subsidiary may make Capital Distributions to the Borrowers, any Subsidiaries of the Borrowers that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Capital Distribution is being made;

(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrowers and their Subsidiaries may make payment of current interest, expenses and indemnities in respect of Subordinated Indebtedness (other than any such payments prohibited by the subordination provisions applicable thereto);

(c) the Borrowers and each Subsidiary may make Restricted Payments with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(d) the Borrowers and their Subsidiaries may make Restricted Payments not otherwise permitted by this Section, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving pro forma effect to such Restricted Payment (and to any Indebtedness incurred in connection therewith), the (A) Availability on each of the 30 consecutive days preceding the proposed date of such Restricted Payment and on such Restricted Payment date, exceeds the Covenant Threshold (RP) and (B) if Availability is less than the Minimum FCCR Amount (RP), the Fixed Charge Coverage Ratio is greater than 1.05 to 1.0;

(e) the Company may make Capital Distributions, consistent with its past practice, in the form of dividends to shareholders of Equity Interests in the Company; provided that (i) the aggregate amount of all such Capital Distributions shall not exceed $8,000,000 per fiscal year of the Company; (ii) no Default shall have occurred and be continuing or would result from any such Capital Distribution and (iii) after giving pro forma effect to any such Capital Distribution (and to any Indebtedness incurred in connection therewith), the Availability on each of the 30 consecutive days preceding the proposed date of such Restricted Payment and on such Restricted Payment date, exceeds the Aggregate Liquidity Threshold;

(f) the Borrowers and their Subsidiaries may make voluntary prepayments of the Term Loans so long as such voluntary prepayments are not made with the proceeds of Loans hereunder or any other proceeds or funds that are required to be applied hereunder, subject to the terms of the Intercreditor Agreement, to the U.S. Obligations or the Dutch Obligations under the terms of this Agreement or any other Loan Document; and

(g) so long as no Default has occurred and is continuing or would result therefrom, each of Autocam do Brasil Usinagem, LTDA, Bouverat Industries S.A.S., and Autocam France, SARL may at any time repay its respective Indebtedness set forth on Schedule 7.02.

Section 7.07 Financial Covenants. The Credit Parties will not permit the Fixed Charge Coverage Ratio, determined for any Testing Period ending on the last day of each fiscal quarter, to be less than 1.05 to 1.00, to be measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending immediately preceding the day Availability shall have been less than the Aggregate Liquidity Threshold. Once such covenant is in effect, compliance with the covenant will be discontinued at such time as the U.S. Availability has been greater than the U.S. Liquidity Cure Threshold for thirty consecutive calendar days; provided that such covenant is subject to reinstatement after discontinuance thereof in the event that after such discontinuance, Availability shall have been less than the Aggregate Liquidity Threshold; provided further that after Availability is less than the Aggregate Liquidity Threshold for the fifth time, such covenant shall remain in effect until the Revolving Facility Termination Date.

Section 7.08 Change in Nature of Business. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to engage in any business if, as a result thereof, the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business the Company and its Subsidiaries are engaged in on the Closing Date.

Section 7.09 Transactions with Affiliates. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Credit Party) on terms that shall be less favorable to the Credit Party or such Subsidiary than those that might be obtained at the time in a transaction with a non Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of the Borrowers or any Subsidiary or an Affiliate.

Section 7.10 Burdensome Agreements. Except as set forth in this Agreement and the other Loan Documents, no Credit Party will, nor will any Credit Party permit any of its Subsidiaries to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to a Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to a Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to a Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (iii) the Term Loan Documents or (iv) customary restrictions in security agreements or mortgages permitted hereunder securing Indebtedness or Capitalized Leases permitted hereunder, of a Subsidiary to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 7.11 Use of Proceeds. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, and whether immediately, incidentally or ultimately:

(a) use the proceeds of any Borrowing, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(b) use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Foreign Collateral Agent or otherwise) of Sanctions; or

(c) use the proceeds of any Borrowing for any purpose which would breach any Anti-Corruption Laws.

Section 7.12 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change (a) its Fiscal Year end from December 31 or (b) its accounting policies or reporting practices, except as required by GAAP.

Section 7.13 Sanctions. The Borrowers and each Credit Party shall not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 7.14 Modification of Certain Agreements. Without the prior written consent of the Required Lenders, no Credit Party will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) any Subordinated Debt Document (other than any amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of the Subordinated Indebtedness and that (i) extends the maturity or reduces the amount of any repayment, prepayment or redemption of the principal of such Subordinated Indebtedness, (ii) reduces the rate or extends any date for payment of interest, premium (if any) or fees payable on such Subordinated Indebtedness or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on any applicable Credit Party);

(b) any of the terms of any preferred Equity Interests of the Credit Parties (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of such preferred stock and that (i) extends the scheduled redemption date or reduces the amount of any scheduled redemption payment or (ii) reduces the rate or extend any date for payment of dividends thereon);

(c) any Credit Party’s Organizational Documents, except to the extent that such amendment, modification, or other change, could not reasonably be expected to be adverse to the Lenders;

(d) any Term Loan Document or the Intercreditor Agreement, except to the extent not prohibited by the Intercreditor Agreement; or

(e) any Material Contract or other Material Indebtedness Agreement, except to the extent that such amendment, modification, supplement, waiver or other change, or forbearance, (i) is otherwise permitted by this Section or (ii) could not reasonably be expected to cause a Material Adverse Effect.

Section 7.15 Bank Accounts. No Credit Party shall establish any new Deposit Accounts unless the Administrative Agent or Foreign Collateral Agent, as applicable, and the depository institution at which the account is to be opened enter into a Control Agreement pursuant to which such depository institution acknowledges the security interest of the Administrative Agent or Foreign Collateral Agent in such Deposit Account, agrees to comply with instructions originated by the Administrative Agent or Foreign Collateral Agent directing disposition of the funds in the Deposit Account without further consent from the Borrowers or such Credit Party, and agrees to subordinate and limit any security interest the bank may have in the Deposit Account and waive all rights of set-off with respect thereto (other than for customary fees and expenses) on terms satisfactory to the Administrative Agent or the Foreign Collateral Agent, as applicable.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrowers or any other Credit Party shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of or interest on the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default in the payment any Fees or any other Obligations within 3 Business Days following the date due; or (iii) fail to Cash Collateralize any Letter of Credit when required to do so hereunder; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrowers or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made, deemed made, or confirmed (or, if any such representation, warranty or statement is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation, warranty or statement in any respect); or

(c) Certain Covenants: if any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.02, 6.05, 6.07, 6.08, 6.10, 6.12, 6.15, 6.16, 6.17, 6.18, 6.20, 6.21 or any Section in Article VII thereof; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 15 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrowers receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements; Designated Hedge Agreements: if any Credit Party or any Subsidiary shall default in (i) the payment of any amount due and owing with respect to Term Loan Documents or any Material Indebtedness Agreement beyond any period of grace provided with respect thereto, (ii) the performance or observance of any other agreement, term or condition contained in any Term Loan Document, any other Material Indebtedness Agreement or any other agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of any Indebtedness under any Material Indebtedness Agreement or under the Term Loan Credit Agreement or to permit the holder thereof to cause such Indebtedness thereunder to become due prior to its stated maturity or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Credit Party or any Subsidiary thereof and such Lien is not released within 30 days; provided that adequate reserves have been established in accordance with GAAP with respect to such Lien; or

(g) Change in Control. If any Change in Control shall occur; or

(h) Judgments. (i) A final judgment or order for the payment of money shall be rendered against any Credit Party or any Subsidiary thereof by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of 30 days after the date on which the right to appeal has expired and the aggregate of all such judgments, for all such Credit Parties or Subsidiaries, shall exceed $7,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary final judgments or orders shall be rendered against any Credit Party or any Subsidiary thereof by a court of competent jurisdiction that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (1) enforcement proceedings are commenced by any creditor upon such judgment or order, or (2) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) Validity of the Loan Documents.

(i) If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent or the Foreign Collateral Agent shall be determined to be (i) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Intercreditor Agreement and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (ii) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters;

(ii) (A) The validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (B) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (C) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent, the Foreign Collateral Agent or the Lenders the benefits purported to be created thereby; or

(j) Insolvency Event. If any Credit Party or any Subsidiary thereof (other than an Inactive Subsidiary or an Immaterial Subsidiary) shall permit an Insolvency Event to occur; or

(k) Intercreditor Agreement; Senior Debt Status. (1) The Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Term Loan Agent, enforceable in accordance with its terms (to the extent that any Indebtedness held by such party remains outstanding), (ii) the Obligations of each Credit Party under this Agreement and each of the other Loan Documents shall fail to rank at least pari passu in right of payment with the other material senior Indebtedness of the Credit Parties and be designated as “Senior Indebtedness”, “Designated Senior Debt” or such similar term under all instruments and documents relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person or (iii) any default, breach or event of default shall have occurred under the Intercreditor Agreement; or

(l) Delivery of Insurance Endorsements: within 30 days of the Closing Date, the Insurance Endorsements shall not have been received by the Administrative Agent.

Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers or any other Credit Party in any manner permitted under applicable law:

(a) declare the Revolving Commitments terminated, whereupon the Revolving Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrowers to Cash Collateralize all or any portion of the LC Outstandings in an amount determined by the Administrative Agent, in its sole discretion; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(j) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent, Foreign Collateral Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(a) with respect to payments, monies, property or Collateral of or from any U.S. Credit Party:

(i) first, to the payment of that portion of the U.S. Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent and the Foreign Collateral Agent in their respective capacity as such, pro rata;

(ii) second, to the payment of that portion of the U.S. Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the U.S. Obligations constituting accrued and unpaid interest on Agent Advances to the Administrative Agent and the Foreign Collateral Agent, pro rata;

(iv) fourth, to the payment of that portion of the U.S. Obligations constituting accrued and unpaid interest on Overadvances, ratably among the Lenders in proportion to the aggregate of all such amounts;

(v) fifth, to the payment of that portion of the U.S. Obligations constituting accrued and unpaid principal on Agent Advances to the Administrative Agent and the Foreign Collateral Agent, pro rata;

(vi) sixth, to the payment of that portion of the U.S. Obligations constituting accrued and unpaid principal on Overadvances, ratably among the Lenders in proportion to the aggregate of all such amounts;

(vii) seventh, to the payment of that portion of the U.S. Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(viii) eighth, to the payment of that portion of the U.S. Obligations constituting unpaid principal of the Loans and Unpaid Drawings and to the payment of any amounts owing to Designated Hedge Creditors under Designated Hedge Agreements up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.19, for which U.S. Reserves have been established, ratably among the Lenders (or Affiliates thereof in the case of Designated Hedge Agreements) and each LC Issuer in proportion to the aggregate of all such amounts;

(ix) ninth, to the Administrative Agent and the Foreign Collateral Agent for the benefit of each LC Issuer to ratably Cash Collateralize 105% of the amount of LC Outstandings;

(x) tenth, to amounts due to Lenders in respect of Banking Services Obligations, ratably among such Lenders in proportion to the aggregate of all such amounts;

(xi) eleventh, the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(xii) twelfth, to the payment of all other U.S. Obligations of the U.S. Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, Foreign Collateral Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such U.S. Obligations owing to them on such date; and

(xiii) finally, any remaining surplus after all of the U.S. Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto; and

(b) with respect to payments, monies, property or Collateral of or from any Dutch Credit Party:

(i) first, to the payment of that portion of the Dutch Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Foreign Collateral Agent in its capacity as such;

(ii) second, to the payment of that portion of the Dutch Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Dutch Lender or each Dutch LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Dutch Obligations constituting accrued and unpaid interest on Dutch Agent Advances to the Foreign Collateral Agent;

(iv) fourth, to the payment of that portion of the Dutch Obligations constituting accrued and unpaid interest on Dutch Overadvances, ratably among the Dutch Lenders in proportion to the aggregate of all such amounts;

(v) fifth, to the payment of that portion of the Dutch Obligations constituting accrued and unpaid principal on Dutch Agent Advances to Foreign Collateral Agent;

(vi) sixth, to the payment of that portion of the Dutch Obligations constituting accrued and unpaid principal on Dutch Overadvances, ratably among the Dutch Lenders in proportion to the aggregate of all such amounts;

(vii) seventh, to the payment of that portion of the Dutch Obligations constituting accrued and unpaid interest on the Dutch Revolving Loans and Unpaid Drawings with respect to Dutch Letters of Credit, ratably among the Dutch Lenders in proportion to the aggregate of all such amounts;

(viii) eighth, to the payment of that portion of the Dutch Obligations constituting unpaid principal of the Dutch Revolving Loans and Unpaid Drawings and to the payment of any amounts owing to Designated Hedge Creditors under Designated Hedge Agreements up to and including the amount most recently provided to the Foreign Collateral Agent pursuant to Section 2.19 for which Dutch Reserves have been established, ratably among the Dutch Lenders (or Affiliates thereof in the case of Designated Hedge Agreements) and each Dutch LC Issuer in proportion to the aggregate of all such amounts;

(ix) ninth, to the Foreign Collateral Agent for the benefit of each Dutch LC Issuer to ratably Cash Collateralize 105% of the amount of Dutch LC Outstandings;

(x) tenth, to amounts due to Dutch Lenders in respect of Dutch Banking Services Obligations, ratably among such Dutch Lenders in proportion to the aggregate of all such amounts;

(xi) eleventh, the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(xii) twelfth, to the payment of all other Dutch Obligations of the Dutch Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Foreign Collateral Agent, each Dutch LC Issuer, the Dutch Swing Line Lender, the Dutch Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Dutch Obligations owing to them on such date; and

(xiii) finally, any remaining surplus after all of the Dutch Obligations have been paid in full, to the Dutch Borrowers or to whomsoever shall be lawfully entitled thereto.

Section 8.04 License. Administrative Agent and Foreign Collateral Agent each is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Credit Party) any or all intellectual property of Credit Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Credit Party’s rights and interests under intellectual property shall inure to Administrative Agent’s and Foreign Collateral Agent’s benefit.

Section 8.05 Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in any a currency (hereinafter in this Section 8.05 called the “first currency”) into any other currency (hereinafter in this Section 8.05 called the “second currency”), then the conversion shall be made at the Spot Rate of exchange for buying the first currency with the second currency prevailing at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by any Credit Party to any Lender, Administrative Agent, Foreign Collateral Agent or LC Issuer pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Credit Parties to pay to such Lender, Administrative Agent, Foreign Collateral Agent or LC Issuer any amount originally due to such Person in the first currency under this Agreement only to the extent of the amount of the first currency which such Person is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Person’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Lender, Administrative Agent, Foreign Collateral Agent or LC Issuer in the first currency under this Agreement, Credit Parties agree that they will indemnify each Lender, Administrative Agent, Foreign Collateral Agent and LC Issuer against and save each such person harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Credit Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Lender, Administrative Agent, Foreign

Collateral Agent or LC Issuer under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Lender, Administrative Agent, Foreign Collateral Agent or LC Issuer under any Loan Documents and Credit Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to any Lender, Administrative Agent, Foreign Collateral Agent or LC Issuer in the first currency under this Agreement, such Person shall promptly remit such excess to Credit Parties. The covenants contained in this Section 8.05 shall survive the payment in full of the Obligations under this Agreement.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment.

(a) Each Lender hereby irrevocably designates and appoints KeyBank National Association to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank National Association as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b) Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Collateral and any other Loan Document, including the Intercreditor Agreement. Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, or (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the

Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

(d) The Dutch Lenders appoint the Foreign Collateral Agent to hold (i) any security interest created by any Dutch Security Document and act as security trustee under any such documents other than Dutch Security Documents governed by Dutch law pursuant to the terms thereof; (ii) any security interest created by any Dutch Security Document governed by English law and act as security trustee under any such documents pursuant to the terms thereof; and (iii) the covenants and undertakings of the relevant Dutch Security Documents, with respect to any jurisdiction where the concept of trust is appropriate, on trust for the Dutch Lenders and with respect to any jurisdiction where the concept of trust is not appropriate, as security agent for the Dutch Lenders, and, in each case, the Foreign Collateral Agent accepts that appointment; provided that with respect to any Dutch Security Document expressed to be governed by the laws of the Netherlands, the Dutch Lenders appoint the Foreign Collateral Agent to enter into such Dutch Security Documents in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender, subject to Section 11.29(d). The Foreign Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents and (ii) its engagement in any kind of banking or other business with any Credit Party.

Section 9.02 Delegation of Duties.

(a) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(b) The Foreign Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Foreign Collateral Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Foreign Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Foreign Collateral Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03 Exculpatory Provisions. Neither the Administrative Agent, the Foreign Collateral Agent, nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Foreign Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. Neither the Administrative Agent nor the Foreign Collateral Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent or the Foreign Collateral Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent, the Foreign Collateral Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent and the Foreign Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent or the Foreign Collateral Agent, as applicable. Each of the Administrative Agent and the Foreign Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Foreign Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. Neither the Administrative Agent nor the Foreign Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Foreign Collateral Agent, respectively, has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent or the Foreign Collateral Agent receives such a notice, the Administrative Agent or the Foreign Collateral Agent, as applicable, shall give prompt notice thereof to the Lenders. The Administrative Agent and the Foreign Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent or the Foreign Collateral Agent shall have received such directions, the Administrative Agent or the Foreign Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent, the Foreign Collateral Agent nor any of their Related Parties has made any representations or warranties to it and that no act by the Administrative Agent or the Foreign Collateral Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Foreign Collateral Agent to any Lender. Each Lender represents to the Administrative Agent or the Foreign Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Foreign Collateral Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Foreign Collateral Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. Neither the Administrative Agent nor the Foreign Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent, the Foreign Collateral Agent or any of their Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent or the Foreign Collateral Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09 Indemnification. The Lenders agree to indemnify (a) the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans) and (b) the Foreign Collateral Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Dutch Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Foreign Collateral Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent, the Foreign Collateral Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrowers; provided, however, that no Lender shall be liable to the Administrative Agent, the Foreign Collateral Agent or any of their Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s, the Foreign Collateral Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent, the Foreign Collateral Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent or the Foreign Collateral Agent, as applicable, be insufficient or become impaired, the Administrative Agent or the Foreign Collateral Agent, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

Section 9.10 The Administrative Agent and Foreign Collateral Agent in Individual Capacity.

(a) The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

(b) The Foreign Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Foreign Collateral Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Foreign Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Foreign Collateral Agent, and the terms “Lender” and “Lenders” shall include the Foreign Collateral Agent in its individual capacity.

Section 9.11 Successor.

(a) The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrowers and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) The Foreign Collateral Agent may resign at any time upon not less than 30 days notice to the Dutch Lenders, each Dutch LC Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Foreign Collateral Agent gives notice of its resignation, then the retiring Foreign Collateral Agent may on behalf of the Dutch Lenders and each Dutch LC Issuer, appoint a successor Foreign Collateral Agent; provided, however, that if the Foreign Collateral Agent shall notify the Borrowers and the Dutch Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Foreign Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Foreign Collateral Agent on behalf of the Dutch Lenders or any Dutch LC Issuer under any of the Loan Documents, the retiring Foreign Collateral Agent shall continue to hold such collateral security until such time as a successor Foreign Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Foreign Collateral Agent shall instead be made by or to each Dutch Lender and Dutch LC Issuer directly, until such time as the Required Lenders appoint a successor Foreign Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Foreign Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Foreign Collateral Agent, and the retiring Foreign Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Foreign Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Foreign Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Foreign Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Foreign Collateral Agent was acting as Foreign Collateral Agent.

For purposes of any Security Document expressed to be governed by Dutch law, any resignation by the Foreign Collateral Agent is not effective with respect to its rights under the Parallel Debt until all rights and obligations with respect to the Parallel Debt have been assigned to and assumed by the successor agent. The Foreign Collateral Agent will reasonably cooperate in assigning its rights under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under any Security Document expressed to be governed by Dutch law (as the case may be) to such successor agent.

Section 9.12 Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent” or “Foreign Collateral Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Collateral Matters. The Administrative Agent or the Foreign Collateral Agent, as applicable, may from time to time make such disbursements and advances (“Agent Advances”) that the Administrative Agent or the Foreign Collateral Agent, each in its sole discretion, as applicable, deems necessary or desirable to (a) preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Letters of Credit, and other Obligations or (b) to pay any other amount chargeable to the Borrowers or the other Credit Parties pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.01; provided, however, that with respect to (y) Agent Advances made by the Foreign Collateral Agent for the purposes set forth in clause (a) above, (1) the aggregate amount of such Agent Advances at any time outstanding shall not exceed, when combined with any Dutch Overadvances then outstanding, 10% of the Total Dutch Revolving Commitment and (2) no such Agent Advance shall be made if, after giving effect to the Dollar Equivalent of any such Agent Advance, the Dutch Credit Facility Exposure of any Dutch Lender would exceed such Dutch Lender’s Dutch Revolving Commitment and (z) Agent Advances made by the Administrative Agent for the purposes set forth in clause (a) above, (1) the aggregate amount of such Agent Advances at any time outstanding shall not exceed, when combined with any U.S. Overadvances then outstanding, 10% of the Total U.S. Revolving Commitment and (2) no such Agent Advance shall be made if, after giving effect to the Dollar Equivalent of any such Agent Advance, the U.S. Credit Facility Exposure of any U.S. Lender would exceed such U.S. Lender’s U.S. Revolving Commitment. The Agent Advances shall constitute Obligations hereunder, shall be repayable on demand, shall be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans. Agent Advances may be made if the conditions precedent set forth in Section 4.02 shall not have been satisfied. Required Lenders may at any time revoke the Administrative Agent’s or Foreign Collateral Agent’s authority to make further Agent Advances under clause (a) by written notice to the Administrative Agent or Foreign Collateral Agent, as applicable. Absent such revocation, Administrative Agent’s and Foreign Collateral Agent’s determination that funding of an Agent Advance is appropriate shall be conclusive. Upon the making of an Agent Advance by the Administrative Agent or the Foreign Collateral Agent (whether before or after the occurrence of an Event of Default), each U.S. Lender, in the case of Agent Advances made by the Administrative Agent, and each Dutch Lender, in the case of Agent Advances made by the Foreign Collateral Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent or the Foreign Collateral Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to its Revolving Commitment. The Administrative Agent or the Foreign Collateral Agent, as applicable, shall notify each Lender and the Borrowers in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.09, each Lender agrees that it shall make available to the Administrative Agent or the Foreign Collateral Agent, upon the Administrative Agent’s or Foreign Collateral Agent’s demand, in Dollars or Euros, as applicable, in immediately available funds, the amount equal to such Lender’s pro rata share of each such Agent Advance, provided that in no event shall any Lender be required to make available Euros sooner than 3 Business Days after such demand. If such funds are not made available to the Administrative Agent or the Foreign Collateral Agent by such Lender, the Administrative Agent or the Foreign Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent or the Foreign Collateral Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.

Section 9.14 Agency for Perfection. The Administrative Agent, the Foreign Collateral Agent and each Lender hereby appoints the Administrative Agent, the Foreign Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent, the Foreign Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent, the Foreign Collateral Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent or the Foreign Collateral Agent, as applicable, thereof, and, promptly upon the Administrative Agent’s or the Foreign Collateral Agent’s request therefor shall deliver such Collateral to the Administrative Agent or the Foreign Collateral Agent or in accordance with the Administrative Agent’s or the Foreign Collateral Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent or the Foreign Collateral Agent, as applicable, for the purpose of perfecting the Administrative Agent’s or the Foreign Collateral Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.15 Proof of Claim. The Lenders and the Borrowers hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(j), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrowers or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, the Foreign Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Foreign Collateral Agent and the Administrative Agent and their agents and counsel and all other amounts due the Lenders, the Foreign Collateral Agent and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.15 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.16 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S OR THE FOREIGN COLLATERAL AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent, the Foreign Collateral Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.17 Credit Bidding. Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, given at the time of the relevant event, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

ARTICLE X.

GUARANTY

Section 10.01 Guaranty by the Company. The Company hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Company Guaranteed Obligations”): (a) all Dutch Obligations, (b) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Company) under this Agreement, and (c) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Company under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in each case, other than any Excluded Swap Obligations, in all cases under subparts (a), (b) or (c) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectability and is in no way conditioned or contingent upon any attempt to collect from any Subsidiary or Affiliate of the Company, or any other action, occurrence or circumstance whatsoever. Upon failure by any Credit Party to pay punctually any of the Company Guaranteed Obligations, the Company shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 10.02 Additional Undertaking. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Company Guaranteed Obligations not be recoverable from the Company under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Company as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 10.03 Guaranty Unconditional. The obligations of the Company under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a) any extension, renewal, settlement, compromise, waiver or release in respect to the Company Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

(c) any release, non-perfection or invalidity of any direct or indirect security for the Company Guaranteed Obligations under any agreement or instrument evidencing or relating to any Company Guaranteed Obligations;

(d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations;

(e) the existence of any claim, set-off or other rights that the Company may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Company Guaranteed Obligations; or

(g) any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article, constitute a legal or equitable discharge of the Company’s obligations under this Section other than the irrevocable payment in full of all Company Guaranteed Obligations.

Section 10.04 Company Obligations to Remain in Effect; Restoration. The Company’s obligations under this Article X shall remain in full force and effect until the Revolving Commitments shall have terminated, and the principal of and interest on the Notes and other Company Guaranteed Obligations, and all other amounts payable by the Company, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, shall have been indefeasibly paid in full. If at any time any payment of any of the Company Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Company’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.05 Waiver of Acceptance, etc. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06 Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Revolving Commitments hereunder, the Company shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07 Effect of Stay; Limitations of Guaranty.

(a) In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Company Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations shall nonetheless be payable by the Company under this Article forthwith on demand by the Administrative Agent.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Designated Hedge Agreements, the obligations of the Company as a guarantor of the Company Guaranteed Obligations under this Agreement and the other Loan Documents or Designated Hedge Agreements shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States or any comparable provisions of any applicable law.

Section 10.08 Keepwell. The Company, to the extent it is a Qualified ECP Guarantor, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Company to honor all of its obligations under this Article X in respect of Designated Hedge Agreements (provided, however, that the Company shall only be liable under this Section 10.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.08, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Company under this Section 10.08 shall remain in full force and effect until indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder. The Company intends that this Section 10.08 constitute, and this Section 10.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Payment of Expenses etc. Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Foreign Collateral Agent, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Revolving Commitments; (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents; (iii) all out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the fees and disbursements of any individual counsel to the Administrative Agent, the Foreign Collateral Agent and any Lender; (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes; (v) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent or the Foreign Collateral Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Administrative Agent or the Foreign Collateral Agent and of counsel providing any opinions that the Administrative Agent, the Foreign Collateral Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (vi) all the actual and documented costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; and (vii) all the actual costs and expenses (including the fees, expenses and disbursements of counsel and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and the Foreign Collateral Agent and their counsel) in connection with the custody or preservation of any of the Collateral.

Section 11.02 Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, the Foreign Collateral Agent, each LC Issuer, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto) related to the entering into and/or performance of any Loan

Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document or any other Transaction Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Revolving Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Credit Parties or any of their respective Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Credit Parties or any of their respective Subsidiaries, if the Borrowers or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against any Credit Party or any of their respective Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of any Indemnitee to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and LC Issuer agrees to promptly notify the Borrowers after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Equalization.

(a) Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent, the Foreign Collateral Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount. The provisions of this Section 11.04(a) shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Outstandings to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Borrower. The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 11.05 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (d) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to a Borrower, to it at 2000 Waters Edge Drive Building C, Suite 12, Johnson City, Tennessee 37604, Attention: James Dorton, (Facsimile No. (423) 743-2670);

(ii) if to any other Credit Party, to it at 2000 Waters Edge Drive Building C, Suite 12, Johnson City, Tennessee 37604, Attention: James Dorton, (Facsimile No. (423) 743-2670);

(iii) if to the Administrative Agent or the Foreign Collateral Agent, to it at the applicable Notice Office; and

(b) if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(c) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (d) below shall be effective as provided in said subpart (d).

(d) Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Foreign Collateral Agent and the Borrowers may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(e) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person, provided that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Commitment hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Borrowers, the Administrative Agent, the Foreign Collateral Agent and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided, further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of the date of any scheduled repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Revolving Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Revolving Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and, provided still further that each participant shall be entitled to the benefits of Section 3.03 with respect to its participation as if it was a Lender, except that a participant shall (i) only deliver the forms described in Section 3.03(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Section 3.03(g) than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a Change in Law, after the participant became a participant hereunder.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Revolving Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Revolving Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Revolving Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Revolving Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Revolving Commitments;

(D) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(E) such assignment shall be subject to the prior written consent of the Borrowers; provided, that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 2 Business Days after having received notice thereof, and provided further, that no consent of the Borrowers shall be required for an assignment to a Lender, an affiliate of such Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(F) assignment to any Person of Loans extended to or for the account of an Applicable Dutch Credit Party shall only be permitted if the Person to whom the Loans are assigned is a Non-Public Lender at all times.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Commitments provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii) At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder and that is not a U.S. Person for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers, the Administrative Agent and the Foreign Collateral Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(g).

(d) With respect to any Lender, the transfer of any Revolving Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrowers) with respect to ownership of such Revolving Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Revolving Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (d). The Lender Register shall be available for the inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Facility Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding anything contained herein, no Lender may assign, sell, negotiate or otherwise transfer (a “Sale”) its Loans, LC Participations, Swing Loan Participations and/or Revolving Commitments to the Company, any other Credit Party or any Affiliate of any of the foregoing.

(g) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrowers to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(h) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 11.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, Foreign Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and the Administrative Agent, Foreign Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, Foreign Collateral Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, Foreign Collateral Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent, Foreign Collateral Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT

PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH CREDIT PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) THE ADMINISTRATIVE AGENT, FOREIGN COLLATERAL AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR THE FOREIGN COLLATERAL AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE FOREIGN COLLATERAL AGENT, EACH LENDER AND THE LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.

(e) Process Agent. Without prejudice to any other mode of service allowed under any relevant law, the Dutch Borrower and each other Credit Party organized outside the U.S. (a) irrevocably appoints CT Corporation located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in relation to any action or proceeding arising out of or relating to any Loan Documents, and (b) agrees that failure by a process agent to notify such Borrower or such Credit Party of any process will not invalidate the proceedings concerned. For purposes of clarity, nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

Section 11.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Foreign Collateral Agent, for its own account and the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document (other than the Intercreditor Agreement), the terms and provisions of this Agreement will prevail; provided that any provision of the Security Agreements which imposes additional burdens on the Company or any of its Subsidiaries or further restricts the rights of the Company or any of its Subsidiaries or gives the Administrative Agent, the Foreign Collateral Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect. To the extent that there is any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Agreement or any other Loan Document, the Intercreditor Agreement will prevail; provided that any provision of this Agreement or the Loan Documents which imposes additional burdens on the Company or any of its Subsidiaries or further restricts the rights of the Company or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights (including, without limitation, Section 7.02(k)) shall not be deemed to be in conflict or inconsistent with this Agreement or the Intercreditor Agreement and shall be given full force and effect.

Section 11.11 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver; Acceleration by Required Lenders.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrowers, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall:

(A) (1) increase the amount of the Revolving Commitment of any Lender hereunder, without the written consent of such Lender or (2) increase the Total Revolving Commitment (other than increases pursuant to Section 2.17) without the consent of all the Lenders;

(B) extend or postpone the Revolving Facility Termination Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Revolving Commitment of any Lender, without the written consent of such Lender;

(C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A) release a Borrower from any of its obligations hereunder;

(B) release a Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C) release all or any substantial portion of the Collateral, except in connection with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Revolving Commitments, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(F) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement;

(G) amend the definition of “Borrowing Base,” “Temporary Dutch Borrowing Base”, “Temporary U.S. Borrowing Base”, “Regular Dutch Borrowing Base”, “Regular U.S. Borrowing Base” or “Regular Borrowing Base” (or any of the defined terms referenced in each of the foregoing) where the amendment increases any advance rate or increases the Availability; or

(H) amend, modify or waive any provision of Section 2.07(b), Section 2.14(b) or Section 2.14(e).

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

(c) No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender.

(d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.05 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.05, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty; and (iii) the Administrative Agent and the Foreign Collateral Agent, as applicable, shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Revolving Commitments of one or more Lenders without terminating the Revolving Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f) Notwithstanding anything to the contrary contained in this Section 11.12, (x) Security Documents and related documents executed by Subsidiaries of the Borrowers in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the Foreign Collateral Agent, as applicable, and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent or the Foreign Collateral Agent, as applicable, and the Borrowers shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent, the Foreign Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g) Reserved.

Section 11.13 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrowers shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality.

(a) Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c) (v), (9) with the consent of the Borrowers, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Borrowers relating to a Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided, however, that, in the case of information received from the Borrowers after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrowers hereby agree that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrowers, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16 Limitations on Liability of the LC Issuers. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, Foreign Collateral Agent, any LC Issuer or any other Person against the Administrative Agent, Foreign Collateral Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent, Foreign Collateral Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent, Foreign Collateral Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent, Foreign Collateral Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, to any of their Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Company agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Company and its Subsidiaries, on the one hand, and the Administrative Agent, Foreign Collateral Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, Foreign Collateral Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Company and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent, Foreign Collateral Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent, Foreign Collateral Agent or any Lender or any holder of any Notes by or on behalf of the Company or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent, Foreign Collateral Agent or any Lender.

Section 11.21 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24 USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA Patriot Act.

Section 11.25 Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, the Borrowers shall promptly notify the Administrative Agent of the requirement to make such submission or filing and provide the Administrative Agent with a copy thereof.

Section 11.26 Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent or the Foreign Collateral Agent, as applicable, is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Designated Hedge Agreements, contingent indemnity obligations and obligations in respect of Letters of Credit that have been Cash Collateralized to the Administrative Agent’s or the Foreign Collateral Agent’s, as applicable, sole satisfaction) and the obligations of the Administrative Agent or the Foreign Collateral Agent, as applicable and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent or the Foreign Collateral Agent, as applicable, a written release of all claims against the Administrative Agent, the Foreign Collateral Agent and the Lenders, in form and substance satisfactory to the Administrative Agent or the Foreign Collateral Agent, as applicable, the Administrative Agent or the Foreign Collateral Agent will, at the Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s or the Foreign Collateral Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent or the Foreign Collateral Agent with respect to the Obligations.

Section 11.27 Payments Set Aside. To the extent that any Secured Creditor receives a payment from or on behalf of the Borrowers or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.28 Approved Electronic Communication System.

(a) Unless otherwise specifically identified therein, each posting to an Approved Electronic Communication System shall be deemed to be a representation and warranty by the Borrowers, and the Financial Officer submitting the information to the Approved Electronic Communication System, as of the date of such posting, of the accuracy of the information provided with respect thereto.

(b) Although the Approved Electronic Communication System is secured with generally-applicable security procedures and policies implemented or modified from time to time, the Borrowers and each other Credit Party acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and each other Credit Party hereby approves of the use of the Approved Electronic Communication System and understands and assumes the risks of using such forms of communication.

(c) The Approved Electronic Communication System is provided “as is” and “as available”. None of the Administrative Agent, the Foreign Collateral Agent or any of the Administrative Agent’s or the Foreign Collateral Agent’s affiliates, officers, directors, attorneys, agents or employees warrants the accuracy, adequacy or completeness of the Approved Electronic Communication System and each expressly disclaims any liability for errors or omissions in the Approved Electronic Communication System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or the Foreign Collateral Agent (or any of the Administrative Agent’s or the Foreign Collateral Agent’s affiliates, officers, directors, attorneys, agents or employees) in connection with the Approved Electronic Communication System.

(d) The Borrowers and each other Credit Party agree that the Administrative Agent and the Foreign Collateral Agent may, but shall not be obligated to, store information provided through the Approved Electronic Communication System in accordance with the Administrative Agent’s or the Foreign Collateral Agent’s generally-applicable document retention procedures and policies in effect from time to time.

Section 11.29 Parallel Debt.

(a) For the purpose of any Security Document expressed to be governed by Dutch law, each Dutch Credit Party hereby irrevocably and unconditionally undertakes to pay to the Foreign Collateral Agent an amount equal to the aggregate amount due by the Dutch Credit Parties in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of each of the Dutch Guarantors under this Section 11.29 is to be referred to as its “Parallel Debt”.

(b) The Parallel Debt of each of the Dutch Credit Parties will be payable in the currency or currencies of its Corresponding Obligations and will become due and payable as and when and to the extent one or more of its Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debts without any notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability to the Foreign Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Dutch Credit Party; and

(ii) each Parallel Debt represents the Foreign Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from the relevant Dutch Credit Party,

it being understood, in each case, that pursuant to this Section 11.29(c) the amount which may become payable by each of the Dutch Credit Parties as its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with its Corresponding Obligations.

(d) The Foreign Collateral Agent hereby confirms and accepts that to the extent the Foreign Collateral Agent irrevocably receives any amount in payment of a Parallel Debt, the Foreign Collateral Agent shall distribute that amount among the Foreign Collateral Agent and the Lenders that are creditors of the relevant Corresponding Obligations in accordance with Section 8.3 of the Agreement. The Foreign Collateral Agent and each Lender, hereby agrees and confirms that upon irrevocable receipt by the Foreign Collateral Agent of any amount in payment of a Parallel Debt (a “Received Amount”), the Corresponding Obligations of the relevant Dutch Credit Party towards the Foreign Collateral Agent and the Lenders shall be reduced, if necessary pro rata in respect of the Administrative Agent and each Lender individually, by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Foreign Collateral Agent and the Lenders as a payment of the Corresponding Obligations owed by the relevant Guarantor on the date of receipt by the Foreign Collateral Agent of the Received Amount.

(e) For the purpose of this Section 11.29 but subject to paragraph (d) above the Foreign Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender.

Section 11.30 Dutch Credit Party Representation. If any Dutch Credit Party is incorporated under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement deed or document referred to in or made pursuant to this Agreement it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

ARTICLE XII.

COLLECTION ALLOCATION MECHANISM

Section 12.01 Implementation of CAM.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VIII, the Lenders shall automatically and without further act be deemed to have exchanged interests in the Loans, such that in lieu of the interest of each Lender in each Loan, such Lender shall hold an interest in every one of the Loans, whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, and simultaneously with the deemed exchange of interests above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Foreign Collateral Agent pursuant to any Loan Document in respect of the Obligations relating to the Loans, and each distribution made by the Administrative Agent or the Foreign Collateral Agent pursuant to any Loan Document in respect of the Obligations in respect of the Loans, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation with respect to Loans shall be paid over to the Administrative Agent or the Foreign Collateral Agent, as applicable, for distribution to the Lenders in accordance herewith.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

NN, INC., as the U.S. Borrower

By:	/s/ James H. Dorton
Name:	James H. Dorton
Title:	Senior Vice President of Corporate Development and Chief Financial Officer

NN NETHERLANDS B.V., as the Dutch Borrower

By:	/s/ William C. Kelly, Jr.
Name:	William C. Kelly, Jr.
Title:	Director

KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, the Domestic Swing Line Lender, the U.S. LC Issuer and a Joint Lead Arranger and a Joint Book Runner

By:	/s/ Paul A. Taubeneck
Name:	Paul A. Taubeneck
Title:	Vice President

BANK OF AMERICA, N.A., as the Syndication Agent, as a Joint Lead Arranger and a Joint Book Runner, as the Foreign Collateral Agent, the Dutch Swing Line Lender and the Dutch LC Issuer

By:	/s/ Robert J. Walker
Name:	Robert J. Walker
Title:	Senior Vice President

REGIONS BANK, as a Lender

By:	/s/ Stuart A. Hall
Name:	Stuart A. Hall
Title:	Senior Vice President